Exhibit 10.2

CREDIT AGREEMENT

dated as of July 31, 2024

among

SYLVAMO CORPORATION,

as the Borrower,

COBANK, ACB,

as the Administrative Agent,

and

The Lenders Party Hereto

COBANK, ACB

and

FARM CREDIT MID-AMERICA, PCA,

as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		99

3.01	Taxes	99
3.02	Illegality	104
3.03	Inability to Determine Rates	104
3.04	Increased Costs	106
3.05	Compensation for Losses	108
3.06	Mitigation Obligations; Replacement of Lenders	108
3.07	Survival	109

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		109

4.01	Conditions of Initial Credit Extension	109
4.02	Conditions to All Credit Extensions	112

ARTICLE V. REPRESENTATIONS AND WARRANTIES		113

5.01	Existence, Qualification and Power	113
5.02	Authorization; No Contravention	113
5.03	Governmental Authorization; Other Consents	113
5.04	Binding Effect	113
5.05	Financial Statements; No Material Adverse Effect	114
5.06	Litigation	114
5.07	No Default	114
5.08	Ownership of Property; Liens	115
5.09	Environmental	115
5.10	Insurance	115
5.11	Taxes	115
5.12	ERISA Compliance	115
5.13	Subsidiaries; Guarantors; Equity Interests	116
5.14	Margin Regulations; Investment Company Act; Use of Proceeds	117
5.15	Disclosure	117
5.16	Compliance with Laws	117
5.17	Intellectual Property; Licenses, Etc.	118
5.18	Solvency	118
5.19	Casualty, Etc.	118
5.20	Labor Matters	118
5.21	Sanctions	118
5.22	Anti-Corruption Laws	119
5.23	Anti-Terrorism Laws	119
5.24	Collateral Documents	119
5.25	Affected Financial Institutions	119
5.26	Beneficial Ownership Certificate	119
5.27	Covered Entity	119
5.28	[Reserved]	119
5.29	COMI Regulation	119
5.30	Luxembourg Representations	120

ARTICLE VI. AFFIRMATIVE COVENANTS		120

6.01	Financial Statements	120
6.02	Certificates; Other Information	121
6.03	Notices	123
6.04	Payment of Obligations	123
6.05	Preservation of Existence, Etc.	124
6.06	Maintenance of Properties	124
6.07	Maintenance of Insurance	124
6.08	Compliance with Laws and Material Contracts	125
6.09	Books and Records	125
6.10	Inspection Rights	125
6.11	Use of Proceeds	125
6.12	Collateral and Guarantee Requirement; Collateral Information	125
6.13	Compliance with Environmental Laws	127
6.14	Further Assurances	127
6.15	Designation as Senior Debt	127
6.16	Approvals and Authorizations	127
6.17	Anti-Corruption Laws and Laws Relating to Sanctions	127
6.18	Designation of Unrestricted and Restricted Subsidiaries	127
6.19	Farm Credit Equity and Security	128
6.20	[Reserved]	129
6.21	Post-Closing Obligations	129
6.22	Specified Account	130

ARTICLE VII. NEGATIVE COVENANTS		130

7.01	Liens	130
7.02	Indebtedness	130
7.03	[Reserved]	137
7.04	Fundamental Changes	137
7.05	Asset Sales	138
7.06	Restricted Payments	141
7.07	Change in Nature of Business	147
7.08	Transactions with Affiliates	147
7.09	Burdensome Agreements	151
7.10	Use of Proceeds	154
7.11	Financial Covenants	154
7.12	Amendments of Certain Documents	154
7.13	Accounting Changes	155
7.14	Designation of Senior Debt	155
7.15	Sale and Leaseback Transactions	155
7.16	Sanctions	155
7.17	Anti-Corruption Laws	155

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		156

8.01	Events of Default	156
8.02	Remedies upon Event of Default	159
8.03	Application of Funds	159

ARTICLE IX. ADMINISTRATIVE AGENT		160

9.01	Appointment and Authority	160
9.02	Rights as a Lender	161
9.03	Exculpatory Provisions	161
9.04	Reliance by Administrative Agent	162
9.05	Delegation of Duties	163
9.06	Resignation of Administrative Agent	163
9.07	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	164
9.08	No Other Duties, Etc.	165
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	165
9.10	Collateral and Guaranty Matters	166
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	167
9.12	Lender ERISA Representation	168
9.13	Recovery of Erroneous Payments	169

ARTICLE X. MISCELLANEOUS		169

10.01	Amendments, Etc.	169
10.02	Notices; Effectiveness; Electronic Communications	173
10.03	No Waiver; Cumulative Remedies; Enforcement	175
10.04	Expenses; Indemnity; Limitation of Liability; Damage Waiver	175
10.05	Payments Set Aside	178
10.06	Successors and Assigns	178
10.07	Treatment of Certain Information; Confidentiality	185
10.08	Right of Setoff	185
10.09	Interest Rate Limitation	186
10.10	Integration; Effectiveness	186
10.11	Survival of Representations and Warranties, Etc.	186
10.12	Severability	187
10.13	Replacement of Lenders	187
10.14	Governing Law; Jurisdiction; Etc.	188
10.15	WAIVER OF JURY TRIAL	189
10.16	No Advisory or Fiduciary Responsibility	189
10.17	Electronic Execution; Electronic Records; Counterparts	190
10.18	USA PATRIOT Act	190
10.19	ENTIRE AGREEMENT	191
10.20	Judgment Currency	191
10.21	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	191
10.22	Acknowledgement Regarding Any Supported QFCs	192
10.23	Most Favored Lender Provisions	193
10.24	Parallel Debt	194

SCHEDULES

1.01(c)	Agreed Guarantee and Security Principles
1.01(d)	Foreign Security Documents
2.01	Commitments and Applicable Percentages
4.01	Legal Opinions
5.06	Disclosed Litigation
5.08	Mortgaged Property
5.09	Environmental Matters
5.11	Tax Matters
5.13(a)	Subsidiaries; Loan Parties
5.13(b)	Equity Interests
6.21	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06	Voting Participants as of the Closing Date

EXHIBITS

A	Form of Committed Loan Notice
B	[Reserved]
C-1	Term F Loan Note
C-2	Term F-2 Loan Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F-1 – F-4	Forms of United States Tax Compliance Certificates
G	Form of Solvency Certificate
H	[Reserved]
I	Form of Guaranty
J	Form of Perfection Certificate
K	Form of U.S. Security and Pledge Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2024 among SYLVAMO CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), and COBANK, ACB, as the Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders provide the Term F Facility and Term F-2 Facility and will use the proceeds thereof for the purposes set forth in this Agreement; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions and for the purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2021 Notes” means $450,000,000 aggregate principal amount of 7.000% senior unsecured notes due September 1, 2029 of the Borrower.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act” has the meaning specified in Section 10.18.

“Additional Lender” means, as of any date of determination, any Person (other than an existing Lender) that qualifies as an Eligible Assignee and agrees to be a Lender under this Agreement in connection with any Incremental Increase.

“Administrative Agent” means CoBank in its capacity as administrative agent under any of the Loan Documents, and any branch, office or Affiliate of it, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 7.08(a).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Guarantee and Security Principles” means the agreed guarantee and security principles set forth on Schedule 1.01(c).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“All-in Yield” means, as to any Loans of any Class, the effective yield on such loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the weighted average life to maturity of such loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such loans, but excluding (i) any arrangement, structuring, commitment, ticking, underwriting or similar fees or other fees payable in connection therewith that are not generally shared with the Lenders thereunder and (ii) any customary consent fees paid generally to consenting Lenders.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, Brazilian Federal Law No. 12,846, of August 1, 2013 (as amended from time to time), and other similar anti-bribery or anti-corruption laws or regulations in other jurisdictions.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom or European Union relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Authority” means any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Percentage” means (a) in respect of the Term F Facility, with respect to any Term F Lender at any time, the percentage (carried out to the ninth decimal place) of the Term F Facility represented by (i) on the Closing Date, such Term F Lender’s Term F Commitment at such time, subject to adjustment as provided in Section 2.17 and (ii) thereafter, the principal amount of such Term F Lender’s Term F Loans at such time and (b) in respect of the Term F-2 Facility, with respect to any Term F-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term F-2 Facility represented by (i) on the Closing Date, such Term F-2 Lender’s Term F-2 Commitment at such time subject to adjustment as provided in Section 2.17, (ii) during the Availability Period, but after the Closing Date, such Term F-2 Lender’s remaining unused Term F-2 Commitment at such time together with the principal amount of such Term F-2 Lender’s Term F-2 Loans at such time, in each case, subject to adjustment as provided in Section 2.17 and (iii) after the making of the Delayed Draw Term F-2 Loan, the principal amount of such Term F-2 Lender’s Term F-2 Loans at such time. If the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments. As of the Closing Date, the initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or, in each case, in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date, the applicable percentage per annum set forth below in Pricing Level 2 and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Term F Loan - Term SOFR Loans	Term F Loan - Base Rate Loans	Term F-2 Loan - Term SOFR Loans	Term F-2 Loan - Base Rate Loans	Commitment Fee
1	≥ 2.75:1.00	2.000%	1.000%	2.400%	1.400%	0.275%
2	< 2.75:1.00, but ≥ 1.00:1.00	1.750%	0.750%	2.150%	1.150%	0.250%
3	< 1.00:1.00	1.750%	0.750%	2.025%	1.025%	0.225%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means each of the Grand Duchy of Luxembourg, Brazil, the Republic of Finland, and Sweden. In addition, the Kingdom of Belgium shall become an Approved Jurisdiction if, at the end of any fiscal quarter of the Borrower, the aggregate value of the consolidated total assets of the Borrower’s direct or indirect Restricted Subsidiaries that are organized in the Kingdom of Belgium (excluding Equity Interests in Subsidiaries), as set forth on the consolidated balance sheet of the Borrower for such fiscal quarter, exceeds $25,000,000.

“Arranger” means each of (a) CoBank, and (b) FCMA, in each case, in its capacities as a joint lead arranger and a joint bookrunner.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Leaseback Transaction) of the Borrower or any Restricted Subsidiary; or

(2) the issuance or sale of Equity Interests (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions)

(each of the foregoing referred to in this definition as a “disposition”; “dispose” has a meaning correlative thereto). For the avoidance of doubt, the unwinding of Swap Contracts or Permitted Bond Hedge Transactions shall not be deemed to constitute an Asset Sale.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower as of December 31, 2023, and the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity for the fiscal year then ended, including the related notes thereto.

“Availability Period” means in respect to each Class of the Term F-2 Facility, the period from and including the Closing Date to the earliest of (i) September 30, 2024, (ii) the date of termination of all of the Term F-2 Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Term F-2 Lender to make Term F-2 Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) Term SOFR (calculated in accordance with clause (b) of the definition of “Term SOFR”) plus 1.00%. Any change in the Prime Rate, the Federal Funds Rate or Term SOFR shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” has the meaning specified in Section 1.14(h).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is owned or managed by a single entity, the board of directors or managers, sole member or managing member or other governing body of such entity) or any duly authorized committee thereof.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Borrowing.

“Brazil Payment Agreement” means the Brazil Payment Agreement among certain Subsidiaries and certain Subsidiaries of IP with respect to required payments in the event of any sale of Brazilian forest lands by the Borrower or any of its Affiliates as described in the Form 10.

“Brazil Receivables Factoring Program” means Qualified Receivables Factoring related to Receivables Assets of one or more Restricted Subsidiaries organized under the Laws of Brazil; provided that the aggregate amount of Indebtedness (other than Standard Securitization Undertakings) outstanding at any time thereunder shall not exceed the greater of (x) 150,000,000 Brazilian Real and (y) 1.5% of Total Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease (and, for the avoidance of doubt, not a straight-line operating lease) that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(1) Dollars, Canadian dollars, Japanese yen, Sterling, Euro or the national currency of any participating member state of the European Union (as it is constituted on the Closing Date), Australian dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any lender under this Agreement or any other commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrower) rated at least “P-2” or “A-2” or the equivalent thereof by either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition, and commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any such Lender;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250,000,000;

(8) investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide cash management or treasury management services, including depository, overdraft, credit, purchasing or debit card, cash sweeps, ACH, zero balance, interstate depository network, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that either (a) is a party to or provider of any Cash Management Agreement with the Borrower or any of its Subsidiaries at the time it (or its Affiliate) becomes a Lender or Voting Participant (including on the Closing Date) or (b) at the time it enters into or provides a Cash Management Agreement, is the Administrative Agent, a Lender, a Voting Parting or an Affiliate of the Administrative Agent, Voting Participant or a Lender, in each case in its capacity as a party to such Cash Management Agreement.

“Cashless Roll Agreement” means that certain Prepayment Notice and Cashless Roll Agreement dated as of the Closing Date by and among (a) the Borrower, (b) the Pro Rata Credit Agreement Agent, (c) FCMA, as the sole Term F Lender (as defined in the Pro Rata Credit Agreement) immediately prior to the Closing Date, (d) FCMA, as the sole Term F Lender and sole Term F-2 Lender hereunder as of the effectiveness of this Agreement on the Closing Date, and (e) the Administrative Agent.

“CFC” means a Person that is a controlled foreign corporation under Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a) an event or series of events by which any “person” or “group” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock representing 35% or more of the voting power of all Voting Stock of the Borrower; or

(b) (i) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, to any “person” or “group” or (ii) the merger, amalgamation or consolidation of the Borrower with another Person; provided that a transaction where the holders of all classes of Voting Stock of the Borrower immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all the Voting Stock of the transferee person or group (in the case of clause (i)) or the Person surviving such merger, amalgamation or consolidation (in the case of clause (ii)), immediately after such transaction shall not be a Change of Control pursuant to this clause (b), so long as the Borrower shall have provided not less than five (5) Business Days’ notice to the Administrative Agent of any such transaction, and the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply any documentation and other information as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied (1) it has complied with the results of all necessary “know your customer” and anti-money laundering rules and regulations, including pursuant to the Act and the Beneficial Ownership Regulation and (2) the Borrower continues to qualify as a directly eligible borrower of the Farm Credit Lenders then party to this Agreement (or, if applicable, replacement Farm Credit Lenders who have agreed to purchase the outstanding Loans and Commitments of such existing Farm Credit Lenders in accordance with the assignment provisions of Section 10.06(b)); or

(c) a “change of control” or any comparable term under, and as defined in, the indenture governing the 2021 Notes, any of the Pro Rata Credit Agreement Documents or any agreement governing any other Material Indebtedness of the Borrower or any of its Restricted Subsidiaries.

As used in this definition, the terms “person” and “group” shall have the meanings as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. Notwithstanding the foregoing: (A) the transfer of assets between or among the Restricted Subsidiaries and the Borrower shall not itself constitute a Change of Control; and (B) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement so long as such person or group does not have the right to control the voting of such securities prior to the consummation of such transactions.

“Class” means (i) with respect to any Commitment, its character as a Term F Commitment, Term F-2 Commitment, a commitment in respect of Incremental Term Loans (or a commitment with respect to any extended Incremental Term Loans), a commitment in respect of Extended Term F Loans, a commitment in respect of Term F-2 Loans or a commitment in respect of Permitted Refinancing Term Loans (whether established by way of new Commitments or by way of conversion or extension of existing Commitments or Loans) designated as a “Class” in a Credit Extension Amendment and (ii) with respect to any Loan or Borrowing, whether such Loans or the Loans comprising such Borrowing is a Term F Loan, Term F-2 Loan, an Extended Term F Loan, an Extended Term F-2 Loan, an Incremental Term Loan (or an extended Incremental Term Loan) or a Permitted Refinancing Term Loan (whether made pursuant to new Commitments or by way of conversion or extension of existing Loans) designated as a “Class” in an Credit Extension Amendment. Commitments or Loans that have different maturity dates, pricing (other than upfront fees and other similar fees) or other terms shall be designated separate Classes.

“Closing Date” means July 31, 2024.

“Closing Date Refinancings” means, collectively, the transactions pursuant to which, on (or substantially simultaneously with the occurrence of) the Closing Date: (a) the Borrower shall have paid all accrued and unpaid fees owing to the lenders under the Pro Rata Credit Agreement immediately prior to the Closing Date; (b) the Borrower shall have repaid $36,250,000 of the Pro Rata Credit Agreement Term A Loan; (c) all amounts outstanding with respect to the “Term F Facility” (as defined in the Pro Rata Credit Agreement immediately prior to the Closing Date) shall have been refinanced in full and all commitments with respect thereto shall have been terminated via the “cashless roll” exchange mechanism described in the Cashless Roll Agreement; and (d) the maturity date under the Qualified Receivables Financing entered into in connection with that certain Receivables Financing Agreement, dated as of September 30, 2022 (such facility, the “PNC Receivables Facility”), by and among the Subsidiaries party thereto, the lenders party thereto, PNC Bank, National Association, as administrative agent, and PNC Capital Markets, LLC, as structuring agent, shall have been extended.

“Closing Date Term F-2 Loan” has the meaning specified in Section 2.01(b).

“CME” means CME Group Benchmark Administration Limited.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties or, where applicable under foreign law, in favor of the Secured Parties. Notwithstanding anything in the Loan Documents to the contrary, the term “Collateral” shall not include any Excluded Assets.

“Collateral and Guarantee Requirement” means, at any relevant time of determination, subject to (x) in the case of Foreign Obligors, the Agreed Guarantee and Security Principles and (y) with respect to the matters specified therein, Schedule 6.21, any or all of the following (as applicable):

(a) each Domestic Subsidiary and each Foreign Subsidiary that is organized in an Approved Jurisdiction (other than Excluded Subsidiaries) shall have executed and delivered to the Administrative Agent (i) a Guaranty, and (ii) the Pari Passu Intercreditor Agreement (or, in the case of any such Person that becomes a Guarantor after the Closing Date, otherwise become a party thereto pursuant to any supplement or joinder to the Pari Passu Intercreditor Agreement as required by the terms thereof);

(b) (i) each Loan Party shall have executed and delivered to the Administrative Agent the U.S. Security and Pledge Agreement and/or other applicable Collateral Documents and (ii) the Obligations shall have been secured by a valid Lien on (A) in the case of Loan Parties that are Domestic Subsidiaries, all or substantially all of the assets of such Loan Parties (other than to the extent constituting Excluded Assets), (B) in the case of Foreign Obligors, such assets as are required to be pledged in accordance with the Agreed Guarantee and Security Principles and (C) Equity Interests owned by the Loan Parties (other than to the extent constituting Excluded Assets or, in the case of Equity Interests owned by a Foreign Obligor to the extent excluded pursuant to the Agreed Guarantee and Security Principles);

(c) to the extent required to be delivered pursuant to the terms of the applicable Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Secured Parties’ security interest in such Collateral;

(d) with respect to each Mortgaged Property, the applicable Loan Party shall have executed and delivered to the Administrative Agent:

(i) a Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by the applicable Loan Party and otherwise in form for recording in the local recording office where such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon;

(ii) a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property and in an amount not less than the Fair Market Value of such Mortgaged Property as reasonably determined by the Borrower, which Title Policy shall be issued by a nationally-recognized title insurance company selected by the applicable Loan Party (the “Title Company”) and include such endorsements that are available in the applicable jurisdiction as may reasonably be requested by the Administrative Agent and contain no other exceptions to title other than Permitted Liens;

(iii) opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of each such Mortgage and customary related matters and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due execution and delivery of each such Mortgage, each in form and substance reasonably acceptable to the Administrative Agent;

(iv) a survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto (if available) or (B) otherwise acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto (if available); provided, further, that the Administrative Agent may waive the delivery of a Survey (and any other requirements set forth herein that the applicable Loan Party is unable to execute and deliver to the Administrative Agent as a result of such waiver) for that certain Mortgaged Property located in Eastover, South Carolina if the delivery of a Survey would be commercially impracticable; and

(v) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination and, if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto together with a copy of an insurance policy or a certificate of insurance and a declaration page relating thereto showing coverage for flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as lenders’ loss payee/mortgagee, (C) identify the address of each property located in a special flood hazard area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(e) all (i) certificates (including certificates representing Equity Interests and powers in blank with respect thereto, subject to clause (b) of this definition), agreements, documents and instruments and other actions, including UCC financing statements, required by the Collateral Documents or reasonably requested by the Administrative Agent to be filed, delivered, registered, recorded or taken to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by the Collateral Documents or reasonably requested by the Administrative Agent, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording and (ii) any Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid; and

(f) in the case of any of the foregoing executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received documents, Organization Documents, certificates, resolutions and opinions of the type referred to in Section 4.01(a)(iii), (iv) and (v) of this Agreement (as in effect on the Closing Date) with respect to each such Person and its Guarantee and/or provision and perfection of Collateral;

provided that (x) the Collateral shall not include any Excluded Assets or any assets of Foreign Obligors that are not required to be pledged in accordance with the Agreed Guarantee and Security Principles and (y) the Collateral and Guarantee Requirement shall not require (i) deposit or security account control agreements or control, lockbox or similar arrangements (other than the Specified Account Agreement), unless otherwise provided by the Agreed Guarantee and Security Principles; (ii) any notices to be sent to account debtors or other contractual third parties (other than during the continuance of an Event of Default), unless otherwise provided by the Agreed Guarantee and Security Principles; (iii) any landlord or bailee waivers; (iv) certificated Equity Interests in pledged Foreign Subsidiaries (unless such Equity Interests are pledged under a Foreign Security Document) to be delivered for possession if the Administrative Agent and the Borrower reasonably determine that the cost of such delivery for possession exceeds the practical benefit to the Lenders afforded thereby, unless required by the Agreed Guarantee and Security Principles or (v) in the case of assets of any Foreign Subsidiary, or Equity Interests issued by any Foreign Subsidiary, such other action as are expressly specified as not required to be taken in the Agreed Guarantee and Security Principles (any perfection actions not required to be taken pursuant to clause (y) of this proviso shall be referred to as “Excluded Perfection Actions”). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date).

“Collateral Documents” means, collectively, the U.S. Security and Pledge Agreement, the Foreign Security Documents, the Intellectual Property Security Agreements, the Mortgages, the Specified Account Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.

“COMI Regulation” has the meaning specified in Section 5.29.

“Commitment” means a Term F Commitment or a Term F-2 Commitment, as the context may require. For the avoidance of doubt, where applicable, a reference to a “Commitment” shall include a commitment in respect of Extended Term F Loans, Extended Term F-2 Loans, a commitment in respect of Incremental Term Loans (or a commitment with respect to any extended Incremental Term Loans), a commitment in respect of Permitted Refinancing Term Loans.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to another Type, or (c) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted (or, in the case of clauses (7) and (9) below, not included) in calculating such Consolidated Net Income for such period, the sum of:

(1) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, or local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period including taxes reimbursed to IP pursuant to the Tax Matters Agreement;

(2) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (or minus any net gains thereon to the extent included in calculating such Consolidated Net Income for such period), amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including Consolidated Interest Expense of, and purchase discount fees in respect of, any Receivables Financing incurred by such Person and its Restricted Subsidiaries for that period);

(3) depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(4) any extraordinary, unusual or non-recurring expenses or losses (including fees, expenses and charges (and amortization thereof) associated with the Transactions), losses on sales of accounts receivable pursuant to a Receivables Financing, and restructuring and integration costs (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of such Person) or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses;

(5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(6) transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including any other transactions in connection therewith and any reorganization expenses, those relating to the transactions contemplated hereby, and those payable in connection with the sale of Equity Interests, the incurrence of Indebtedness permitted by Section 7.02, transactions permitted by Section 7.04, Asset Sales permitted by Section 7.05 or any Investment permitted by Section 7.06);

(7) the amount of cost savings and other operating improvements and synergies projected by such Person in good faith to be realized as a result of any acquisition or Asset Sale (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Asset Sale, or from any operational change taken or committed to be taken during such period (in each case calculated on a Pro Forma Basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that such cost savings, operating improvements and synergies are reasonably anticipated to result from any action taken or expected to be taken within 18 months following such acquisition, disposition or operational change; provided, further, that the aggregate amount of adjustments in respect of synergies, cost savings and other operating improvements, when aggregated with the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements pursuant to the proviso to this definition, shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to such synergies, cost savings and other operating improvements for such period;

(8) cash expenses relating to earnouts and similar obligations;

(9) to the extent not otherwise included in Consolidated Net Income, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within one year from the date of the underlying loss (it being understood that (x) to the extent not actually received within such year, such proceeds shall be deducted in calculating Consolidated EBITDA for the applicable period and (y) to the extent received in a subsequent period, such amount shall not be added in calculating Consolidated EBITDA in such subsequent period)); and

(10) any extraordinary, unusual or nonrecurring, exceptional, special or infrequent gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions (other than for the avoidance of doubt interest incurred on Indebtedness Incurred pursuant to the Transactions) or any acquisition, merger or consolidation, whether or not completed), any severance (which, for the avoidance of doubt, shall include retention, integration or excess pension or other excess charges), relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses (whether or not classified as restructuring costs, charges or expenses on the consolidated financial statements of such Person), any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(11) the amount of any loss attributable to non-controlling interests;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a) any extraordinary, unusual or non-recurring income or gains; and

(b) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;

provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Borrower or any of the Restricted Subsidiaries during such period and including any synergies, cost savings and other operating improvements to the extent reasonably anticipated to result from any action taken or expected to be taken within 18 months following such acquisition, disposition or operational change, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) (provided that the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements, when aggregated with the aggregate amount of adjustments in respect of pro forma synergies, cost savings and other operating improvements pursuant to clause (7) above, shall not exceed 15% of Consolidated EBITDA for such period prior to giving effect to such pro forma synergies, cost savings and other operating improvements for such period) and (B) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Borrower or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Asset Sale or such designation, as the case may be, occurred on the first day of such period).

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capitalized Leases) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from clients), in each case determined in accordance with GAAP plus (ii) any one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the initial issuance or any amendment of any Indebtedness. Unless otherwise qualified, all references to “Consolidated Interest Expense” in this Agreement shall refer to Consolidated Interest Expense of the Borrower.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) attributable to such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded:

(1) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries,

(2) the income (or loss) of any Person that is not a Restricted Subsidiary (including any income (or loss) from investments recorded in such Person under the equity method of accounting), except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions or other payments (which dividends and distributions or other payments shall be included in the calculation of Consolidated Net Income),

(3) solely for purposes of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Available Amount,” any income (but not loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause),

(4) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Swap Contracts,

(5) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(6) any extraordinary gain or loss for the Borrower and its Restricted Subsidiaries for such period,

(7) the cumulative effect of a change in accounting principles,

(8) any unrealized gains or losses in respect of Swap Contracts,

(9) any unrealized foreign currency transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(10) (i) any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards and (ii) expenses related to non-cash compensation related expenses,

(11) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(12) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(13) to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses, charges or losses with respect to liability or casualty events,

(14) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with any acquisition permitted by Section 7.06, to the extent actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be indemnified or reimbursed by the insurer or applicable third party and such amount is not denied by the applicable insurer or third party in writing within 180 days and is indemnified or reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period)), and

(15) the tax impact, if applicable, of the exclusion of any item pursuant to the foregoing clauses (1) through (14).

Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower.

“Consolidated Senior Secured Indebtedness” means, at any time, without duplication, the aggregate principal amount of all Consolidated Total Indebtedness and any Ratio Tested Committed Amount that, in each case, is either (x) except for purposes of calculating the amount of Indebtedness that can be issued pursuant to the Incremental Ratio Amount, secured by a Lien (other than Liens consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date or (y) solely for purposes of calculating the amount of Indebtedness that can be Incurred pursuant to the Incremental Ratio Amount as of such date, Incurred pursuant to the Incremental Ratio Amount.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period; provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness that is secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries Incurred on the date of determination as Incurred (A) in part as Ratio Debt and/or pursuant to the Incremental Ratio Amount and (B) in part pursuant to one or more other clauses of Sections 7.01 and 7.02 that do not require compliance with a financial ratio or test (including the Consolidated Senior Secured Leverage Ratio) (as provided in Section 7.02(c)(x)), any calculation of Consolidated Senior Secured Indebtedness pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge of Consolidated Senior Secured Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause specified in clause (B) above.

“Consolidated Tax Payments” has the meaning specified in Section 7.08(c)(xv).

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any acquisition or similar Investment), consisting of Indebtedness for borrowed money, obligations in respect of all drawn and unreimbursed letters of credit, Capitalized Leases, purchase money Indebtedness and debt obligations evidenced by promissory notes or similar instruments and any Ratio Tested Committed Amount.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Adjustment Date” means the earliest of: (i) the date on which (x) a court of competent jurisdiction has issued a final, non-appealable determination with respect to the Specified Disclosed Litigation (including as a result of a decision by the Borrower or any of its Subsidiaries not to pursue an available appeal) and (y) any taxes, interest, penalties and governmental court charges (including any judgment in respect of such amounts) payable by the Borrower or any of its Subsidiaries (the “Specified Disclosed Litigation Payable Amount”) as a result of such determination have been satisfied in full; (ii) the date on which Governmental Authorities in Brazil irrevocably abandon and relinquish, or otherwise irrevocably cease to pursue, the Specified Disclosed Litigation; and (iii) the date on which (x) the Borrower or any of its Subsidiaries has settled the Specified Disclosed Litigation (including by becoming party to an applicable amnesty program) and (y) any amounts payable by the Borrower or any of its Subsidiaries (the “Specified Disclosed Litigation Settlement Amount”) pursuant to the settlement agreement have been satisfied in full; provided that, in the case of clauses (i) and (iii), (A) IP has satisfied in full its obligation to reimburse/indemnify the Borrower in accordance with the provisions of the Tax Matters Agreement and (B) any Liens placed on the assets of the Borrower or any of its Restricted Subsidiaries by the Governmental Authorities in Brazil relating to the Specified Disclosed Litigation have been released.

“Credit Extension” means a Borrowing.

“Credit Extension Amendment” means (i) any Permitted Refinancing Amendment and (ii) an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment or an amendment and restatement of this Agreement) providing for any Incremental Term Loans (or extended Incremental Term Loans), Extended Term F Loans, Extended Term F-2 Loans or Incremental Increases which shall be consistent with the applicable provisions of this Agreement (including the definition of “Class”) relating to Incremental Term Loans (or extended Incremental Term Loans), Permitted Refinancing Term Loans, Extended Term F Loans, Extended Term F-2 Loans or Incremental Increases, as applicable, and otherwise reasonably satisfactory to the Administrative Agent and the Borrower. Each Credit Extension Amendment shall be executed by the Administrative Agent, the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender not specified in the applicable Section of this Agreement), but shall not effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to Section 10.01 unless such consents have been obtained. Any Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 4.02 and certificates confirming satisfaction of conditions consistent with Section 4.01 of this Agreement (as in effect on the Closing Date), all to the extent reasonably requested by the Administrative Agent or the other parties to such Credit Extension Amendment.

“Cumulative Available Amount” means, as of any date of determination, an amount (which shall not be less than zero) equal to the sum (without duplication) of:

(1) (x) $250,000,000 plus (y) 50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of determination, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit, plus

(2) 100.0% of the aggregate net cash proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Borrower after the Closing Date from the issue or sale of Qualified Equity Interests of the Borrower, including such Qualified Equity Interests issued upon exercise of warrants or options, plus

(3) 100.0% of the aggregate amount of contributions to the capital (other than Disqualified Stock) of the Borrower received in cash and the Fair Market Value of assets (other than cash) after the Closing Date, plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary) issued after the Closing Date that, in each case, has been converted into or exchanged for Qualified Equity Interests in the Borrower, plus

(5) 100.0% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Borrower or any Restricted Subsidiary from:

(a) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made after the Closing Date by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than to the extent the Restricted Investment was made pursuant to Section 7.06(b)(vi)), or

(b) the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents) after the Closing Date, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.06(b)(vi) or constituted a Permitted Investment.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial reorganization (recuperação judicial) or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, as applicable, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Term F-2 Loan” has the meaning specified in Section 2.01(b).

“Designated Jurisdiction” means any country or territory that is, or whose government is, the subject of any Sanction broadly prohibiting exports to, imports from or dealings with such government, country or territory or persons located or resident in such country or territory.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.

“Disclosed Litigation” means litigation disclosed in the Form 10 and any other litigation disclosed on Schedule 5.06.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Equity Interests of the Borrower or any options, warrants or other rights in respect of such Equity Interests.

“disposition” or “dispose” has the meaning specified in the definition of “Asset Sale.”

“Disqualified Lender” means, on any date, (a) any Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Lender” by written notice to the Administrative Agent (specifying such Person by legal name) not less than 2 Business Days prior to such date, and (b) any Affiliates of any such entities identified under clause (a) of this definition that are either (i) clearly identifiable as Affiliates on the basis of such Affiliate’s legal name or (ii) identified in writing by legal name in a written notice to the Administrative Agent and the Lenders not less than 2 Business Days prior to such date; provided that “Disqualified Lenders” shall exclude (x) any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent and the Lenders from time to time and (y) any bona fide debt fund or investment vehicle of any Competitor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, fixed-income instruments, bonds and similar extensions of credit in the ordinary course of business with separate fiduciary duties to investors in such fund or vehicle.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Equity Interests convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary; provided that any such conversion or exchange shall be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable; or

(c) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of the foregoing clauses (a), (b) and (c), on or prior to the date that is 91 days after the latest Maturity Date then in effect (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof); provided that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interest upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the latest Maturity Date (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof), shall not constitute

Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the provisions of Section 7.05 or Section 8.01(k) to the Lenders; provided that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Restricted Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests (other than Disqualified Stock) shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, using any reasonable method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, a State thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 10.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” has the meaning assigned to such term by 15 U.S.C. § 7006, as it may be amended from time to time.

“Electronic Signature” has the meaning assigned to such term by 15 U.S.C. § 7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Lender is subject to Section 10.06 (g).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including the common law), regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization from a governmental agency required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that, for all purposes other than Section 7.06 and the definition of “Restricted Payments”, Equity Interests shall exclude (in each case prior to conversion or settlement into Equity Interests) debt securities convertible into Equity Interests (irrespective of whether required to be settled in or converted into Equity Interests or cash) prior to such conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 430 or 432 of the Code or Section 303 or 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means the following with respect to assets of Loan Parties organized in a jurisdiction in the United States: (i) (A) any fee-owned real property with a Fair Market Value less of less than $10,000,000 (unless a security interest in such real property can be perfected by a general filing or without additional perfection steps), (B) any fee-owned real property located in the State of New York as of the Initial Pro Rata Funding Date and, with respect to any fee-owned real property located in the State of New York acquired after the Closing Date, so long as the recording of a mortgage thereon would require a mortgage recording tax in excess of $2,000,000 (in each case, unless a security interest in such real property can be perfected by a general filing or without additional perfection steps) and (C) any leasehold interests in real property (unless a security interest in such leasehold interest can be perfected by a general filing or without additional perfection steps); (ii) assets of a Loan Party the pledge of or security interest in which is prohibited by any law, rule or regulation applicable to such Loan Party; (iii) Equity Interests in any Person that is not a Subsidiary to the extent that a Lien thereon is prohibited by or requires the consent (other than of a Loan Party or any of their Affiliates) under the Organization Documents or joint venture documents of such Person and such consent has not been obtained (with no obligation to seek any such consent); (iv) solely to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower, any voting Equity Interests constituting more than 65% of the voting Equity Interests in any first-tier subsidiary of any Loan Party that is (A) a CFC that is not organized in an Approved Jurisdiction or (B) a Foreign Holding Company; (v) any of the Equity Interests of Subsidiaries that are held by any (A) CFC that is not organized in an Approved Jurisdiction or (B) Foreign Holding Company; (vi) assets to the extent a security interest in such assets would result in material adverse tax consequences or material adverse regulatory consequences to the Borrower and its Restricted Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), in each case as reasonably determined by the Borrower, other than an adverse tax consequence under Section 956 of the Code attributable to assets of a Loan Party organized in an Approved Jurisdiction; (vii) any lease, license, contract, or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary thereof); (viii) any Equity Interests in a public company to the extent the grant thereof, after giving effect to applicable safe harbors and other exceptions, would violate applicable U.S. margin regulations; (ix) any accounts used solely as (A) payroll accounts, (B) employee wage and benefit accounts, (C) withholding tax accounts, (D) escrow accounts, or fiduciary or trust accounts maintained solely for the benefit of a Person that is not a Loan Party and (E) accounts into which are deposited solely collections or proceeds of Receivables Assets subject to a Receivables Financing permitted under this Agreement that does not permit any other Liens on such account; (x) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the costs of obtaining, perfecting or maintaining a security interest in such assets exceeds the Fair Market Value thereof (which Fair Market Value shall be determined by the Borrower in its reasonable judgment) or the practical benefit to the Lenders afforded thereby; (xi) motor vehicles and other assets to the extent perfection must be obtained through notation on a certificate of title (other than to the extent a security interest therein can be perfected by filing a UCC-1 or similar filings under applicable law, or without additional perfection steps), letter of credit rights (other than to the extent a security interest therein can be perfected by filing a UCC-1 or similar filings under applicable law, or without additional perfection steps) and commercial tort claims other than Material Commercial Tort Claims; (xii) any cash collateral provided to third parties (including sureties) in the ordinary course of business to the extent the agreements governing such Permitted Lien do not permit any other Liens thereon; (xiii) any intent-to-use trademark application filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (xiv) any property and assets the pledge of which would violate applicable Law or any contract binding on such property or asset at the time of acquisition thereof and not entered into in contemplation of such acquisition, or require any contractual third party consent thereunder or governmental consent, approval, license or authorization; (xv) [reserved]; (xvi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (xvii) any Equity Interests in any Subsidiary that is a not for profit entity so long as such Subsidiary continues to be a not for profit entity; and (xviii) any Receivables Assets that are sold or factored pursuant to a Receivables Financing or a Factoring Transaction, in each case permitted by this Agreement; and (xix) Farm Credit Equities; provided that the exceptions in clauses (ii), (iii), (vii), (xiv) and (xvi) above shall apply only to the extent, and for so long as, such prohibition, requirement or restriction described therein is effective after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law and shall not apply to proceeds and receivables of the assets subject to the prohibition, requirement or restriction described in such clauses (unless otherwise excluded under any other clause of this definition).

“Excluded Perfection Actions” has the meaning specified in the proviso to the definition of “Collateral and Guarantee Requirement.”

“Excluded Subsidiary” means (a) any Foreign Holding Company, (b) any Subsidiary that is not a direct or indirect Wholly-Owned Subsidiary of the Borrower, (c) any Immaterial Subsidiary, (d) any CFC (other than a CFC that is organized in an Approved Jurisdiction), and any Subsidiary that is a direct or indirect Subsidiary of a CFC (other than a CFC that is organized in an Approved Jurisdiction), (e) any Subsidiary that is prohibited by applicable Law or contract (with respect to any such contractual restriction, only to the extent existing on the Initial Pro Rata Funding Date or the date on which the applicable Person is acquired (and not created in contemplation of such acquisition)) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (f) any bankruptcy remote special purpose receivables entity or captive insurance company designated by the

Borrower and permitted hereunder, (g) each Unrestricted Subsidiary, (h) any Subsidiary that is a not-for-profit entity so long as such Subsidiary continues to be a not-for-profit entity, (i) any Foreign Subsidiary that is formed or acquired after September 13, 2021 that is not required to provide a Guaranty as contemplated by the Agreed Guarantee and Security Principles and (j) any other Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost or burden of providing a Guaranty outweighs the benefit afforded thereby; provided that in no event shall any Subsidiary that (but only for so long as it) guarantees (or is a borrower or issuer in respect of) the 2021 Notes, the Secured Pro Rata Credit Agreement Obligations, or any other Material Indebtedness of any Loan Party be an Excluded Subsidiary (it being understood, that if a Subsidiary referred to in this proviso is organized in a jurisdiction that is not an Approved Jurisdiction, solely with respect to such Subsidiary for purposes of the definitions of “Excluded Assets,” “Excluded Subsidiary” and “Foreign Holding Company” the jurisdiction of organization of such Subsidiary shall be treated as an Approved Jurisdiction).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) or 3.01(g), (d) any Taxes imposed pursuant to FATCA and (e) any amount of Tax to be withheld in Luxembourg under the law of 23 December 2005, as amended, introducing a withholding tax on interest payments made by a Luxembourg paying agent to individual beneficial owners resident in Luxembourg.

“Existing Bilateral Letters of Credit” means the Existing BNP Bilateral Letter of Credit and the SMBC Bilateral Letter of Credit.

“Existing BNP Bilateral Letter of Credit” means that certain GARANTIE AUTONOME A PREMIERE DE-MANDE N° 306386/21, dated March 2, 2021 issued by BNP Paribas naming SVD 87 as beneficiary, as the same may be amended, modified, restated or supplemented from time to time; provided that the aggregate face amount shall not exceed €50,000,000 at any time (including after giving effect to any automatic increases).

“Extended Term F Loans” has the meaning specified in Section 10.01.

“Extended Term F-2 Loans” has the meaning specified in Section 10.01.

“Extraordinary Receipt” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any taking or condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, excluding any proceeds received by any Person in respect of any third-party claim against such person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto in each case in excess of $2,500,000.

“Facility” means the Term F Facility or the Term F-2 Facility, as the context may require, and includes any additional Class of Loans or Commitments established by a Credit Extension Amendment.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) Obligations under Secured Cash Management Agreements and Secured Hedge Agreements).

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) through (3) of the definition of “Receivables Subsidiary.”

“Fair Market Value” means, with respect to any asset or property on any date of determination, the value of the consideration obtainable in a sale of such asset or property in an arm’s-length transaction between a willing seller and a willing buyer (as determined in good faith by the Borrower, whose determination will be conclusive for all purposes under this Agreement).

“Farm Credit Equities” has the meaning specified in Section 6.19(a).

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCMA” means Farm Credit Mid-America, PCA.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (i) the engagement letter, dated June 14, 2024 between the Borrower and CoBank, (ii) each fee letter related to this Agreement or one or more Facilities hereunder between the Borrower and an Arranger (and/or any Affiliate thereof) and (iii) each separate written agreement between the Borrower and the applicable party described in Section 2.03(j).

“Financial Covenants” means the covenants set forth in Section 7.11, as such Section is in effect from time to time.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Holding Company” means any Subsidiary that has no material assets other than Equity Interests (or Equity Interests and debt) of one or more Foreign Subsidiaries that are CFCs (other than Foreign Subsidiaries organized in an Approved Jurisdiction).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by the Borrower or any Subsidiary for the benefit of employees of the Borrower or any Subsidiary employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any Subsidiary, or the imposition on the Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Security Documents” means the documentation set forth on Schedule 1.01(d) and the other security agreement, pledge agreement, document or instrument that creates or purports to create a Lien favor of the Administrative Agent for the benefit of the Secured Parties or, if applicable, the Secured Parties, with respect to the assets of a Foreign Obligor or Equity Interests issued by a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Form 10” means the registration statement on Form 10, including the exhibits and the accompanying information statement included therewith, filed by the Borrower with the SEC in connection with the Spin-Off, as most recently amended prior to September 13, 2021.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a funding indemnity letter in a form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), other than a Lien of the type permitted by clauses (17) and (24) of the definition of “Permitted Liens”. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. The term “Guarantee” shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, (ii) any obligation to the extent it is payable only in any Equity Interest (excluding Disqualified Stock) issued by the Borrower and (iii) any Lien on the Equity Interests of a Joint Venture securing Joint Venture Debt.

“Guarantors” means (a) as of the Closing Date, each of the Subsidiaries indicated as a Guarantor on Schedule 5.13(a) and (b) any other Subsidiary that executes a joinder to the Guaranty in accordance with the provisions of this Agreement, and, in each case, their respective successors and assigns, until such Person has been released from the Guaranty in accordance with the provisions of this Agreement.

“Guaranty” means that certain Guaranty Agreement, dated as of the Closing Date, by the Borrower and the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit I, and including as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent, and any other document pursuant to which any Person Guarantees any portion of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polyfluoroalkyl and perfluoroalkyl substances, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that either (a) is a party to a Swap Contract permitted under Article VI or VII at the time it (or its Affiliate) becomes a Lender, Voting Participant or the Administrative Agent (including on the Closing Date) or (b) at the time it enters into a Swap Contract permitted under Article VI or VII, is the Administrative Agent, a Lender, a Voting Participant or an Affiliate of the Administrative Agent, Voting Participant or a Lender, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means as of any date, any Restricted Subsidiary that, together with its Subsidiaries, (a) has assets having an aggregate book value, as of the end of the most recently ended fiscal year of the Borrower, of less than 5.0% of the consolidated total assets of the Borrower as of such date and (b) accounted for less than 5.0% of the consolidated revenues of the Borrower for the most recently ended fiscal year of the Borrower, in each case, as determined pursuant to the most recently delivered financial statements of the Borrower delivered after the Closing Date pursuant to Section 6.01(a) or (b); provided that (i) Immaterial Subsidiaries, together with their Subsidiaries, taken as a whole, shall (x) have assets having an aggregate book value, as of the end of the most recently ended fiscal year of the Borrower, of less than 10.0% of the consolidated total assets of the Borrower as of such date and (y) account for less than 10.0% of the consolidated revenues of the Borrower for the most recently ended fiscal year of the Borrower, in each case, as determined pursuant to the most recently delivered financial statements of the Borrower delivered after the Closing Date pursuant to Section 6.01(a) or (b) and (ii) solely with respect to any Restricted Subsidiary that has been acquired or created after the Closing Date or the most recently delivered financial statements of the Borrower delivered pursuant to Section 6.01(a) or (b), the assets and revenue determinations set forth above (including for purposes of the aggregate test) shall be made by the Borrower based on information concerning such Restricted Subsidiary that is reasonably available to the Borrower at the date of determination and subsequent to the Closing Date or the most recently delivered financial statements of the Borrower delivered pursuant to Section 6.01(a) or (b). On the Closing Date, each Restricted Subsidiary that is an Immaterial Subsidiary is indicated as such on Schedule 5.13(a); and from and after the first date after the Closing Date on which a Compliance Certificate has been delivered pursuant to Section 6.02(a) (and subject to clause (ii) of the immediately preceding proviso), as of any date of determination, whether any Restricted Subsidiary is an Immaterial Subsidiary shall be determined based on whether such Restricted Subsidiary is identified as a Restricted Subsidiary that does not constitute an Immaterial Subsidiary in the Compliance Certificate most recently delivered on or prior to such date.

“Improvements” has the meaning specified in the definition of “Permitted Liens.”

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Available Amount” means the sum of (a) the Incremental Fixed Amount plus (b) the Incremental Ratio Amount; provided, that (i) the Borrower may select utilization under clause (a) or (b) above in its sole discretion, (ii) Indebtedness under any Incremental Increase or Incremental Equivalent Debt may be incurred simultaneously under clause (a) or (b) above, and proceeds from any such incurrence may be utilized in a single transaction by, unless the Borrower elects otherwise, first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) and (iii) in the event that the Borrower incurs Indebtedness under clause (a) above and, subsequent to such incurrence, all or any portion of such Indebtedness would be permitted to be incurred under clause (b) above, such Indebtedness shall automatically be reclassified as having been incurred under clause (b) above and the Borrower’s availability under clause (a) shall be deemed restored to the extent of such reclassification.

“Incremental Equivalent Debt” means Indebtedness of the Borrower in an amount not to exceed the then available Incremental Available Amount consisting of the issuance of one or more series of notes (whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or loans or any bridge financing in lieu of the foregoing; provided that any such Indebtedness shall (a) not be guaranteed by any Person which is not a Loan Party or be secured by any assets not constituting Collateral, (b) rank pari passu in right of payment with, or subordinated in right of payment to, the Loans and any other Incremental Increases and Incremental Equivalent Debt, (c) be unsecured or be secured on a subordinated basis to, or (solely in the case of notes or bridge financing) on a pari passu basis with, the Loans and any other Incremental Increases and Incremental Equivalent Debt, (d) in the case of secured Indebtedness, be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and (e) be subject to the applicable terms and conditions set forth in Section 2.14(a)(iv), (v) and (vi) and Section 2.14(d)(i)(B) and (C) with respect to an Incremental Term Loan.

“Incremental Fixed Amount” means the sum of:

(a) an amount equal to the greater of (i) 50% of Consolidated EBITDA for the Measurement Period most recently ended, calculated on a pro forma basis, and (ii) $250,000,000; plus

(b) an amount equal to (i) all voluntary prepayments redemptions, defeasement, purchases or reductions of Term Loans, Incremental Term Loans, Incremental Equivalent Debt and all other Indebtedness (other than Indebtedness consisting of revolving credit facilities) secured by Liens on the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Obligations, in each case including purchases of any Indebtedness by the Borrower or any of its Restricted Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Indebtedness shall be deemed not to exceed the actual purchase price of such Indebtedness below par and (ii) all permanent commitment reductions in respect of all other Indebtedness consisting of revolving credit commitments secured by Liens on the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Obligations and other than, in each case under clauses (i) and (ii), from prepayments funded with proceeds of long-term Indebtedness; minus

(c) all Incremental Equivalent Debt incurred in reliance on the Incremental Fixed Amount.

“Incremental Increases” has the meaning specified in Section 2.14(a).

“Incremental Ratio Amount” means an unlimited amount such that, after giving Pro Forma Effect to such Incurrence (including the use of proceeds thereof) and any related transactions (or, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma Effect to the Incurrence of the entire committed amount of such Indebtedness and any related transactions (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed, in whole or in part, from time to time, without further compliance with this clause) (and assuming that the full amount of the commitments in respect of the applicable Incremental Increase is fully drawn but excluding any Incremental Increase simultaneously incurred under the Incremental Fixed Amount), the Consolidated Senior Secured Leverage Ratio, calculated on a pro forma basis as of the last day of the Measurement Period most recently ended, does not exceed 2.20 to 1.00.

“Incremental Term Loan Increase” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incur” means, with respect to any Indebtedness, Equity Interest or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable, for such Indebtedness, Equity Interest or Lien, as applicable; and the terms “Incurs,” “Incurred,” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Equity Interest or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments, (c) in respect of letters of credit or similar instruments (or, without duplication, reimbursement agreements in respect thereof), (d) representing the deferred and unpaid purchase price of any property (including Capitalized Leases), except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earnout obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (e) obligations under or in respect of Receivables Financings, (f) all obligations attributable to Synthetic Lease Obligations related to tangible property;

(2) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

(4) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

provided, however, that such amount shall only apply for each of clauses (1)(a), (1)(b), (1)(d) and (1)(f) above, if and to the extent any of the foregoing Indebtedness would appear as a liability on an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but excluding contingent liabilities which appear only in a footnote to a balance sheet). For the avoidance of doubt, and without limitation of the foregoing, (x) the term “Indebtedness” shall not include any letter of credit that secured performance, bonds that secure performance, surety bonds or similar instruments that are issued in the ordinary course of business, (y) neither the obligations of the Borrower under any Permitted Warrant Transaction nor the obligations of the Borrower under any Permitted Bond Hedge Transaction shall constitute Indebtedness and (z) Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged and is independent with respect to the transaction being considered.

“Information” has the meaning specified in Section 10.07.

“Initial Pro Rata Funding Date” means September 29, 2021.

“Intellectual Property Security Agreement” has the meaning specified in the U.S. Security and Pledge Agreement.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, as applicable, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan, as applicable, and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice (in the case of each requested Interest Period, subject to availability for the interest rate applicable to the relevant currency); provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period pertaining to a Term SOFR Loan, as applicable, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the applicable Maturity Date of the Facility under which such Loan was advanced.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment at any time outstanding shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3) investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IP” means International Paper Company, a New York corporation.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which the Borrower (including ownership through Subsidiaries) owns Equity Interests representing 50% or less of the Equity Interests of such Person.

“Joint Venture Debt” means Indebtedness and other obligations of a Joint Venture or of a JV Subsidiary that owns Equity Interests in such Joint Venture, as to which the creditors will not, pursuant to the terms in the agreements governing such Indebtedness or other obligations, have any recourse to the Equity Interests in or assets of the Borrower or any Restricted Subsidiary, other than the assets of such JV Subsidiary related to such Joint Venture, and the assets of and Equity Interests in, such Joint Venture; provided that, except for Performance Contingent Obligations, neither the Borrower nor any Restricted Subsidiary (other than such JV Subsidiary) (a) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (b) is otherwise directly or indirectly liable for such Indebtedness.

“JV Subsidiary” means each Restricted Subsidiary (a) that directly holds an Equity Interest in any Joint Venture and (b) that has no other material assets.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Determination Date” has the meaning set forth in Section 1.03(c)(iii).

“Leadership Roles” means the number of all employees leading people in all pay grades.

“Lender” and “Lenders” each has the meaning specified in the introductory paragraph hereto and, unless the context otherwise requires.

“Lender Party” has the meaning specified in Section 10.17.

“Lender Recipient Party” has the meaning specified in Section 9.13.

“Lender-Related Person” has the meaning specified in Section 10.04(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, of any assets, business or Person, or any other Investment by one or more of the Borrower and its Restricted Subsidiaries permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity” means, at any time, the sum of (i) all Unrestricted Cash of the Loan Parties and their respective Restricted Subsidiaries (which, for the avoidance of doubt, shall exclude any cash on deposit in the Specified Account) and (ii) Revolving Credit Facility Availability (as defined in the Pro Rata Credit Agreement).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan (or any other Class of Loans established pursuant to a Credit Extension Amendment), as the context may require.

“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty, each Fee Letter, each Credit Extension Amendment, each Collateral Document, the Cashless Roll Agreement, the Pari Passu Intercreditor Agreement, each other intercreditor agreement entered into in connection with Indebtedness permitted pursuant to this Agreement, and each subordination agreement entered into in connection with Indebtedness permitted pursuant to this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Commercial Tort Claim” means any commercial tort claim with respect to which a Loan Party is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount greater than or equal to $10,000,000.

“Material Contract” has the meaning specified in Section 6.08.

“Material Indebtedness” means any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Maturity Date” means (a) with respect to the Term F Facility, September 13, 2027, and (b) with respect to the Term F-2 Facility, July 31, 2031; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Minimum Liquidity Condition” means, at any time, the Borrower has Liquidity of at least $225,000,000, calculated on a Pro Forma Basis after giving effect to any Restricted Payment and other Specified Transactions occurring on such date.

“Minority Investment” means an Investment by the Borrower or any Restricted Subsidiary in the Equity Interests of another Person (other than the Borrower or any Restricted Subsidiary) whose primary business at such time is substantially the same as one or more business lines of the Borrower or such Subsidiary or reasonably related thereto that results in the direct ownership by the Borrower or a Restricted Subsidiary of less than 50% of the outstanding Equity Interests of such other Person, irrespective of whether the board of directors (or other governing body) of such Person has approved such Investment; provided that a “Minority Investment” shall not include (a) Investments in Joint Ventures existing on the Closing Date, (b) Investments in any securities received in satisfaction or partial satisfaction from financially troubled account debtors or (c) Investments made or deemed made as a result of the receipt of non-cash consideration in connection with Asset Sales otherwise permitted hereunder.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Mortgaged Property” means the real property listed on Schedule 5.08 and any real property which may from time to time be the subject of a Mortgage pursuant to Section 6.12.

“Most Favored Lender Provisions” has the meaning specified in Section 10.23(a).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, or to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA, including any such Plan to which the Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, plus any interest, fees, premiums and other amounts, of any Indebtedness that is secured by a Lien on the applicable asset that is senior to the Lien securing the Obligations (or if the Obligations are not secured by a Lien on the applicable asset) and is subject to mandatory prepayment as a result of such event that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable Law, be repaid out of the proceeds from such Asset Sale and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents and any Incremental Equivalent Debt), (B) all fees, commissions and the actual out-of-pocket expenses incurred or payable by the Borrower or such Restricted Subsidiary to third parties in connection with such transaction, (C) Taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event (provided that any determination by the Borrower that Taxes estimated to be payable are not payable and any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Cash Proceeds in the amount of the estimated Taxes not payable or such reduction as if received at the time of the original transaction giving rise to such Net Cash Proceeds, as applicable), (D) to the extent applicable, payments made to IP or any of its Subsidiaries to satisfy contractual obligations under the Brazil Payment Agreement, (E) any amounts funded into an escrow account or other escrow arrangement that was established pursuant to the documents evidencing such Asset Sale to secure any reasonable and customary indemnification obligations or adjustments to the purchase price associated with such Asset Sale (provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receive cash (or the right to such cash) in an amount equal to the amount of such reduction), and (F) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (F)) attributable to minority interests or beneficial interests in the disposed asset and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof;

(b) in the case of any Extraordinary Receipt, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation (excluding proceeds constituting business interruption insurance or other similar compensation for loss of revenue) received by the Borrower or any Restricted Subsidiary in respect of such Extraordinary Receipt net of (A) fees and expenses incurred by or on behalf of the Borrower or any Restricted Subsidiary in connection with such receipt, (B) repayments of principal, interest, premiums, fees and other amounts in respect of Indebtedness (other than Indebtedness under the Loan Documents and any Incremental Equivalent Debt) to the extent secured by a prior Lien on such property that is permitted by the Loan Documents and is or otherwise subject to mandatory prepayment as a result of such event, (C) costs of preparing assets for transfer upon a taking or condemnation, and (D) any Taxes paid or reasonably estimated to be payable (with any such estimate later not proving to have been payable (other than as a result of payment thereof) becoming Net Cash Proceeds at such time) by or on behalf of the Borrower or any Restricted Subsidiary in respect of the amount so received (after application of all credits and other offsets arising from such Extraordinary Receipt) and amounts required to be paid to any Person (other than any Loan Party) owning a beneficial interest in the subject property; and

(c) in the case of any Debt Issuance, the aggregate amount of cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in connection with such Debt Issuance (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) net of (i) legal fees, accountants’ fees, underwriters’ or placement agent fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such Debt Issuance and (ii) all taxes paid or payable as a result or in respect thereof.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means a Restricted Subsidiary that is not a Loan Party.

“Note” means a Term F Note or a Term F-2 Note, as the context may require.

“Obligated Party” has the meaning specified in Section 1.14(h).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party (and if applicable, any Subsidiary) arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any case or proceeding under any Debtor Relief Laws naming such Person as the debtor in such case or proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; provided that the Obligations of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or association or organization or trade register extract and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Debt” has the meaning specified in Section 2.05(e).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06) and any Luxembourg registration duties (droits d’enregistrement) which may become due in Luxembourg as a result of a voluntary registration of any of the Loan Documents in Luxembourg.

“Outstanding Amount” means with respect to Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of the Closing Date, among the Pro Rata Credit Agreement Agent, as initial Pro Rata Credit Agreement Representative (as defined therein), the Administrative Agent, as initial Farm Credit Agreement Representative (as defined therein), each replacement representative from time to time party thereto, and the Loan Parties from time to time party thereto.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date, by the Borrower and the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit J (or such other form as is reasonably acceptable to the Administrative Agent).

“Performance Contingent Obligations” means any bid, performance or similar project related bonds, parent company performance guarantees, bank performance guaranties or surety bonds.

“Permitted Acquisition” means the non-hostile purchase or other acquisition of one or more related businesses so long as:

(a) the Person to be acquired becomes, or the assets to be acquired are acquired by, the Borrower or a Restricted Subsidiary; provided that the aggregate consideration paid by Loan Parties for the acquisition of (x) Equity Interests in Persons that do not become Guarantors, or (y) assets to be acquired by Persons that are not Loan Parties, pursuant to Permitted Acquisitions shall not exceed the greater of (x) $100,000,000 and (y) 3.60% of Total Assets;

(b) (A) immediately before and immediately after giving pro forma effect to any such acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such acquisition and all related transactions (including any Incurrence and repayment of Indebtedness), the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Covenants on a Pro Forma Basis; provided that if such acquisition is a Limited Condition Transaction, the conditions in clauses (A) and (B) above may be satisfied as of the date of the entering into of the definitive agreement for such Limited Condition Transaction so long as no Specified Default shall have occurred and be continuing at the time of, or would result from, the consummation thereof;

(c) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the businesses of the Borrower and its Subsidiaries in the ordinary course or reasonably related thereto, except that the Borrower or applicable Subsidiary may also acquire some unrelated lines of business that such Borrower or applicable Subsidiary may dispose of following the acquisition; and

(d) the Administrative Agent shall have received a certificate certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (b) above.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Permitted Bridge Indebtedness” means customary bridge facilities of the Borrower or any Restricted Subsidiary that if not converted into the intended conversion product, is automatically convertible into Indebtedness that satisfies all applicable maturity and weighted average life limitations.

“Permitted Convertible Indebtedness” means senior, unsecured Indebtedness of the Borrower or any Restricted Subsidiary that is convertible into shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower.

“Permitted Credit Agreement Refinancing Indebtedness” means Refinancing Indebtedness Incurred pursuant to Section 7.02(b)(xiv) in respect of Indebtedness Incurred pursuant to Section 7.02(b)(i)(A).

“Permitted Debt” has the meaning specified in Section 7.02(b).

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(2) any Investment by the Borrower or any Restricted Subsidiary in the Borrower or in any Person that, prior to such Investment, is a Restricted Subsidiary; provided that the aggregate amount of Investments by any Loan Party in Restricted Subsidiaries that are not Guarantors under this clause (2) shall not exceed $25,000,000 at any time outstanding; provided, further, that any Investment subject to this proviso shall no longer be deemed outstanding if the Restricted Subsidiary that received such Investment subsequently becomes or is merged into or amalgamated or consolidated with a Loan Party;

(3) Investments constituting Permitted Acquisitions;

(4) any Investment in securities or other assets (including promissory notes and non-cash consideration) received in connection with an Asset Sale made pursuant to Section 7.05;

(5) Investments existing on the Closing Date and, with respect to each individual Investment outstanding in an amount in excess of $5,000,000, set forth on Schedule 7.03, and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the amount thereof beyond the value of such Investment at the time of such event;

(6) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in the ordinary course of business, in an aggregate amount, taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed $15,000,000;

(7) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(8) any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(9) Swap Contracts and Cash Management Agreements permitted under Section 7.02(b)(x);

(10) Investments consisting of any bid, performance or similar project related bonds, parent company performance guarantees, bank performance guaranties or surety bonds or performance letters of credit, together with any payment thereunder, including the reimbursement of draws under the Existing Bilateral Letters of Credit by the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed such draw;

(11) [reserved];

(12) [reserved];

(13) Investments the payment for which consists of Equity Interests of the Borrower; provided, however, that such Equity Interests will not increase the Cumulative Available Amount;

(14) Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights, in each case in the ordinary course of business;

(16) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(17) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged or amalgamated into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.04 or 7.05 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) [reserved];

(19) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(20) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(21) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(22) Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(23) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(24) Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(25) Investments resulting from pledges and deposits that are Permitted Liens;

(26) acquisitions of obligations of one or more directors, officers or other employees or consultants of the Borrower or any Restricted Subsidiary in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to any such director, officer, employee or consultant in connection with the acquisition of any such obligations;

(27) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(28) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.06;

(29) Investments consisting of guarantees in the ordinary course of business to support the obligations of any Restricted Subsidiary under its worker’s compensation and general insurance agreements;

(30) Investments resulting from the forgiveness or conversion to Equity Interests of any Indebtedness permitted pursuant to Section 7.02;

(31) the purchase of any Permitted Bond Hedge Transaction by the Borrower and the performance of its obligations thereunder;

(32) Investments held to meet obligations of the Borrower and its Restricted Subsidiaries to pay benefits under non-qualified retirement and deferred compensation plans maintained for the benefit of employees in the ordinary course of its business and consistent with past practice or ordinary course industry norms;

(33) Investments by a Loan Party in Restricted Subsidiaries that are not Guarantors so long as such transaction is part of a series of related transactions that result in the proceeds of the initial investment being invested in, or transferred to, one or more Loan Parties (or, if the initial proceeds were held at a Restricted Subsidiary that is not a Loan Party, invested in, or transferred to, a Restricted Subsidiary that is not a Loan Party);

(34) [reserved];

(35) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries; and

(36) the Farm Credit Equities and any other stock or securities of, or Investments in, a Farm Credit Lender or its investment services or programs.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation or other social security legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases or subleases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, judgment, stay, customs or appeal bonds or other obligations of a like nature to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) (A) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, construction contractors’, mechanics’ or other similar Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization)) or (B) Liens placed on the assets of any Subsidiary organized under the Laws of Brazil by any Governmental Authority in Brazil relating to the Specified Disclosed Litigation and/or good faith deposits made in the ordinary course of business to secure the performance of bids, lawsuits, judicial and/or administrative proceedings;

(3) Liens for taxes, assessments or other governmental charges or levies (i) which are not yet overdue by more than 60 days or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization), or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, judgment, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.02(a), clause (i)(B), (iv), (v) (but excluding the Existing Bilateral Letters of Credit), (xx), or (xxxii) of Section 7.02(b) and, solely in respect of Refinancing Indebtedness of obligations in respect of Indebtedness Incurred (or unutilized commitments in respect of Indebtedness) pursuant to Section 7.02(a) (if Indebtedness being Refinanced is secured), Section 7.02(b)(i)(B) or any successive Refinancing of such Indebtedness, Section 7.02(b)(xiv) and, in each case, obligations secured ratably thereunder; provided that, (x) in the case of Section 7.02(b)(iv) and 7.02(b)(xxxii), such Lien extends only to the assets and/or Equity Interests, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions, accessions and improvements thereto and any income, profits or proceeds thereof (collectively, the “Improvements”); (y) in the case of Section 7.02(b)(xx), such Lien does not extend to the property or assets (or income or profits therefrom) of Borrower or any Restricted Subsidiary other than a Non-Loan Party; and (z) in the case of Section 7.02(a), such Indebtedness is permitted to be secured by such section;

(7) Liens existing on the Closing Date and, to the extent securing obligations in an aggregate amount in excess of $5,000,000, listed on Schedule 7.01, and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed (except to remove any property from coverage of the Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) no Loan Party that was not an obligor with respect thereto shall become an obligor in connection with such renewal or extension, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate;

(9) Liens on assets at the time the Borrower or a Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate;

(10) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.02; provided that Liens securing Indebtedness or other obligations of a Non-Loan Party do not extend to the property or assets of Borrower or any Restricted Subsidiary other than a Non-Loan Party;

(11) (x) Liens securing the Obligations, and (y) Liens securing the Secured Pro Rata Credit Agreement Obligations; provided that in the case of this clause (11)(y), such Liens are at all times subject to the Pari Passu Intercreditor Agreement;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) (i) Liens on Receivables Assets (and in the case of Foreign Subsidiaries, bank accounts into which proceeds of accounts receivable are paid) Incurred in connection with a Qualified Receivables Factoring or a Qualified Receivables Financing permitted by Section 7.02(b)(xxii) (or, in the case of the Brazil Receivables Factoring Program, Section 7.02(b)(xvii)) and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(16) (i) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations and (ii) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(17) (i) Liens on Equity Interests in and assets of Foreign Subsidiaries securing Indebtedness or other obligations of a Foreign Subsidiary permitted by Section 7.02(b)(xxiii) and (ii) Liens on Equity Interests of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents) securing Indebtedness of such Unrestricted Subsidiary

(18) grants of intellectual property, software and other technology licenses that do not materially detract from or interfere with the Borrower’s use of such assets;

(19) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21) [reserved];

(22) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9) and (11) of this definition (provided that, in the case of Liens securing the Secured Pro Rata Credit Agreement Obligations, only to the extent such Refinancing is permitted pursuant to the Pari Passu Intercreditor Agreement; and, as so refinanced, such Liens continue to remain subject to the Pari Passu Intercreditor Agreement); provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus Improvements on such property or assets), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and (11) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay the Related Costs in connection therewith, related to such Refinancing;

(23) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $85,000,000 and (y) 3.0% of Total Assets, at any one time outstanding;

(24) Liens (i) on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture permitted to be Incurred pursuant to Section 7.02, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Subsidiaries that are not Wholly-Owned Restricted Subsidiaries or (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(25) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(26) any Farm Credit Lender’s statutory Lien (including the right of setoff) in the Farm Credit Equities and in any cash patronage;

(27) [reserved];

(28) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(29) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking or finance industry;

(30) Liens with respect to overdrafts; provided that such overdrafts are paid within five (5) Business Days;

(31) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(33) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(34) Liens consisting of any right of offset, or any statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien;

(35) Liens (i) solely on cash advances and any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment or Investment permitted pursuant to Section 7.06, (ii) on cash in escrows established for an adjustment in purchase price or liabilities or indemnities for dispositions or an acquisition of property or other Investment, to the extent the relevant disposition, acquisition or Investment is in respect of any Permitted Investment or permitted pursuant to Section 7.06;

(36) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(37) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents or Investment Grade Securities;

(38) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(39) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(40) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(41) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(42) zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(43) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(44) Liens deemed to exist in connection with Investments permitted by clause (1) of the definition of “Permitted Investments” that constitute repurchase obligations;

(45) Liens securing obligations in respect of trade-related letters of credit permitted under the covenant described under Section 7.02 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(46) Liens arising by virtue of the rendition, entry or issuance against the Borrower or any of its Restricted Subsidiaries, or any property of the Borrower or any of its Restricted Subsidiaries, of any judgment, writ, order or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder;

(47) Liens in favor of U.S. governmental authorities on deposit accounts in connection with auctions conducted on behalf of such governmental authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such governmental authorities;

(48) Liens on cash and Cash Equivalents consisting of proceeds of Indebtedness permitted hereunder issued by the Borrower or a Restricted Subsidiary under any indenture or similar debt instrument, pursuant to customary escrow arrangements that require the release of such cash and Cash Equivalents within 150 days after the date that such escrow is established and funded; provided that such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the holders of such Indebtedness (or any agent or trustee for such Person or Persons);

(49) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy, defease or discharge Indebtedness; provided that (w) such cash and Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied, defeased or discharged, (x) such Liens extend solely to the account in which such cash and Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied, defeased or discharged and (y) the satisfaction, defeasance or discharge of such Indebtedness is permitted hereunder;

(50) Liens on the Investments permitted by clause (29) of the definition of “Permitted Investments” securing the obligations described therein;

(51) Liens in favor of a trustee or agent in an indenture or similar document relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent; and

(52) Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 7.02;

provided that, notwithstanding the foregoing:

(I) real property located in the United States (other than real property subject to a Mortgage) shall in no event be subject to any Liens securing Indebtedness for borrowed money;

(II) any assets owned by a Specified Loan Party (other than assets pledged pursuant to a Collateral Document) shall in no event be subject to any Liens securing Indebtedness for borrowed money, other than (A) Liens permitted by clause (6) of the definition of “Permitted Liens” securing Indebtedness incurred under Section 7.02(b)(iv), which Indebtedness shall not exceed $20,000,000 in aggregate amount at any time outstanding, (B) Liens permitted by clauses (8), (9), (30) and (34) of the definition of “Permitted Liens” and (C) Liens permitted by clause (15) of the definition of “Permitted Liens” securing obligations under the Brazil Receivables Factoring Program; and

(III) the Specified Account Property shall in no event be subject to any Liens securing Indebtedness for borrowed money, other than Liens in favor of the Administrative Agent, Liens in favor of the Pro Rata Credit Agreement Agent or, if applicable, the account bank or escrow agent.

For purposes of determining compliance with this definition, (v) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (x) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (y) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Lien securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Total Assets at the time of Incurrence, and such Refinancing would cause the percentage of Total Assets restriction to be exceeded if calculated based on the Total Assets on the date of such Refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing and (z) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing.

“Permitted Refinancing Amendment” means an amendment to this Agreement executed by the Borrower, the Administrative Agent, each Permitted Refinancing Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Indebtedness being incurred pursuant to Section 2.15.

“Permitted Refinancing Commitments” means the Permitted Refinancing Term Loan Commitments.

“Permitted Refinancing Lender” means, at any time, any bank, other financial institution or institutional investor that agrees to provide any portion of any Permitted Credit Agreement Refinancing Indebtedness pursuant to a Permitted Refinancing Amendment in accordance with Section 2.15; provided that each Permitted Refinancing Lender shall be subject to the Administrative Agent’s reasonable consent (solely to the extent such consent would be required for an assignment to any such Lender pursuant to Section 10.06).

“Permitted Refinancing Loans” means the Permitted Refinancing Term Loans.

“Permitted Refinancing Term Loan Commitments” means one or more Classes of term loan commitments hereunder that result from a Permitted Refinancing Amendment.

“Permitted Refinancing Term Loans” means one or more Classes of Term Loans that result from a Permitted Refinancing Amendment.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained for employees of the Borrower or any such plan to which the Borrower is required to contribute on behalf of any of its employees, and with respect to a Pension Plan, any such plan maintained or contributed to by an ERISA Affiliate of the Borrower.

“Plan of Reorganization” has the meaning specified in Section 10.06(g)(iii).

“Platform” has the meaning specified in Section 6.02.

“PNC Receivables Facility” has the meaning specified in the definition of “Closing Date Refinancings”.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. If The Wall Street Journal ceases to quote such rate, the “Prime Rate”

shall be the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519)(Select Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board (in each case, as determined by the Administrative Agent).

“Pro Forma Basis” and “Pro Forma Effect” means, for purposes of the calculation of any test, financial ratio, basket or covenant under this Agreement (including the Consolidated Senior Secured Leverage Ratio, the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and the related calculation of Consolidated EBITDA for any period) as of any date, that pro forma effect will be given to each Specified Transaction that has occurred during the Measurement Period being used to calculate such test, financial ratio, basket or covenant, and/or subsequent to the end of the Measurement Period but no later than the date of such calculation; provided that “Pro Forma Basis” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in good faith in a reasonable manner in accordance with the terms of this Agreement.

“Pro Rata Credit Agreement” means that certain Credit Agreement, dated as of September 13, 2021, among the Borrower, as borrower, the Pro Rata Credit Agreement Lenders from time to time party thereto, the Pro Rata Credit Agreement Agent, Bank of America as an l/c issuer and swing line lender, the other l/c issuers from time to time party thereto, and Sumitomo Mitsui Bank Corporation, as sustainability structuring agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Pro Rata Credit Agreement Amendment” means that certain Amendment No. 3 to Credit Agreement, dated as of the Closing Date, by and among the Borrower, the guarantors party thereto, the lenders party thereto, the Pro Rata Credit Agreement Agent, Bank of America as an l/c issuer and swing line lender, the other l/c issuers party thereto, and Sumitomo Mitsui Bank Corporation, as sustainability structuring agent, which amends the Pro Rata Credit Agreement.

“Pro Rata Credit Agreement Agent” means Bank of America, in its capacity as administrative agent for the lenders under the Pro Rata Credit Agreement, or any successor administrative agent under the Pro Rata Credit Agreement.

“Pro Rata Credit Agreement Documents” means the “Loan Documents” (as defined in the Pro Rata Credit Agreement), and shall, for the avoidance of doubt, include the Pro Rata Credit Agreement.

“Pro Rata Credit Agreement Lenders” means the “Lenders” (as defined in the Pro Rata Credit Agreement) from time to time party to the Pro Rata Credit Agreement.

“Pro Rata Credit Agreement Term A Facility” means the “Term A Facility” (as defined in the Pro Rata Credit Agreement) established pursuant to the Pro Rata Credit Agreement.

“Pro Rata Credit Agreement Term A Loan” means any “Term A Loan” (as defined in the Pro Rata Credit Agreement) incurred by the Borrower, as borrower, under the Pro Rata Credit Agreement pursuant to the Pro Rata Credit Agreement.

“Pro Rata Most Favored Provisions” has the meaning specified in Section 10.23(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Stock.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is non-recourse to, and does not obligate, the Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings; provided that the Brazil Receivables Factoring Program need not meet the requirements of this clause (1);

(2) all sales, conveyances, assignments or contributions of Receivables Assets by the Borrower or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Borrower or any direct or indirect parent of the Borrower); and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into or acquired (as determined in good faith by the Borrower or any direct or indirect parent of the Borrower) (in the case of the Brazil Receivables Factoring Program taking into the recourse nature of such transaction, where applicable) and may include Standard Securitization Undertakings.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries;

(2) all sales conveyances, assignments or contributions of Receivables Assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

“Ratio Tested Committed Amount” has the meaning in the definition of “Incremental Ratio Amount.”

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Restricted Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Borrower or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Restricted Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Assets.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Borrower and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Borrower nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinance” means to extend, renew, refund, refinance, replace, repay, prepay, redeem, repurchase, retire, defease or discharge, and “Refinancing,” “Refinances” and “Refinanced” shall have correlative meanings.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including undrawn or available committed amounts) shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness (or unutilized commitments in respect of such Indebtedness to the extent such commitments were treated as incurred Indebtedness) except by an amount no greater than the amount of accrued and unpaid interest with respect to such Original Indebtedness and any fees, premium and expenses relating to such extension, renewal or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not mature or be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date that is 91 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing); provided, further, that, at the option of the Borrower, this clause (b) shall not preclude Permitted Bridge Indebtedness if the Indebtedness into which such Permitted Bridge Indebtedness is extended into, convertible or exchangeable for satisfies the requirements of this clause (b); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Restricted Subsidiary, in each case that shall not have been (or, in the case of after-acquired Restricted Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof; provided that in the case of such Indebtedness that is funded into escrow, such debt may be secured by the applicable funds and related assets held in escrow (and the proceeds thereof) until such funds are released from escrow)) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; and (f) the Original Indebtedness shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, defeased or satisfied or discharged substantially concurrently with the date such Refinancing Indebtedness is Incurred.

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii)(A).

“Register” has the meaning specified in Section 10.06(c).

“Related Costs” means the aggregate amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment, or into, from or through any building, structure or facility.

“Relevant Rate” means Term SOFR.

“Replacement Assets” means (a) substantially all the assets of a Person primarily engaged in a Similar Business or (b) a majority of the voting stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events for which the 30 day notice period has been waived pursuant to such regulations.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, as of any date of determination, with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class on such date. The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time. For the avoidance of doubt, if applicable with respect to the applicable Class, the vote of Voting Participants shall be included in the calculation under this definition in accordance with the last paragraph of Section 10.06(d).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required lenders at any time. For the avoidance of doubt, the vote of Voting Participants shall be included in the calculation under this definition in accordance with the last paragraph of Section 10.06(d).

“Required Term F Lenders” means, as of any date of determination, Term F Lenders having Total Term F Loan Exposures representing more than 50% of the Total Term F Loan Exposures of all Term F Lenders on such date. The portion of the Term F Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term F Lenders.

“Required Term F-2 Lenders” means, as of any date of determination, Term F-2 Lenders having Total Term F-2 Loan Exposures representing more than 50% of the Total Term F-2 Loan Exposures of all Term F-2 Lenders on such date. The portion of the Term F-2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term F-2 Lenders.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or, in the case of a Foreign Obligor, any duly appointed authorized signatory or any director or managing member of such person that has been designated in writing by Borrower as being so authorized), solely for purposes of the delivery of incumbency certificates pursuant to this Agreement or any other Loan Document, or other provisions related to certifying resolutions or other actions of a Board of Directors, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Junior Debt” has the meaning specified in Section 7.06(a)(iii).

“Restricted Junior Debt Payment” has the meaning specified in Section 7.06(a)(iii).

“Restricted Payments” has the meaning specified in Section 7.06(a)(iv).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.06(b)(ii)(A).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Restricted Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any economic or trade sanction or restrictive measures enacted, administered imposed, or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury (“HMT”).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Pro Rata Credit Agreement Obligations” means the “Pro Rata Credit Agreement Obligations” (as defined in the Pari Passu Intercreditor Agreement).

“Significant Subsidiary” means, as at any date of determination, each Restricted Subsidiary, now existing or hereafter acquired or formed, if the revenues of such other Restricted Subsidiary plus the revenues of its Restricted Subsidiaries equal more than 5% of total revenues of the Borrower and its Restricted Subsidiaries for the most recently ended Measurement Period; provided that for purposes of calculating total revenues in determining Significant Subsidiaries, the revenues attributable to interests in Restricted Subsidiaries which interests are not owned (directly or indirectly) by the Borrower shall be excluded.

“Similar Business” means any business engaged or proposed to be engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“SMBC Bilateral Letter of Credit” means each letter of credit (or similar instrument) issued under, and subject to, the SMBC Reimbursement Agreement; provided that the aggregate face amount of all SMBC Bilateral Letters of Credit shall not exceed $50,000,000 at any time (including after giving effect to any automatic increases).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points).

“Solvent” and “Solvency” means, on any date of determination, that on such date (a) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (b) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (c) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on such date; (d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise). The amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Account” means the escrow account maintained with PNC Bank, National Association, provided for under the Specified Account Agreement.

“Specified Account Agreement” means that certain Amended and Restated Escrow Agreement dated as of the date hereof, by and among PNC Bank, National Association, a national banking association, as escrow agent, the Borrower, Bank of America, in its capacity as the Pro Rata Credit Agreement Agent and CoBank, in its capacity as Administrative Agent, which, among other things, (x) provides that (1) prior to the Covenant Adjustment Date, release of funds (other than funds in excess of $60,000,000 as described in the definition of “Specified Account Property”) from the Specified Account shall be only for the following purposes: (i) payment of the Specified Disclosed Litigation Payable Amount or (ii) payment of the Specified Disclosed Litigation Settlement Amount (provided that such release of funds shall be subject to receipt by the Administrative Agent of an officer’s certificate signed by a Responsible Officer of the Borrower certifying that such funds will be used for the purpose set forth in the preceding clause (i) or (ii) promptly following the release of such funds from the Specified Account) and (2) on and after the Covenant Adjustment Date, any funds remaining in the Specified Account may be withdrawn from the Specified Account and returned to the Borrower (provided that such release of funds shall be subject to receipt by the Administrative Agent of an officer’s certificate signed by a Responsible Officer of the Borrower certifying that the Covenant Adjustment Date has occurred) and (y) establishes the Administrative Agent’s control (within the meaning of the UCC) with respect to the Specified Account Property.

“Specified Account Property” means the Specified Account and the deposits, funds, securities or other property credited to the Specified Account plus all interest, dividends and other distributions and payments on any of the foregoing received or receivable by the applicable depository bank, escrow agent, or similar agent, together with all proceeds of any of the foregoing, in each case, from time to time held in the Specified Account; provided that, at any time that the value of the Specified Account Property shall exceed $60,000,000, any such excess may be withdrawn from the Specified Account and returned to the Borrower and the Specified Account Agreement shall explicitly permit such withdrawal.

“Specified Default” means an Event of Default arising under either or both of Sections 8.01(a) or 8.01(f).

“Specified Disclosed Litigation” means the Brazilian tax matter described in Note 10 to the Borrower’s unaudited financial statements for the six months ended June 30, 2021.

“Specified Disclosed Litigation Payable Amount” has the meaning specified in the definition of “Covenant Adjustment Date.”

“Specified Disclosed Litigation Settlement Amount” has the meaning specified in the definition of “Covenant Adjustment Date.”

“Specified Loan Party” means (i) any Loan Party organized under the Laws of Brazil and (ii) any Loan Party organized under the laws of a jurisdiction that is not a jurisdiction in which any Loan Party as of the Closing Date is organized and pursuant to the Agreed Guarantee and Security Principles is not required to pledge substantially all of its assets (subject to exclusions substantially consistent with Excluded Assets) other than Equity Interests of its Subsidiaries.

“Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in Sections 5.01(a) (but only with respect to due organization and valid existence), 5.01(b)(ii) (but solely to the extent related to power and authority to execute, deliver and perform the Loan Documents), 5.02 (other than part (b) or (c) thereof and limited to the entry into the Loan Documents, the Borrowings hereunder, and the granting of Guarantees and Liens in the Collateral to secure the Obligations), 5.04, 5.07 (but only to the extent a Default of Event of Default would result from a breach of Section 7.16 or 7.17), 5.14, 5.18 and 5.23 (but only to the extent related to the creation, validity and (solely with respect to Liens in assets with respect to which a Lien may be perfected by filing of a UCC financing statement under the Uniform Commercial Code or filing of a security agreement with the United States Copyright Office or the United States Patent and Trademark Office) perfection of Liens) of this Agreement.

“Specified Restricted Payments” has the meaning specified in Section 7.06.

“Specified Transaction” means any Incurrence or repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge of Indebtedness (excluding Indebtedness Incurred for working capital purposes other than pursuant to this Agreement) or Disqualified Stock or Preferred Stock, any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person by the Borrower or a Restricted Subsidiary, any disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or other event that by the terms of this Agreement requires “pro forma compliance” with a test or covenant thereunder or requires or permits a test or covenant to be calculated on a “pro forma basis” or to be given “pro forma effect.” “Specified Transaction” shall also include any Investment or Asset Sale made by any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of any applicable Measurement Period.

“Spin-Off” means the distribution by IP to its stockholders of “approximately 80.1% of the outstanding shares of common stock of the Borrower. The Spin-Off was consummated on the Spin-Off Date.

“Spin-Off Date” means the date of consummation of the Spin-Off, which was September 29, 2021.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Restricted Subsidiary which the Borrower has determined in good faith to be customary in a Factoring Transaction or a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guaranty.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Designation” has the meaning specified in Section 6.18.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Sweden” means the Kingdom of Sweden.

“Swedish Bankruptcy Act” has the meaning set forth in Section 1.14(a)(i).

“Swedish Company Reorganisation Act” has the meaning set forth in Section 1.14(a)(i).

“Swedish Companies Act” means the Swedish Companies Act (Sw. aktiebolagslag (2005:551)) (or its equivalent from time to time).

“Swedish Law Collateral Document” means each Collateral Document governed by Swedish law and/or any other agreements, instruments or documents governed by Swedish law or perfected pursuant to Swedish law that creates or purports to create a Lien to secure the Obligations in favor of the Secured Parties, including the Swedish law governed pledge agreements set forth in Schedule 1.01(d).

“Swedish Loan Party” means any Loan Party incorporated in Sweden.

“Swedish Terms” means the principles set forth in Section 1.14.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Matters Agreement” means the Tax Matters Agreement, to be dated on or before the Spin-Off Date, between IP and the Borrower, which shall be no less favorable in any material respect to the rights or interests of the Lenders than the form attached to the Form 10, which, among other matters, governs the allocation of liabilities in connection with the Specified Disclosed Litigation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of Term Loans of the same Type and Class.

“Term Commitment” means a Term F Commitment, Term F-2 Commitment and any other Class of commitments for term loans established pursuant to a Credit Extension Amendment.

“Term F Borrowing” means a borrowing consisting of simultaneous Term F Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term F Lenders pursuant to Section 2.01(a).

“Term F Commitment” means, as to each Term F Lender, its obligation to make Term F Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term F Lender’s name on Schedule 2.01 under the caption “Term F Commitment” or opposite such caption in the Assignment and Assumption or other documentation pursuant to which such Term F Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term F Commitments of all Term F Lenders on the Closing Date is $358,000,000.

“Term F Facility” means, at any time, (a) prior to the funding on the Closing Date, the aggregate amount of the Term F Commitments at such time, and (b) thereafter, the aggregate principal amount of the Term F Loans of all Term F Lenders outstanding at such time. The Term F Facility shall be denominated in Dollars.

“Term F Lender” means, at any time, any Lender that has a Term F Commitment or that holds Term F Loans at such time.

“Term F Loan” means an advance made by any Term F Lender under the Term F Facility.

“Term F Loan Increase” has the meaning assigned to such term in Section 2.14(a).

“Term F Note” means a promissory note made by the Borrower in favor of a Term F Lender evidencing Term F Loans made by such Term F Lender, substantially in the form of Exhibit C-1.

“Term F-2 Borrowing” means a borrowing consisting of simultaneous Term F-2 Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term F-2 Lenders pursuant to Section 2.01(b).

“Term F-2 Commitment” means, as to each Term F-2 Lender, its obligation to make Term F-2 Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term F-2 Lender’s name on Schedule 2.01 under the caption “Term F-2 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term F-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term F-2 Commitments of all Term F-2 Lenders on the Closing Date is $235,000,000.

“Term F-2 Facility” means, at any time, (a) prior to the funding of the Closing Date Term F-2 Loan, the aggregate amount of the Term F-2 Commitments at such time, (b) after the Closing Date but prior to the funding of the Delayed Draw Term F-2 Loan, the aggregate principal amount of the Closing Date Term F-2 Loan outstanding at such time and the aggregate amount of the Commitments with respect to the Delayed Draw Term F-2 Loan and (c) after the funding of the Delayed Draw Term F-2 Loan, the aggregate principal amount of the Term F-2 Loans of all Term F-2 Lenders outstanding at such time. The Term F-2 Facility shall be denominated in Dollars.

“Term F-2 Lender” means, at any time, any Lender that has a Term F-2 Commitment or that holds Term F-2 Loans at such time.

“Term F-2 Loan” means an advance made by any Term F-2 Lender under the Term F-2 Facility.

“Term F-2 Loan Increase” has the meaning assigned to such term in Section 2.14(a).

“Term F-2 Note” means a promissory note made by the Borrower in favor of a Term F-2 Lender evidencing Term F-2 Loans made by such Term F-2 Lender, substantially in the form of Exhibit C-2.

“Term Facilities” means, at any time, the Term F Facility, Term F-2 Facility and any other Class of Term Loans or Term Commitments established pursuant to a Credit Extension Amendment.

“Term Loan” means a Term F Loan, Term F-2 an Incremental Term Loan (or an extended Incremental Term Loan), a Permitted Refinancing Term Loan, an Extended Term F Loan or an Extended Term F-2 Loan.

“Term Loan Increases” has the meaning specified in Section 2.14(a).

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the Term SOFR Screen Rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR shall mean the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; plus the SOFR Adjustment for such term; provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Term SOFR Loan” means a Term Loan that bears interest based clause (a) of the definition of “Term SOFR”. All Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Threshold Amount” means $75,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries, as shown on the consolidated balance sheet of the Borrower as of the most recently completed fiscal quarter.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate amount of Total Term F Loan Exposure and Total Term F-2 Loan Exposure of such Lender.

“Total Term F Loan Exposure” means, as to any Term F Lender at any time, the unused Term F Commitments (if any) and the Outstanding Amount of all Term F Loans of such Term F Lender at such time.

“Total Term F-2 Loan Exposure” means, as to any Term F-2 Lender at any time, the unused Term F-2 Commitments (if any) and the Outstanding Amount of all Term F-2 Loans of such Term F-2 Lender at such time.

“Trade Date” has the meaning specified in Section 10.06(g)(i).

“Transactions” means the following transactions: (a) the entering into of this Agreement and the documents in connection therewith and the making of any Credit Extensions under the Loan Documents, in each case, on the Closing Date, and the consummation of all other transactions contemplated by this Agreement; (b) the entering into of the Pro Rata Credit Agreement Documents and the making of any credit extensions under the Pro Rata Credit Agreement Documents, in each case, on the Closing Date; (c) the entering into, on or prior to the Closing Date, of an amendment to the PNC Receivables Facility to extend the maturity date thereunder and the consummation of the other transactions described therein; (d) the consummation of the Closing Date Refinancings; and (e) the payment of fees and expenses in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning specified in Section 7.06(b)(ii)(C).

“Unrestricted Cash” means any cash of such Person that is (x) not classified (or required to be classified) as “restricted” on a consolidated balance sheet of such Person as determined in accordance with GAAP and (y) not subject to any Lien (other than Permitted Liens) in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties.

“Unrestricted Subsidiary” means (a) as of the Closing Date, any Subsidiary indicated as such on Schedule 5.13(a) and (b) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary in accordance with Section 6.18, in either case, until such time that any such Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 6.18.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security and Pledge Agreement” means that certain U.S. Security and Pledge Agreement, dated as of the Closing Date, by the Borrower and the Guarantors party thereto to the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit K, as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Participant” has the meaning specified in Section 10.06(d).

“Voting Participant Notice” has the meaning specified in Section 10.06(d).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) the Borrower and its Subsidiaries shall not be required to report on their consolidated balance sheet or otherwise include as Indebtedness hereunder at any date any lease of the Borrower or any Subsidiary that as September 13, 2021 is (or if such lease were in effect on December 31, 2017, would be) an operating lease, irrespective of any change in lease accounting standards under GAAP occurring after September 13, 2021.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations.

(i) For purposes of calculating the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, each Specified Transaction and the following transactions in connection therewith (to the extent applicable) and not for other purposes (including pricing) shall be deemed to have occurred as of the first day of the Measurement Period: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, repurchase, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03(c), then the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, shall be calculated to give pro forma effect thereto in accordance with this Section 1.03(c).

(ii) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and in a manner reasonably acceptable to the Administrative Agent.

(iii) In connection with any Limited Condition Transaction and any related transactions (including any financing thereof), at the Borrower’s election, (a) compliance with any requirement relating to the absence of a Default or an Event of Default may be determined as of the date (the “LCT Determination Date”) (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under laws, rules or regulations in any other applicable jurisdiction) applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and not as of any later date as would otherwise be required under this Agreement, and (b) any calculation of the Consolidated Interest Coverage Ratio, the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio or any other financial measure, or any amount based on Total Assets, Consolidated EBITDA or a percentage of Total Assets or Consolidated EBITDA, or any other determination under any basket or ratio under this Agreement, or any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement, may be made as of the LCT Determination Date and, to the extent so made, will not be required to be made at any later date as would otherwise be required under this Agreement; provided that (1) the determinations in clauses (a) and (b) above shall give Pro Forma Effect to such Limited Condition Transaction and any related transactions (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) and (2) compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the LCT Determination Date for such Limited Condition Transaction and any actions or transactions related thereto (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof). For purposes of determining compliance with any ratio, basket or amount on the LCT Determination Date, Consolidated Interest Expense for purposes of the Consolidated Interest Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as determined by the Borrower in good faith, which determination shall be conclusive. For the avoidance of doubt, if the Borrower makes such an election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Determination Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates, in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower makes such an election, any subsequent calculation of any such ratio, basket or amount (unless the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction (in the case of an acquisition or Investment) is terminated or expires without its consummation or such notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment is revoked or expires without consummation) shall be calculated both (1) giving Pro Forma Effect to such Limited Condition Transaction and any related transactions (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) and (2) assuming such Limited Condition Transaction and any related transactions (including any Incurrence or discharge of Indebtedness and Liens and the use of proceeds thereof) have not been consummated.

(d) Notwithstanding anything to the contrary contained in Section 1.03(a), Section 1.03(b) or in the definition of “Capitalized Leases,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 [Reserved].

1.06 [Reserved].

1.07 [Reserved].

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09 [Reserved].

1.10 Certain Calculations and Tests. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including pro forma compliance with the Financial Covenants (any such amounts, the “Fixed Amounts”)) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

1.11 Interest Rates; Licensing.

(a) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Term SOFR Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b) By agreeing to make Credit Extensions under this Agreement, each Lender is confirming that it has all licenses, permits and approvals necessary for use of the reference rates referred to in this Agreement and that such Lender will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.

1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.13 Luxembourgish Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Where it relates to a person incorporated or having its “centre of main interests” (as that term is used in Article 3(1) of the COMI Regulation) in the Grand Duchy of Luxembourg (“Luxembourg”), a reference to:

(i) such person “failing to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements);

(ii) a person being “insolvent” includes that person being in a state of cessation of payments (cessation de paiements) and having lost its credit worthiness (ébranlement du crédit);

(iii) such person’s “organization documents” includes its (restated) articles of association (statuts (coordonnés));

(iv) a “director”, “manager” or “officer” of such person includes a director (administrateur) or a manager (gérant);

(v) a “liquidator”, “rehabilitator” or “receiver” or other similar officer includes a supervisory judge (juge-commissaire), a bankruptcy administrator (curateur), a liquidator (liquidateur), a curator (commissaire), an investigating judge (juge délégué), mandataire de justice or administrateur provisoire, or any other person performing the same function of each of the foregoing pursuant to any insolvency or similar proceedings;

(vi) “proceedings under any Debtor Relief Law”, a “bankruptcy”, “insolvency”, “moratorium” or “dissolution” or similar proceedings includes a bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciare), administrative dissolution without liquidation (dissolution administrative sans liquidation), a moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, judicial reorganization (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation paraccord amiable) or similar laws affecting the rights of creditors generally under Luxembourg law and shall be construed so as to include any equivalent or analogous liquidation or reorganisation proceedings; and

(vii) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amicable agreement (accord amiable).

(b) A reference in a Loan Document to:

(i) an “attachment” includes an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(ii) a “Lien” includes any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect; and

(iii) a “set-off” or similar action includes, for the purposes of Luxembourg law, legal set-off.

1.14 Swedish Terms.

Notwithstanding any other provision of the Pari Passu Intercreditor Agreement, this Agreement or any other Loan Document and/or any exhibit or schedule thereto, the following Swedish Terms shall apply in relation to the terms and conditions set forth under the Pari Passu Intercreditor Agreement, this Agreement and any of the other Loan Documents (the “Swedish Terms”); it being understood and agreed that the Swedish Terms shall always prevail in the case of a conflict between the Swedish Terms and the terms of the Pari Passu Intercreditor Agreement, this Agreement and/or any other Loan Document, notwithstanding the terms and conditions of the Pari Passu Intercreditor Agreement, this Agreement and/or such other Loan Document and regardless of whether any reference is made to, or qualification is made in relation to, the Swedish Terms therein.

(a) With reference to this Agreement and each other Loan Document, where it relates to a Swedish Person, a reference to:

(i) (i) “a compromise” or an arrangement with any creditor includes (A) any write-down of debt or debt settlement (Sw. skulduppgörelse) following from any procedure of företagsrekonstruktion under the Swedish company reorganisation act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(ii) a compulsory manager, receiver, administrative receiver, administrator, liquidator or trustee includes (A) rekonstruktör under the Swedish Company Reorganisation Act, (B) konkursförvaltare under the Swedish Bankruptcy Act, or (C) likvidator under the Swedish Companies Act;

(iii) a guarantee includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependent on the debt to which it relates;

(iv) a merger or consolidation or amalgamation includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act and any demerger (Sw. delning) includes any fission implemented in accordance with Chapter 24 of the Swedish Companies Act;

(v) “a winding-up”, “liquidation” or “dissolution” includes a “frivillig likvidation” or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act, a bankruptcy includes a “konkurs” under the Swedish Bankruptcy and a reorganization includes a “företagsrekonstruktion” under the Swedish Company Reorganisation Act; and

(vi) an insolvency includes such entity being subject to “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(b) Any obligation, representation, undertaking and/or liability of a Swedish Loan Party under this Agreement and/or any other Loan Document in respect of or in relation to, but not limited to, any borrowing, guaranty, guarantee, security, subordination, subrogation, indemnity, payment, repayment, pre-payment, reimbursement or compensation obligation, liability, obligation, waiver of any rights, deemed consent, release of any rights or liabilities, obligation to pay any fees or costs and/or any other obligation or liability of itself or its subsidiaries or parent and/or parent’s subsidiaries or any other entity and any release transfer or other action in connection with a distressed disposal shall be limited, if (and only if) required by the provisions of the Swedish Companies Act regulating distribution of assets (Chapter 17, Sections 1-4) (or their equivalents from time to time) and unlawful loans, security, guarantees and financial assistance (Chapter 21, Sections 1-5) (or their equivalent from time to time) and it is understood and agreed that the obligations, representations, undertakings and liabilities of each Swedish Loan Party under this Agreement and any other Loan Documents and the terms and conditions of the Loan Documents shall only apply to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(c) For the avoidance of doubt, any obligation of a Swedish Loan Party as a joint and several Guarantor shall be subject to the limitations set out in Section 1.14(b).

(d) Any Collateral granted under a Swedish Law Collateral Document will be a reference to such Collateral granted to the Secured Parties represented by the Administrative Agent (acting as collateral agent under such Swedish Law Collateral Document).

(e) Any obligation for any entity incorporated in Sweden to act as trustee on behalf of another party shall be an obligation to act as agent and the obligation to hold assets on trust on behalf of another party shall be an obligation not to hold such assets on trust but to hold such assets as agent for that party.

(f) Any merger in respect of an entity which will be absorbed and the shares of which constitute Collateral under a Swedish Law Collateral Document shall always be subject to the prior written consent of the Administrative Agent (acting in its sole discretion). Each Secured Party hereby authorizes the Administrative Agent to give consent promptly on its behalf where such merger is not prohibited under the terms of the Loan Documents, without notification or further reference to the Secured Parties.

(g) Notwithstanding anything to the contrary in this Agreement, the Pari Passu Intercreditor Agreement and any other Loan Document, the release of any Collateral under or otherwise subject to any Swedish Law Collateral Document (and any permission provided for any disposal, reorganization, merger or similar action relating to any asset which is subject to such Swedish Law Collateral Document) shall always be subject to the prior written consent of the Administrative Agent in its capacity as “collateral agent” (such consent to be given on a case by case basis, at the sole discretion of the Administrative Agent) other than upon the occurrence of the Facility Termination Date. Each Secured Party irrevocably authorizes the Administrative Agent to release such Collateral at its discretion without notification or further reference to the Secured Parties.

(h) If any Swedish Loan Party (the “Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. lag 1944:181 om redovisningsmedel) (as amended) and shall promptly pay or transfer the same to the Beneficiary or as the Beneficiary may direct.

(i) Each party to this Agreement agrees that any transfer by novation in accordance with the Loan Documents shall in each case, in relation to any Swedish Law Collateral Document, take effect as an assignment and assumption and/or transfer (Sw. överlåtelse) of such security interests.

(j) Each transfer and/or assignment by a Lender shall include a proportionate part of the security interests granted under the relevant Swedish Law Collateral Documents, together with a proportionate interest in the relevant Swedish Law Collateral Documents.

(k) In relation to this Agreement and any other Loan Document, any winding-up, insolvency, bankruptcy proceeding or similar arrangement involving an entity incorporated in Sweden will always be subject to Swedish law and in particular to but not limited to the procedure set forth in the Swedish Bankruptcy Act, the Swedish Company Reorganisation Act and the Swedish Companies Act.

(l) The circumstance or fact that no specific reference is made to or qualification is made in respect of the Swedish Terms in a Loan Document shall not mean that the Swedish Terms do not apply and override, the Swedish Terms shall always override and no statement or reference in any Loan Document that a provision or term shall apply notwithstanding any other provision shall apply in relation to the Swedish Terms.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term F Borrowing. Subject to the terms and conditions set forth herein, each Term F Lender severally agrees to make a single term loan in Dollars to the Borrower, on the Closing Date, in an aggregate amount not to exceed such Term F Lender’s Term F Commitment. The Term F Borrowing shall consist of Term F Loans made simultaneously by the Term F Lenders in accordance with their respective Term F Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term F Loans may be Base Rate Loans or Term SOFR Loans as further provided herein. For the avoidance of doubt, it is understood and agreed that the funding of the Term F Loans on the Closing Date by the Term F Lenders shall be effected via a cashless roll of such Term F Lender’s Applicable Percentage (as defined in the Pro Rata Credit Agreement immediately prior to the Closing Date) of $358,000,000 of the Term F Loan (as defined in the Pro Rata Credit Agreement immediately prior to the Closing Date) pursuant to the Cashless Roll Agreement.

(b) The Term F-2 Borrowing. Subject to the terms and conditions set forth herein, each Term F-2 Lender severally agrees to make term loans in Dollars to the Borrower in an aggregate amount not to exceed such Term F-2 Lender’s Term F-2 Commitment. The Term F-2 Lenders shall make (x) one Term F-2 Loan in Dollars to the Borrower on the Closing Date in an aggregate amount equal to $140,000,000 (the “Closing Date Term F-2 Loan”) and (y) one Term F-2 Loan in Dollars to the Borrower at any date during the Availability Period in an aggregate amount equal to $95,000,000 (the “Delayed Draw Term F-2 Loan”). The Term F-2 Borrowing shall consist of Term F-2 Loans made simultaneously by the Term F-2 Lenders in accordance with their respective Term F-2 Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term F-2 Loans may be Base Rate Loans or Term SOFR Loans as further provided herein. For the avoidance of doubt, it is understood and agreed that a portion of the funding of the Closing Date Term F-2 Loan on the Closing Date by each Term F-2 Lender shall be effected via a cashless roll of such Term F Lender’s Applicable Percentage (as defined in the Pro Rata Credit Agreement immediately prior to the Closing Date) of $103,500,000 of the Term F Loan (as defined in the Pro Rata Credit Agreement immediately prior to the Closing Date) pursuant to the Cashless Roll Agreement.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term F Borrowing, each Term F-2 Borrowing, each conversion of Base Rate Loans to Term SOFR Loans, each conversion of Term SOFR Loans to Base Rate Loans and each continuation of Term SOFR Loans, in each case, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days (or, in the case of a Committed Loan Notice for a Term Borrowing, two Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Term SOFR Loans to Base Rate Loans and (B) on the requested date of any Borrowing of Base Rate Loans. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term

SOFR Loans, as applicable, shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (1) whether the Borrower is requesting a Term F Borrowing, a Term F-2 Borrowing, a conversion of Base Rate Loans to Term SOFR Loans, a conversion of Term SOFR Loans to Base Rate Loans, or a continuation of Term SOFR Loans, as the case may be, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (5) if applicable, the duration of the Interest Period with respect thereto, and (6) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans, as applicable, in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans, in each case as described in the preceding subsection. In the case of a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01 of this Agreement), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of CoBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to another Type, and all continuations of Loans as the same Type, there shall not be more than an aggregate of 15 Interest Periods in effect hereunder.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional. Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice shall be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility with respect to which Loans are being prepaid, the principal repayment installments to which such prepayment is to be applied and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan, as applicable, shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as the Borrower may direct under the applicable Class or Classes of Term Loans as the Borrower may direct (and in the absence of any direction, ratably to the Term Loans of each Class and in direct order of maturity to the remaining quarterly principal installments thereof). Subject to Section 2.17, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is conditioned upon the consummation of a new debt or equity financing or other transaction specified therein, such notice of prepayment may be revoked or delayed if such condition is not specified on the date specified in such notice; provided that Section 3.05 shall apply to any such revocation or delay.

(b) Mandatory.

(i) [Reserved].

(ii) Asset Sales. If the Borrower or any of its Restricted Subsidiaries disposes of any property (other than sales of inventory in the ordinary course of business) pursuant to Section 7.05(w) which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $50,000,000 (less any exclusion of prepayments from Net Cash Proceeds of Extraordinary Receipts applied to the $50,000,000 threshold set forth in clause (iii) below) in the aggregate for the Net Cash Proceeds received from all such Asset Sales during the immediately preceding twelve month period on the next Business Day following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided that with respect to any Net Cash Proceeds realized under an Asset Sale described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Sale), and so long as no Event of Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in any one or more businesses, assets or property or capital expenditures, in each case, used or useful in a similar business and permitted hereunder (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such person is or becomes a Restricted Subsidiary as a result of such acquisition) so long as (A) within 18 months after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed) and (B) if a definitive agreement to so reinvest has been executed within such 18-month period, then such reinvestment shall have been consummated within 6 months after such 18-month period (in each case, as certified by the Borrower in writing to the Administrative Agent); provided, further, that (i) any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(ii) and (ii) the use of such proceeds for working capital shall not qualify as a permitted reinvestment hereunder except in the case of an acquisition of a Person or business that includes working capital.

(iii) Extraordinary Receipts. Upon the occurrence of any Extraordinary Receipt with respect to the Borrower or any of its Restricted Subsidiaries which, in any such case, results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of the Net Cash Proceeds received therefrom in excess of $50,000,000 (less any exclusion of prepayments from Net Cash Proceeds of Asset Sales applied to the $50,000,000 threshold set forth in clause (ii) above) in the aggregate for the Net Cash Proceeds received from all such Extraordinary Receipts during the immediately preceding twelve month period on the next Business Day following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided that, with respect to any Net Cash Proceeds realized under an Extraordinary Receipt described in this Section 2.05(b)(iii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 45 days following the date of such Extraordinary Receipt), and so long as no Event of Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds in the replacement or restoration of any properties or assets in respect of which such Net Cash Proceeds were paid or in any one or more businesses, assets or property or capital expenditures, in each case, used or useful in a similar business and permitted hereunder (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such person is or becomes a Restricted Subsidiary as a result of such acquisition) so long as (A) within 18 months after receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or a definitive agreement to so reinvest shall have been executed) and (B) if a definitive agreement to so reinvest has been executed within such 18-month period, then such reinvestment shall have been consummated within 6 months after such 18-month period (in each case, as certified by the Borrower in writing to the Administrative Agent); provided, further, that (i) any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(iii) and (ii) the use of such proceeds for working capital shall not qualify as a permitted reinvestment hereunder except in the case of an acquisition of a Person or business that includes working capital.

(iv) Debt Issuances. Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of (A) any Permitted Credit Agreement Refinancing Indebtedness or (B) any other Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (other than Section 7.02(b)(xiv))), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on the next Business Day following receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (v) below or, with respect to Permitted Credit Agreement Refinancing Indebtedness, clause (x) below).

(v) Certain Applications. Each prepayment of Term Loans pursuant to clauses (ii), (iii) and (other than with respect to Permitted Credit Agreement Refinancing Indebtedness) (iv) of the foregoing provisions of this Section 2.05(b) shall be applied ratably to each Class of the Term Facilities (or, with respect to any Incremental Term Loans, as otherwise provided in the applicable Credit Extension Amendment) and (x) with respect to the Term F Facility and the Term F-2 Facility, to the principal repayment installments thereof in direct order of maturity or as otherwise directed by the Borrower to the Administrative Agent and (y) with respect to any Incremental Term Loans, unless otherwise provided in the applicable Credit Extension Amendment establishing such Incremental Term Loans, to the principal repayment installments thereof in direct order of maturity or as otherwise directed in writing by the Borrower to the Administrative Agent. Subject to Section 2.17, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities; provided that with respect to any Net Cash Proceeds from any Asset Sale or Extraordinary Receipt, the Borrower may prepay Term Loans and prepay or purchase any Incremental Equivalent Debt that is secured by the Collateral on a pari passu basis with the Obligations (at a purchase price of no greater than par plus accrued and unpaid interest), to the extent required thereby, on a pro rata basis in accordance with the respective outstanding principal amounts of the Term Loans and such Incremental Equivalent Debt as of the time of the applicable Asset Sale or Extraordinary Receipt.

(vi) [Reserved].

(vii) [Reserved].

(viii) [Reserved].

(ix) Notwithstanding anything to the contrary contained in Section 2.05(b)(ii), or (iii), to the extent attributable to an Asset Sale or Extraordinary Receipt by a Restricted Subsidiary that is a Foreign Subsidiary (or a Restricted Subsidiary of a Foreign Subsidiary), no prepayment (or a portion thereof) required under Section 2.05(b)(ii) or (iii) shall be made if the repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sales or Extraordinary Receipt by such Foreign Subsidiary (x) is prohibited or delayed by applicable local Laws or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Borrower in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with Section 2.05(b)(ii) or (iii); provided that the preceding clause (x) shall apply to such amounts for so long, but only for so long, as the applicable local Laws will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local Laws, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local Laws and is not subject to the preceding clause (y), the portion of such Net Cash Proceeds so affected will then be required to be applied (net of additional taxes that would be payable or reserved against if such net cash proceeds were then repatriated) in compliance with Section 2.05(b)(ii) or (iii). Notwithstanding anything to the contrary contained in this Section 2.05, to the extent a Restricted Payment or other distribution to the Borrower is required (notwithstanding the Loan Parties’ commercially reasonable efforts to make such mandatory prepayment without making such Restricted Payment or other payment) in connection with such prepayment (or portion thereof), or otherwise in the case of the repatriation of all or any such amount to make such prepayment, no prepayment (or a portion thereof) required under Section 2.05(b)(ii) and (iii) shall be made if either of the Borrower or any Restricted Subsidiary determines in good faith that it would incur liability in respect of Taxes (including any withholding tax) in connection with making such Restricted Payment or other distribution or repatriation which Borrower, in its reasonable judgment, deems to be material; provided that the Borrower shall use commercially reasonable efforts to eliminate or reduce any such material adverse tax consequences to enable the repatriation to be made. Notwithstanding anything in the preceding two sentences to the contrary, in the event the limitations or restrictions described therein cease to apply to any prepayment (or portion thereof) required under Section 2.05(b), the Borrower shall make such prepayment in an amount equal to the lesser of (1) the amount of such prepayment previously required to have been made without having given effect to such limitations or restrictions and (2) the amount of cash and Cash Equivalents on hand at such time, in each case, less the amount by which the Net Cash Proceeds from the applicable Asset Sale were previously used for the permanent repayment of Indebtedness.

(x) Notwithstanding the foregoing, in the case of prepayments made pursuant to Section 2.05(b)(v) in respect of any Permitted Credit Agreement Refinancing Indebtedness, such prepayment shall be applied solely to those applicable Class of Term Loans with respect to which such Permitted Credit Agreement Refinancing Indebtedness is being incurred.

(xi) Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05, prior to the last date of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Term SOFR Loan, as applicable, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Term SOFR Loans, as applicable, to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required to this Section 2.05, it being understood that interest shall continue to accrue on all such outstanding Loans until such time as payment is actually made.

(c) [Reserved].

(d) [Reserved].

(e) Other Applicable Debt. If at the time that any prepayment pursuant to Section 2.05(b) would be required, the Borrower is also required to offer to repurchase, defease or prepay Incremental Equivalent Debt, Ratio Debt, Indebtedness outstanding under the Pro Rata Credit Agreement Documents or Indebtedness incurred pursuant to Section 7.02(b)(xiv) (in each case, to the extent secured by Liens on the assets giving rise to such prepayment on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds (such Indebtedness required to be offered to be so repurchased, “Other Applicable Debt”), then the Borrower may apply such net proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans (except to the extent a less than ratable payment is permitted or required to be made to the Incremental Term Loans (or extended Incremental Term Loans), Refinanced Term Loans, Extended Term F Loans or Extended Term F-2 Loans pursuant to the Credit Extension Amendment) and Other Applicable Debt at such time; provided that the portion of such net proceeds allocated to the Other Applicable Debt shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Debt pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(e) shall be reduced accordingly.

2.06 Termination or Reduction of Commitments. (a) The Term F Commitments shall automatically terminate upon the extension of the Term F Loans on the Closing Date, and (b) the Term F-2 Commitments shall automatically terminate upon the earlier of (i) the making of the Delayed Draw Term F-2 Loan and (ii) the end of the Availability Period.

2.07 Repayment of Loans.

(a) Term F Loans. On the last Business Day of each March, June, September and December, commencing on the last Business Day of the first full fiscal quarter after the Closing Date, the Borrower shall repay to the Term F Lenders a principal amount of Term F Loans equal to 1.25% of the initial aggregate principal amount of the Term F Loans made on the Closing Date pursuant to Section 2.01(a) (which principal amounts shall be reduced in each case as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided that the final principal repayment installment of the Term F Loans shall be repaid on the Maturity Date for the Term F Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term F Loans outstanding on such date.

(b) Term F-2 Loans. On the last Business Day of each March, June, September and December, commencing on the last Business Day of the first full fiscal quarter after the Closing Date, the Borrower shall repay to the Term F-2 Lenders a principal amount of Term F-2 Loans equal to 1.25% of the aggregate principal amount of the Term F-2 Loan Facility advanced (or deemed advanced) pursuant to Section 2.01(b) on or prior to the date of each such amortization payment being due (which principal amounts shall be reduced in each case as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided that the final principal repayment installment of the Term F-2 Loans shall be repaid on the Maturity Date for the Term F-2 Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term F-2 Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; (ii) if any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or while any Event of Default exists (other than as set forth in clause (a)(i) above), then upon the request of the Required Term F Lenders (in the case of the Term F Facility) and/or the Required Term F-2 Lenders (in the case of the Term F-2 Facility), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and (iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Term F-2 Lender in accordance with its Applicable Percentage of the Term F-2 Commitments, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Rate with respect to the Commitment Fee times the actual daily amount by which the Term F-2 Commitments exceed the sum of the Outstanding Amount of Term F-2 Loans, subject to adjustment as provided in Section 2.17. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay:

(i) to each Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters, which such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever;

(ii) to the Administrative Agent, an annual administrative agency fee in an amount from time to time agreed in writing with the Borrower; and

(iii) to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans, as applicable (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower and Loan Parties in the amount of such participation. This Section 2.13 shall not apply to any action taken by any Farm Credit Lender with respect to Farm Credit Equities held by the Borrower or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

2.14 Increase in Commitments.

(a) Request for Increase. The Borrower may, from time to time, request by notice to the Administrative Agent (A) an increase in the Term F Facility (each, a “Term F Loan Increase”), (B) an increase in the Term F-2 Facility (each, a “Term F-2 Loan Increase”), (C) an increase in any then-existing tranche of Incremental Term Loans (each, an “Incremental Term Loan Increase”; each Incremental Term Loan Increase, Term F Loan Increase and each Term F-2 Loan Increase, collectively, referred to as the “Term Loan Increases”) or (D) one or more term loan tranches (as determined by the Administrative Agent and the Borrower, taking into account maturity and applicable rates with respect thereto) to be made available to the Borrower (each, an “Incremental Term Loan”; each Incremental Term Loan and each Term Loan Increase, collectively, referred to as the “Incremental Increases”); provided that:

(i) the principal amount for all such Incremental Increases shall not exceed the Incremental Available Amount;

(ii) any such request for an Incremental Increase shall be in a minimum amount of $25,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section);

(iii) no Incremental Term Loan shall mature earlier than the latest Maturity Date for the Term F Facility or Term F-2 Facility, as applicable, then in effect or have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Term F Facility or Term F-2 Facility, as applicable (or, if applicable, and longer, any prior Incremental Term Loan); provided that at the option of Borrower, this clause (iii) shall not apply to any Permitted Bridge Indebtedness;

(iv) [reserved];

(v) [reserved];

(vi) each Incremental Term Loan shall be pari passu in right of payment, prepayment, voting and/or security with the Term Loans, including sharing in mandatory prepayments under Section 2.05(b) pro rata with the Term Loans (unless agreed to be paid after the Term Loans by the Lenders providing such Incremental Term Loan);

(vii) [reserved];

(viii) [reserved];

(ix) except as provided above and in Section 2.14(d), all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the applicable Term Facility, shall be reasonably satisfactory to the Administrative Agent, the applicable Lenders providing such Incremental Term Loan and the Borrower; and

(x) each Incremental Increase shall constitute Obligations hereunder and shall (i) be guaranteed and secured pursuant to the Guaranty and the Collateral Documents on a pari passu basis with the other Obligations hereunder, (ii) not have guarantees from any Person that is not a Loan Party and (iii) not be secured by assets other than the Collateral.

(b) Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Borrower and the Administrative Agent, or by any Additional Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to each proposed Additional Lender providing such Incremental Increase to the extent the Administrative Agent would be required to consent to an assignment to such Additional Lender pursuant to Section 10.06(b)(iii).

No Lender shall have any obligation to participate in any Incremental Increase (and any existing Lender that fails to respond to any request to participate in any Incremental Increase within the requested time shall be deemed to have declined to participate in such Incremental Increase), and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(c) Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Incremental Increase (the “Increase Effective Date”). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase.

(i) As a condition precedent to each Incremental Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and, if reasonably determined by the Administrative Agent to be necessary or desirable under applicable Law with respect to the Guaranty of a Guarantor, of each such Guarantor, dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower or Guarantor and (i) certifying and attaching the resolutions adopted by the Borrower or Guarantor approving or consenting to such Incremental Increase (which, with respect to any such Loan Party, may, if applicable, be the resolutions entered into by such Loan Party in connection with the incurrence of the Obligations on the Closing Date) and (ii) certifying that, before and after giving effect to such Incremental Increase (and assuming that the full amount of the commitments of such Incremental Increase are fully drawn):

(A) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction permitted hereunder, to the extent agreed by the Lenders providing such Incremental Term Loan or Term Loan Increase, the representations and warranties the accuracy of which are a condition to the funding of such Incremental Term Loan or Term Loan Increase may be limited to (1) the Specified Representations (or such other formulation thereof as may be agreed by the lenders providing such Incremental Term Loan or Term Loan Increase), and (2) those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the lenders under the Incremental Term Loan or Term Loan Increase and if breached would give the Borrower and/or applicable Restricted Subsidiary the right to terminate or refuse to close under the applicable acquisition agreement;

(B) no Default or Event of Default shall exist and be continuing; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction permitted hereunder, to the extent agreed by the lenders providing such Incremental Term Loan or Term Loan Increase, (1) at the time of the execution and delivery of the purchase agreement or other definitive documentation related to such Limited Condition Transaction, no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof and (2) on the date of the effectiveness and the making of any such Incremental Term Loan or Term Loan Increase, no Specified Default shall have occurred and be continuing or shall occur as a result thereof; and

(C) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance, after giving effect to the incurrence of any such Incremental Increase (assuming that such Incremental Increase is fully drawn) with the Financial Covenants; provided that in the case of any Incremental Term Loan or Term Loan Increase the proceeds of which are to be used to finance a Limited Condition Transaction, if the Borrower so requests, to the extent agreed by the Lenders providing such Incremental Term Loan or Term Loan Increase, such compliance may be measured at the LCT Determination Date (and Section 1.03(c)(iii) shall then apply).

(ii) To the extent that any Incremental Increase shall take the form of an Incremental Term Loan, this Agreement shall be amended (without the need to obtain the consent of any Lender other than the Lenders providing such Incremental Term Loans), in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to include such terms as are customary for a term loan commitment, including mandatory prepayments, assignments and voting provisions; provided that the covenants, defaults and similar non-economic provisions applicable to any Incremental Term Loan, taken as a whole, (1) shall not be materially more restrictive than the corresponding terms set forth in the then-existing Loan Documents, taken as a whole, without the express written consent of the Administrative Agent, except to the extent (x) necessary to provide for additional or different covenants or other terms applicable only during the period after the latest Maturity Date of each other then-existing Facility, (y) such terms are added in the Loan Documents for the benefit of the Lenders under each Facility pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent, or (z) otherwise reasonably acceptable to the Administrative Agent and (2) shall not contravene any of the terms of the then existing Loan Documents; provided that the documentation governing any Incremental Term Loans may include a financial maintenance covenant, it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the existing Lenders to the extent that such financial maintenance covenant is (x) also added for the benefit of any existing Term Loans or (y) only applicable after the latest Maturity Date in effect immediately prior to giving effect to such Incremental Term Loan. A certificate of the Borrower as to the satisfaction of the conditions described in this clause (ii) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (ii), shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

(iii) [Reserved].

(iv) Each Term Loan Increase shall be part of the existing Term F Facility or Term F-2 Facility, as applicable, and shall have the same terms (except for upfront fees and original issue discount) as the outstanding Term F Loans or Term F-2 Loans, as applicable; provided that as of the Increase Effective Date with respect to any Term Loan Increase, the amortization schedule set forth in Section 2.07(a) or (b), as applicable, shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(v) Each Incremental Term Loan Increase shall be a part of the Incremental Term Loans to which such increase applies, and shall have the same terms (except for upfront fees and original issue discount) as the outstanding applicable Incremental Term Loans; provided that as of the Increase Effective Date with respect to any Incremental Term Loan Increase, the amortization schedule applicable to the applicable Incremental Term Loans shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Incremental Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date. Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) The Incremental Increases shall be documented by a Credit Extension Amendment executed by the Persons providing the Incremental Increases (and the other Persons specified in the definition of “Credit Extension Amendment” but no other existing Lender), and the Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

(f) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15 Permitted Refinancing Amendment.

(a) Permitted Refinancing Amendment. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Permitted Refinancing Lender, Permitted Credit Agreement Refinancing Indebtedness permitted by Section 7.02(b)(xiv) in respect of all or any portion of the Loans or Commitments then outstanding under this Agreement, in the form of Permitted Refinancing Loans or Permitted Refinancing Commitments, in each case pursuant to a Permitted Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, the Permitted Refinancing Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Permitted Refinancing Amendment.

(b) Terms, Etc. The terms, provisions and documentation of any Permitted Refinancing Loans and Permitted Refinancing Commitments shall be subject to the limitations set forth in the definition of “Refinancing Indebtedness” and Section 7.02(b)(xiv).

(c) Minimum Amounts. Each issuance of Permitted Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is not less than $10,000,000, and an integral multiple of $1,000,000 in excess thereof.

(d) Conditions Precedent. The effectiveness of any Permitted Refinancing Amendment shall be subject to the satisfaction or waiver on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date, (ii) customary legal opinions reasonably acceptable to the Administrative Agent and (iii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Permitted Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(e) Effectiveness. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Permitted Refinancing Loans and/or Permitted Refinancing Commitments).

(f) Necessary Amendments. Any Permitted Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and each of the parties hereto hereby consents to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of interest, fees or premium in respect of any Permitted Credit Agreement Refinancing Indebtedness on such terms as may be set forth in the relevant Permitted Refinancing Amendment in accordance with this Section 2.15).

(g) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 [Reserved].

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definitions of “Required Lenders”, “Required Term F Lenders”, “Required Term F-2 Lenders” and “Required Class Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the

Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders under such Facility as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of such Defaulting Lender under the applicable Facility until such time as all Loans held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 [Reserved].

2.19 MIRE Event. Notwithstanding anything to the contrary herein, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Loans or Commitments (including the provision of Incremental Term Loans or any other incremental credit facilities hereunder, but excluding any continuation of borrowings, shall be subject to flood insurance due diligence and flood insurance compliance in accordance with clause (d)(v) of the definition of “Collateral and Guarantee Requirement”.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good-faith discretion of a Loan Party or the Administrative Agent) require the deduction or withholding of any Tax from any such payment by a Loan Party or the Administrative Agent, (i) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) and (g) below, (ii) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of, or duplication of amounts payable under, subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of, or duplication of amounts payable under, subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a

Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii).

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirement for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (or any successor form); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) On or prior to the date on which it becomes a party to this Agreement, (i) the Administrative Agent and any successor Administrative Agent, in each case, that is a U.S. Person, shall provide to the Borrower two duly completed signed copies of IRS Form W-9 (or any successor form) and (ii) the Administrative Agent and any successor Administrative Agent, in each case, that is not a U.S. Person, shall deliver to the Borrower two duly completed signed copies of IRS Form W-8ECI (or any successor form) with respect to payments to be received under the Loan Documents for its own account and two duly completed signed copies of IRS Form W-8IMY (or any successor form) assuming primary responsibility for withholding under Chapters 3 and 4 of the Code with respect to payments to be received under the Loan Documents for the account of Lenders. The Administrative Agent shall, whenever a lapse in time or change in circumstance renders any such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(g), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of any change in any requirement of Law after the date hereof.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon a Relevant Rate, or to purchase or sell, or to take deposits of, Dollars, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, as applicable, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, as applicable, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan, or a conversion of Base Rate Loans to Term SOFR Loans, or a continuation of Term SOFR Loans, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) in connection with Term SOFR Loans, no Term SOFR Successor Rate has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Term SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Loans, Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) above, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice,

(I) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of, Term SOFR Loans, Interest Period(s) or determination date(s), as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein, and (II)any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period with respect thereto.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease; provided that at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or Section 3.03(b)(ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Term SOFR Successor Rate in accordance with this Section 3.03(b) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Term SOFR Successor Rate. Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, the Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans, as applicable, made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender are generally treated (it being understood that this provision shall not be construed to obligate any Lender to make available any information that, in its sole discretion, it deems confidential).

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that the Borrower shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender are generally treated (it being understood that this provision shall not be construed to obligate any Lender to make available any information that, in its sole discretion, it deems confidential).

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Within ten (10) days of receipt of demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) [reserved]; or

(d) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligations of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) counterparts of this Agreement, the Pari Passu Intercreditor Agreement, the Guaranty, the Perfection Certificate, an amendment to (or amendment and restatement of) the Specified Account Agreement existing as of the Closing Date for the purposes of adding the Administrative Agent as a party thereto, the U.S. Security and Pledge Agreement, the Intellectual Property Security Agreements with respect to certain IP Rights owned by the Loan Parties as of the Closing Date and, subject to Section 6.21, each Foreign Security Document described on Schedule 1.01(d), in each case, executed by each Person a party thereto;

(ii) a Note executed by the Borrower in favor of each Lender that shall have requested a Note with respect to the applicable Facility at least two Business Days prior to the Closing Date; provided that this shall not prevent a Lender from requesting a Note to be delivered after the Closing Date;

(iii) (A) such customary certificates of resolutions or other action, incumbency certificates, corporate resolutions (including Board of Directors’ resolutions), board of trade certificates, trade register extract and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower or Guarantor is a party or is to be a party; (B) in the case of a Specified Loan Party incorporated under the Laws of Brazil (each, a “Brazilian Guarantor”), the quotaholder resolutions of such Brazilian Guarantor duly signed and duly filed (protocolo), as necessary, with the applicable board of trade certifying that such Brazilian Guarantor is duly authorized to enter into and perform all applicable Loan Documents being entered into by such Brazilian Guarantor on the Closing Date; and (C) in the case of each Guarantor incorporated in Luxembourg (each, a “Luxembourg Guarantor”), a customary formalities certificate (1) certifying (v) on guaranteeing and securing limits, (w) that copy documents are correct, complete and in full force and effect and have not been amended or superseded, (x) compliance with the Luxembourg law dated 31 May 1999 on the domiciliation of companies, (y) its solvency and (z) its place of the central administration (siège de l’administration centrale or siège de direction effective) and its center of main interests and (2) attaching (w) the corporate resolutions authorizing the entering into and performance of the Loan Documents being entered into by such Luxembourg Guarantor on the Closing Date, (x) a certificate of non-inscription of judicial decision or administrative dissolution without liquidation procedure (certificat de non-inscription d’une décision judiciaire ou de procédure dissolution administrative sans liquidation), (y) an extract (extrait) and (z) a specimen of the signature of each person authorized by the corporate resolution;

(iv) such documents (including Organization Documents of the Borrower and each Guarantor and, where applicable, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization, and certified by a Responsible Officer of the Borrower or such Guarantor, as applicable, to be true and correct as of the Closing Date) and (to the extent applicable) customary good standing certificates as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, validly existing and (to the extent applicable) in good standing in the jurisdiction where it is organized;

(v) subject to Section 6.21 (solely as it relates to any opinions to be delivered in connection with the execution and delivery of any instrument, document or agreement to be delivered after the occurrence of the Closing Date as permitted pursuant to Section 6.21), customary opinions of Debevoise & Plimpton LLP, special U.S. counsel to the Loan Parties, and customary opinions of each local counsel listed on Schedule 4.01, in each case addressed to the Administrative Agent and each Lender party hereto, dated as of the Closing Date;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that, after giving effect to the consummation of the Transactions, (A) the conditions specified in Section 4.01(j) and Sections 4.02(a) and 4.02(b) have been satisfied and (C) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenants;

(vii) a solvency certificate substantially in the form of Exhibit G signed by the chief financial officer of the Borrower;

(viii) a Request for Credit Extension in accordance with the requirements of this Agreement, along with a customary flow of funds statement executed by the Borrower with respect to the transactions to occur on the Closing Date; and

(ix) to the extent applicable, a Funding Indemnity Letter.

(b) Subject to Section 6.21, the Collateral and Guarantee Requirement shall have been satisfied and (after giving effect to any Liens to be released prior to or contemporaneously with the initial Credit Extension on the Closing Date) the Collateral shall be subject to no Liens other than Permitted Liens; provided that if, notwithstanding the use by the Borrower of commercially reasonable efforts to provide and perfect on the Closing Date security interest in assets intended to constitute Collateral such provision and/or perfection of a security interest (other than the (i) execution and delivery of the Security and Pledge Agreement by each Loan Party, (ii) the delivery of UCC financing statements with respect to each Loan Party (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each Loan Party) and (iii) the delivery of Intellectual Property Security Agreements) is not accomplished as of the Closing Date, such provision and/or perfection of a security interest in such Collateral shall not be a condition to the availability of the initial Credit Extension on the Closing Date or the extension of the Delayed Draw Term F-2 Loan during the Availability Period.

(c) Since December 31, 2023 there shall not have occurred a Material Adverse Effect.

(d) (x) Upon the reasonable request of the Administrative Agent or any Lender made at least ten Business Days prior to the Closing Date, the Borrower shall have provided to the Administrative Agent and such Lender, and the Administrative Agent and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case at least three Business Days prior to the Closing Date and (y) at least three Business Days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent and each Lender that so requests a Beneficial Ownership Certification in relation to such Loan Party.

(e) Any fees required to be paid pursuant to this Agreement or the Fee Letters shall have been paid.

(f) Unless waived by the Administrative Agent, all reasonable and documented out-of-pocket expenses required to be paid on or before the Closing Date shall have been paid (to the extent invoiced at least three Business Days (or such shorter period as the Borrower may agree) prior to the Closing Date (provided that any such invoice shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).

(g) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has made a minimum equity investment of $1,000 in each of (i) CoBank and (ii) FCMA’s Farm Credit Equities.

(h) The Borrower shall have executed a membership agreement with FCMA in form and substance satisfactory to FCMA and the Administrative Agent.

(i) The Borrower shall have executed a waiver of borrower rights agreement in form and substance satisfactory to the Administrative Agent.

(j) On the Closing Date and after giving effect to (i) the funding of the Term F Loan and the Closing Date Term F-2 Loan, and (ii) the Pro Rata Credit Agreement Amendment, (A)(1) the commitments with respect to the Revolving Credit Facility under the Pro Rata Credit Agreement (and as defined therein) held by Farm Credit Lenders shall not be greater than $70,000,000, (2) the amount of the Pro Rata Credit Agreement Term A Loan held by Farm Credit Lenders shall have been paid in full, and (3) the Term F Loan (as defined in the Pro Rata Credit Agreement immediately before the Closing Date) outstanding under the Pro Rata Credit Agreement immediately prior to the Closing Date shall have been paid in full and (B) the Facilities shall not constitute more than 50% of the total credit facilities collectively provided pursuant to (1) this Agreement, (2) the Pro Rata Credit Agreement and (3) the PNC Receivables Facility.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Initial Funding Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term SOFR Loans, as applicable) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and (ii) except that for purposes of this Section 4.02(a), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) [Reserved]; and

(e) Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized, incorporated or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, solely with respect to clauses (b)(i) and (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries (except for Permitted Liens) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in the cases of the foregoing clauses (b) and (c) as could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is a party thereto, or otherwise in connection with the Transactions, other than (a) filings and delivery of certificates and promissory notes representing Collateral necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (b) such approvals, consents, exemptions, authorizations, actions, notices and filings that either have been duly obtained, taken, given or made and are in full force and effect or the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, and (c) such approvals, consents, exemptions, authorizations or other actions, notices or filings (i) in connection with the enforcement of the Loan Documents or (ii) the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness of the Borrower and its Subsidiaries as of the date thereof to the extent required to be reflected on the Audited Financial Statements in accordance with GAAP or identified in the footnotes thereto.

(b) The unaudited consolidated balance sheet of the Borrower as of March 31, 2024, and the related consolidated statements of operations, comprehensive income (loss) and cash flows (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) [Reserved].

(e) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Restricted Subsidiaries most recently delivered pursuant to Section 6.01(c) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and at the time delivered hereunder (it being understood by the Lenders that the such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control; that such forecasts, by their nature, are inherently uncertain and no assurances are being given that the results reflected in such forecasts will be achieved; and that actual results may differ from such forecasts, and such differences may be material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except any Disclosed Litigation, either individually or in the aggregate that could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental. Except as specifically disclosed in Schedule 5.09, (i) there has been no violation of Environmental Laws by the Borrower or any of its Restricted Subsidiaries or in connection with any of their respective owned or leased real properties, and (ii) neither the Borrower nor any of its Restricted Subsidiaries has received written notice of any Environmental Liability, nor does the Borrower or any of its Restricted Subsidiaries have knowledge that any such notice will be received or is being threatened, in the case of each of clauses (i) and (ii) that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding any other representation and warranty herein, this is the only representation and warranty with respect to Environmental Laws.

5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates; provided that the foregoing provisions of this Section 5.10 shall not restrict the ability of the Borrower or its Restricted Subsidiaries to use either commercially reasonable self-insurance or insurance through “captive” insurance Subsidiaries.

5.11 Taxes. Except as disclosed on Schedule 5.11 with respect to the Specified Disclosed Litigation, (a) the Borrower and each of its Restricted Subsidiaries have filed all federal, state and other tax returns required to be filed, and have paid all federal, state and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or equivalent accounting standards in its country of organization and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) there is no tax assessment proposed in writing against the Borrower or any Restricted Subsidiary that is not being actively contested by the Borrower or such Restricted Subsidiary in good faith that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any of its Restricted Subsidiaries is party to any tax sharing agreement, other than the Tax Matters Agreement.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected, whether individually or taken in the aggregate, to result in a Material Adverse Effect (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, (ii) with respect to each Plan that is intended to be a qualified plan under Section 401(a) of the Code, such Plan either (A) has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, (B) is in the form of a master and prototype or volume submitter document that is the subject of a favorable opinion letter from the IRS, or (C) has submitted or will prior to the Closing Date submit an application for a letter described in clause (A) above to the IRS, and (iii) to the best knowledge of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the actual knowledge of the Borrower after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected, whether individually or taken in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event or Foreign Plan Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event or Foreign Plan Event with respect to any Pension Plan, Multiemployer Plan or Foreign Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(d) The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13 Subsidiaries; Guarantors; Equity Interests.

(a) Schedule 5.13(a) sets forth the complete and accurate name of each Subsidiary as of the Closing Date and the jurisdiction of organization of each such Subsidiary, and indicates, as of the Closing Date, whether each such Subsidiary is a Restricted Subsidiary or Unrestricted Subsidiary, and, for each Restricted Subsidiary, whether such Restricted Subsidiary is a Guarantor or is not a Guarantor, and if such Restricted Subsidiary is a Domestic Subsidiary or a Foreign Subsidiary organized in an Approved Jurisdiction but is not a Guarantor, the clause of the definition of “Excluded Subsidiary” applicable to such Restricted Subsidiary.

(b) As of the Closing Date, no Loan Party holds any Equity Interests in any other Person that is not a Subsidiary other than those specifically disclosed in Schedule 5.13(b).

(c) As of the Closing Date, all of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. As of the Closing Date, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by a Loan Party or a Subsidiary that is not a Loan Party in the amounts specified on Schedule 5.13(a) free and clear of all Liens except Permitted Liens. The copy of the Organization Document of each Loan Party and each amendment thereto provided to the Administrative Agent on the Closing Date is, as of the Closing Date, a true and correct copy of each such Organization Document, each of which is valid and in full force and effect as of the Closing Date.

5.14 Margin Regulations; Investment Company Act; Use of Proceeds.

(a) The Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. The execution, delivery and performance of the Loan Documents by the Borrower and its Restricted Subsidiaries will not violate the Regulations U or X of the FRB. After applying the proceeds of any Loan, margin stock does not exceed 25% of the value of the assets subject to this Agreement or any other Loan Document.

(b) None of the Borrower or any other Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c) Use of the proceeds of the Loans shall be solely for the purposes described in Section 6.11.

5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the time furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender, together with filings by the Borrower with the SEC (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to estimates, projected or forecasted financial information, the Borrower’s representations are limited to those set forth in Section 5.05(e); provided, further, that with respect to reports and information derived from Persons unaffiliated with the Borrower, the Borrower only represents that it has no knowledge of any such material misstatement or omission therein.

5.16 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Borrower and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without any known conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, neither the Borrower nor any of its Restricted Subsidiaries is presently charged or threatened to be charged with any infringement of, or has knowingly infringed on, any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any person, except where the effect thereof individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Borrower is, on a consolidated basis with its Restricted Subsidiaries, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. Other than as could not reasonably be expected to have a Material Adverse Effect,(a) there are no strikes, lockouts, or other labor disputes or grievances pending against the Borrower or any of its Restricted Subsidiaries, or to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries and (b) no unfair labor practice charges or grievances are pending against the Borrower or any of its Restricted Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiaries, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.21 Sanctions. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced under Sanctions, or (c) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Sanctions. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, to fund any activities of or business with any individual or entity that is, or is owned or controlled by persons or entities that are, at the time of such funding, the subject of Sanctions or in any Designated Jurisdiction (except to the extent permissible for an entity required to comply with Sanctions) or in any other manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent, any other Secured Party, or otherwise) of Sanctions. No Collateral is or will become property that would result in a violation by any individual or entity (including the Lenders, the Administrative Agent or any other Secured Party) of any applicable Anti-Terrorism Law or Sanctions.

5.22 Anti-Corruption Laws. (i) The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to prevent violation of, and promote and achieve compliance by, the Borrower and its Subsidiaries with such laws and (ii) neither the Borrower, any of its Subsidiaries nor (to the knowledge of the Borrower and its Subsidiaries) any director, officer, agent or employee thereof, has engaged in any activity or conduct which would violate any applicable Anti-Corruption Laws. No part of the proceeds of the Loans will be used, directly or, knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

5.23 Anti-Terrorism Laws. Each Loan Party and each Restricted Subsidiary is in compliance, in all material respects, with any applicable Anti-Terrorism Laws.

5.24 Collateral Documents. The provisions of the Collateral Documents are effective (subject to, in case of an account pledge agreement governed by Luxembourg law, the actions required to be taken pursuant to terms of such agreement being taken) to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein. In the case of the “Pledged Collateral” (as described in the U.S. Security and Pledge Agreement), when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the U.S. Security and Pledge Agreement are delivered to the Administrative Agent, and in the case of the other Collateral described in the U.S. Security and Pledge Agreement, when financing statements are filed in the applicable filing offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent a security interest in such Collateral can be perfected by filing Uniform Commercial Code financing statements, possession, or control, in each case prior and superior in right to the Lien of any other Person (subject to Permitted Liens). When the perfection actions required to be taken pursuant to terms of each other Collateral Document are taken, the Administrative Agent (for the benefit of the Secured Parties (or where required under local law, in favor of the Secured Parties)) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to the Lien of any other Person (subject to Permitted Liens).

5.25 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.26 Beneficial Ownership Certificate. As of the Closing Date, the information included in each Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.27 Covered Entity. No Loan Party is a Covered Entity.

5.28 [Reserved].

5.29 COMI Regulation. Except as set forth in the Guaranty entered into by the relevant Loan Party, for the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”), each Loan Party incorporated or organized under the laws of a country that is a member of the European Union has its (after giving effect to the transactions) center of main interest (as that term is used in Article 3(1) of the COMI Regulation) situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2 (10) of the COMI Regulation) in any other jurisdiction.

5.30 Luxembourg Representations. The place of the central administration (siège de l’administration centrale or siège de direction effective) of each Guarantor incorporated in Luxembourg is located at its registered office (siège statutaire) in Luxembourg and each such Guarantor is, to the extent applicable to it, in compliance with the Luxembourg law dated 31 May 1999 on the domiciliation of companies.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary (or, in the case of the covenants set forth in Sections 6.11 and 6.17, each Subsidiary) to:

6.01 Financial Statements. Make available to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (with the understanding that any of the so-called “Big Four” accounting firms shall be deemed to be acceptable to the Required Lenders), which report shall state that such consolidated financial statements fairly present in all material respects the financial position of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and shall not be subject to any “going concern” or like qualification or exception (other than such a qualification or exception that is (x) solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (y) with respect to, or resulting from, any potential inability to satisfy the Financial Covenants on a future date or in a future period) or qualified with respect to scope limitations imposed by the Borrower or with respect to accounting principles followed by the Borrower not being in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the Borrower’s chief financial officer, treasurer, senior vice president, corporate finance, or controller as fairly presenting in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the period indicated in accordance with GAAP, subject only to normal year-end audit adjustments and audit changes;

(c) as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Restricted Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for any Facility occurs); and

(d) in the event that any Unrestricted Subsidiaries exist at such time, then simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, a summary statement, prepared in good faith by a Responsible Officer of Borrower, reflecting adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer, treasurer, senior vice president, corporate finance, or controller of the Borrower (i) containing a calculation of the Cumulative Available Amount and the amount thereof being utilized at such time; (ii) stating that the Borrower was in compliance with the Collateral and Guarantee Requirement and Section 6.12 as of such date; (iii) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under such officer’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default, or, if such officer does have knowledge that a Default or an Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto; (iv) identifying each Restricted Subsidiary that, as of the date of such financial statements, does not constitute an Immaterial Subsidiary (including pursuant to the aggregation test set forth in the definition thereof); (v) identifying each Subsidiary that constitutes an Unrestricted Subsidiary and prior to the date of such financial statements, has not been previously identified to the Administrative Agent; and (vi) setting forth calculations required to establish whether the Borrower was in compliance with each of the Financial Covenants as of the latest balance sheet date covered by such financial statements and reconciling in reasonable detail the effect of Unrestricted Subsidiaries, in each case in form and detail reasonably satisfactory to the Administrative Agent;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such report is filed electronically with the SEC’s EDGAR system; provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent promptly upon the request therefor by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” and shall not make any such material available to Public Lenders.

6.03 Notices. Promptly notify the Administrative Agent after any Responsible Officer of any Loan Party obtains knowledge of the following:

(a) of the occurrence of any Default and/or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, in each case to the extent that such matter has resulted in or could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any portion of the Collateral is damaged or destroyed;

(c) of the occurrence of any (i) ERISA Event which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000 or (ii) Foreign Plan Event which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $20,000,000;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b); and

(e) of the (i) occurrence of any Asset Sale of property or assets or Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii) or (iii), and (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge prior to delinquency all obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets the failure of which to pay could reasonably be expected to result in a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or equivalent accounting standards in its country of organization are being maintained by the Borrower or such Restricted Subsidiary.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and good standing under the Laws of the jurisdiction of its organization (to the extent the concept is applicable in such jurisdiction), except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however, that the existence (corporate or otherwise) of any Restricted Subsidiary may be terminated if such termination is determined by the Borrower to be in its best interest and is not materially disadvantageous to the Lenders.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (with regard to real property, in the geographic location where such real property is located), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance (except that of any Unrestricted Subsidiary) shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance for reasons other than non-payment of premiums (and, to the extent commercially available, 10 days’ notice in the case of cancellation resulting from the non-payment of premiums), and (ii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance (other than workers’ compensation insurance and employer’s liability insurance)) and lender’s loss payee with respect to the Collateral (in the case of property insurance), as applicable; provided that the foregoing provisions of this Section 6.07 shall not restrict the applicable Loan Party’s ability to (x) self-insure in commercially reasonable amounts or (y) use commercially reasonable self-insurance through “captive” insurance Subsidiaries.

(b) If any portion of any Mortgaged Property that contains improvements is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Party, to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be reasonably satisfactory to the Administrative Agent and (ii) deliver to the Administrative Agent evidence reasonably requested by the Administrative Agent as to such compliance, including evidence of annual renewals of such insurance.

6.08 Compliance with Laws and Material Contracts. (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, resolutions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction, resolution or decree is being contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) perform and observe all the terms and provisions of each contract or agreement that is material to the business and/or operations of the Borrower and its Restricted Subsidiaries (each, a “Material Contract”) to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain adequate books, records and account as may be required or necessary to permit the preparation of consolidated financial statements in accordance with sound business practices and GAAP or the equivalent international standards in its jurisdiction of organization.

6.10 Inspection Rights. Permit any representative designated by the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours and, subject to the limitation below, upon reasonable advance notice to the Borrower; provided that so long as no Event of Default exists, (a) the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense and (b) advance notice of any discussion with such independent public accountant shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information that is not reasonably related to the actual or projected financial results or results of operations of the Borrower and its Restricted Subsidiaries, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding, arm’s-length agreement with a third party or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to (a) consummate the Transactions, (b) to provide ongoing working capital and for other general corporate purposes (including Permitted Acquisitions) not in contravention of any Law or of any Loan Document and (c) solely with respect to the Delayed Draw Term F-2 Loan, to redeem, repurchase or otherwise acquire or retire up to $90,070,000 in existing senior notes and to pay related premiums, fees and expenses (it being understood that such redemption, repurchase, acquisition or retirement may occur prior to or after the date when the proceeds of the Delayed Draw Term F-2 Loans are advanced).

6.12 Collateral and Guarantee Requirement; Collateral Information.

(a) If (i) any Subsidiary organized in an Approved Jurisdiction (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, (ii) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary or (iii) the Borrower designates an Excluded Subsidiary (in the case of a Subsidiary that is not organized in an Approved Jurisdiction, with the consent of the

Administrative Agent) as a Guarantor, then, in each case, within 60 days after such occurrence cause the Collateral and Guarantee Requirement to be satisfied; provided that notwithstanding anything to the contrary, in no event shall any Subsidiary provide a guarantee of the Secured Pro Rata Credit Agreement Obligations (or be a borrower or issuer in respect thereof) unless such Subsidiary is, or shall substantially concurrently become, a Guarantor. If any Subsidiary organized in a jurisdiction that is not an Approved Jurisdiction is designated as a Guarantor pursuant to clause (iii) above, solely with respect to such Subsidiary for purposes of the definitions of “Excluded Assets,” “Excluded Subsidiary” and “Foreign Holding Company” the jurisdiction of organization of such Subsidiary shall be treated as an Approved Jurisdiction.

(b) If after the Closing Date, any material assets are acquired by the Borrower or any other Loan Party or are held by any Restricted Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 6.12 or the definition of “Collateral and Guarantee Requirement” (other than (x) assets subject to a valid, perfected (or equivalent) and enforceable security interest in favor of the Administrative Agent for the benefit of the Secured Parties under a Collateral Document, (y) assets constituting Excluded Assets or (z) assets that pursuant to the Agreed Guarantee and Security Principles are not required to constitute Collateral), notify the Administrative Agent thereof, and (i) in the case of U.S. fee-owned real property that is not an Excluded Asset, cause clause (d) of the definition of “Collateral and Guarantee Requirement” to be satisfied and (ii) upon request of the Administrative Agent for those assets and actions subject to such request being pursuant to the definition of “Collateral and Guarantee Requirement”, cause such assets to be subjected to a Lien securing the Obligations and take and cause the other Loan Parties to take, such actions to perfect such Liens (other than Excluded Perfection Actions) as are required pursuant to the definition of “Collateral and Guarantee Requirement” or the Collateral Documents; provided that in no event shall compliance with this Section 6.12(b) be required until 90 days following such acquisition (or designation of such Person as a Loan Party, as the case may be); provided, further, that the relevant Loan Party shall not be required to execute and deliver any Mortgage on such real property until the Borrower has received confirmation from the Administrative Agent that flood insurance due diligence and flood insurance compliance as required by clause (d)(v) of the definition of “Collateral and Guarantee Requirement” have been completed. Notwithstanding the foregoing, all requirements in this Section 6.12 as it relates to Foreign Subsidiaries shall in all respects be subject to the Agreed Guarantee and Security Principles.

(c) Furnish (or cause to be furnished) to the Administrative Agent promptly (and in any event not less than 10 days prior thereto, or such other period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of organization or formation of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number or Federal taxpayer identification number, if applicable.

(d) The time periods required by any of the foregoing clauses (a) through (c) of this Section 6.12 may be extended by the Administrative Agent, acting alone, as it shall agree in its reasonable discretion.

6.13 Compliance with Environmental Laws. (a) Comply, and to the extent it may legally do so, exercise commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it as required by and in accordance with the requirements of all Environmental Laws; except, in each case referred to in clauses (a), (b) and (c) above, as would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so (provided that the foregoing shall not require the Borrower or any Restricted Subsidiary to take any Excluded Perfection Actions).

6.15 Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and defined in, any document evidencing or governing subordinated Indebtedness of a Loan Party incurred after the Closing Date (excluding intercompany subordinated Indebtedness).

6.16 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except as could not reasonably be expected to have a Material Adverse Effect.

6.17 Anti-Corruption Laws and Laws Relating to Sanctions. Conduct its businesses in compliance with all applicable Anti-Corruption Laws and Laws relating to Sanctions and maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with such laws.

6.18 Designation of Unrestricted and Restricted Subsidiaries. The Borrower may designate (such designation, a “Subsidiary Designation”), at any time, any Subsidiary (other than any Subsidiary that was previously an Unrestricted Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer of the Borrower specifying such designation; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Borrower shall be in pro forma compliance with the Financial Covenants, calculated as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01;

(c) in the case of a designation of a Subsidiary as an Unrestricted Subsidiary, no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary directly or indirectly owns any Equity Interests of, or holds a Lien on, any property of, the Borrower, any other Loan Party or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary;

(d) the Borrower and its Restricted Subsidiaries shall not transfer all or any material intellectual property to any Unrestricted Subsidiary or allow any Restricted Subsidiary that owns material intellectual property to be designated as an Unrestricted Subsidiary (without regard to whether the Borrower or any Restricted Subsidiary has the right to continue to utilize any such intellectual property after such transfer);

(e) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary unless each of its direct and indirect Subsidiaries is also designated an Unrestricted Subsidiary pursuant to this Section 6.18; and

(f) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary, at the time of such designation, in an amount equal to the fair market value of the net assets of such Subsidiary, and such Investment must at such time be permitted under Section 7.06, and no such designation shall be permitted unless such Investment is permitted by Section 7.06.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence, at the time of such designation, of any Investment, Indebtedness or Liens of such re-designated Restricted Subsidiary existing at such time. Notwithstanding anything to the contrary, in no event shall any Subsidiary be designated an Unrestricted Subsidiary unless such Subsidiary has been or shall substantially concurrently be designated an “Unrestricted Subsidiary” (or equivalent term) under the 2021 Notes, the Pro Rata Credit Agreement Documents and each other Material Indebtedness (if applicable) of any other Loan Party.

6.19 Farm Credit Equity and Security.

(a) So long as any Farm Credit Lender is a Lender hereunder, the Borrower will (i) maintain its status as an entity eligible to borrow from such Farm Credit Lenders as and to the extent each Farm Credit Lender may require in accordance with its bylaws and capital plan (as each may be amended or otherwise modified from time to time) and (ii) acquire equity in such Farm Credit Lenders in such amounts and at such times as and to the extent each Farm Credit Lender may require in accordance with its bylaws and capital plan (as each may be amended or otherwise modified from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in each Farm Credit Lender in connection with the Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by the bylaws and capital plan of such Farm Credit Lender at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (x) the most recent annual report, and if more recent, the latest quarterly report for each Farm Credit Lender, (y) the Notice to Prospective Stockholders (or similar notice) provided by each Farm Credit Lender and (z) the bylaws and capital plan of each Farm Credit Lender, which describe the nature of all of the Borrower’s cash patronage, stock and other equities in each Farm Credit Lender acquired in connection with its patronage loan from such Farm Credit Lenders (the “Farm Credit Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that the bylaws and capital plan (as each may be amended from time to time) of each Farm Credit Lender shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with such Farm Credit Lender, (ii) the Borrower’s eligibility for patronage distributions from each Farm Credit Lender (in the form of equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Each Farm Credit Lender reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis, subject, in each case, to the consent of the Borrower to the extent required as set forth in Section 10.06(b).

(c) Notwithstanding anything herein or in any other Loan Document to the contrary, each party hereto acknowledges that: (i) pursuant to the Farm Credit Act of 1971 (as amended from time to time) each applicable Farm Credit Lender has a statutory first Lien on its Farm Credit Equities, as the case may be, that the Borrower may now own or hereafter acquire, which statutory Lien shall be for each applicable Farm Credit Lender’s sole and exclusive benefit; (ii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, foreclose on its statutory first Lien on the applicable Farm Credit Equities and/or set off the value thereof or of any cash patronage against the Obligations; (iii) during the existence of any Event of Default, each Farm Credit Lender may at its sole discretion, but shall not be required to, without notice except as required by applicable Law, retire and cancel all or part of its respective Farm Credit Equities owned by or allocated to the Borrower in accordance with the Farm Credit Act of 1971 (as amended from time to time) and any regulations promulgated pursuant thereto in total or partial liquidation of the Obligations for such value as may be required pursuant to applicable law and each Farm Credit Lender’s bylaws and capital plan (as each may be amended from time to time); (iv) the Farm Credit Equities, as the case may be, shall not constitute security for the Obligations due to the Administrative Agent for the benefit of any Lender other than for the applicable Farm Credit Lender; (v) to the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of the applicable Farm Credit Lender or on patronage accrued by the applicable Farm Credit Lender for the account of the Borrower or proceeds thereof, such Lien shall be for each applicable Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder; any setoff effectuated pursuant to the preceding clauses (ii) or (iii) may be undertaken whether or not the Obligations are currently due and payable and (vii) no applicable Farm Credit Lender shall have any obligation pursuant to this Agreement to retire its Farm Credit Equities at any time, including during the continuance of any Default or Event of Default, either for application to the Obligations or otherwise. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.

6.20 [Reserved].

6.21 Post-Closing Obligations. Take all necessary actions to satisfy the items described on Schedule 6.21 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

6.22 Specified Account. Cause the Specified Account to at all times be subject to the terms of the Specified Account Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Facility Termination Date, the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary (or, in the case of the covenants set forth in Sections 7.16 and 7.17, any Subsidiary) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than Permitted Liens.

7.02 Indebtedness.

(a) Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) to the extent that (i) if such Indebtedness is secured, the Consolidated Senior Secured Leverage Ratio does not exceed 2.20 to 1.00 and (ii) if such Indebtedness is unsecured, the Borrower would be in compliance with the Financial Covenants, calculated on a pro forma basis as of the last day of the Measurement Period most recently ended (any such Indebtedness, “Ratio Debt”); provided that:

(i) the amount of Ratio Debt that may be incurred by Non-Loan Parties, together with the aggregate principal amount of Indebtedness Incurred by Non-Loan Parties and joint ventures outstanding under Section 7.02(b)(xx) and (xxxi), shall not exceed the greater of (x) $165,000,000 and (y) 6.0% of Total Assets at any one time outstanding;

(ii) except in the case of Indebtedness assumed in connection with an acquisition of any assets (including Equity Interests), business or Person, if secured, such Ratio Debt shall not be secured by property other than the Collateral, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof (provided, that in the case of such Ratio Debt that is funded into escrow, such debt may be secured by the applicable funds and related assets held in escrow (and the proceeds thereof) until such funds are released from escrow), and a representative acting on behalf of the lenders or holders of such Ratio Debt shall have entered into a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and any security documentation related to such Ratio Debt shall not be more restrictive to the Loan Parties than the Loan Documents;

(iii) except in the case of Indebtedness assumed in connection with an acquisition of any assets (including Equity Interests), business or Person, such Ratio Debt (A) shall have a final scheduled maturity date no earlier than the then-latest Maturity Date existing at the time of such incurrence and (B) shall have a weighted average life to maturity that is equal to or greater than the longest remaining weighted average life to maturity; provided, that if such Ratio Debt is junior in right of Collateral or payment to the Obligations, it will not mature (and no scheduled payment, redemption or sinking fund or similar payments or obligations will be permitted) prior to 91 days after the latest Maturity Date existing at the time of such incurrence; provided, further, that, at the option of the Borrower, this clause (iii) shall not apply to any Permitted Bridge Indebtedness;

(iv) the amount of Ratio Debt that may be incurred by Specified Loan Parties, together with the aggregate principal amount of Indebtedness Incurred by Specified Loan Parties outstanding under Section 7.02(b)(xviii) and the aggregate principal amount of Indebtedness Incurred by Foreign Subsidiaries pursuant to Section 7.02(b)(xxiii), shall not exceed $60,000,000 at any one time outstanding; and

(v) the covenants and events of default under the documentation governing such Ratio Debt shall be, when taken as a whole, not materially more favorable to the lenders or holders providing such Ratio Debt than those hereunder, except to the extent (A) such terms are added in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Ratio Debt, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of the Lenders), (B) applicable solely to periods after the latest Maturity Date existing at the time of such Incurrence, or (C) otherwise reasonably acceptable to the Administrative Agent.

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) Indebtedness (A) under the Loan Documents or (B) in respect of Incremental Equivalent Debt;

(ii) Indebtedness under the Pro Rata Credit Agreement Documents;

(iii) (A) Indebtedness outstanding on the Closing Date and with respect to any individual item in excess of $5,000,000 listed on Schedule 7.02, and (B) and any refinancings, refundings, renewals or extensions of any such debt; provided that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to all accrued and unpaid interest and premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (y) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(iv) (A) Indebtedness (including Capitalized Leases and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and (B) Indebtedness Incurred to Refinance Indebtedness Incurred pursuant to this clause (iv) (for the avoidance of doubt Indebtedness Incurred under another provision of this Section 7.02 to Refinance Indebtedness under clause (iv)(A) shall not count toward the cap below in this clause (iv)), in an aggregate amount under this clause (iv) not to exceed the greater of (a) $195,000,000 and (b) 7.0% of Total Assets, at any one time outstanding;

(v) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business or with respect to the Existing Bilateral Letters of Credit, including, (x) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (y) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business; provided that the aggregate amount of Indebtedness with respect to the Existing Bilateral Letters of Credit permitted pursuant to this clause (v) shall not exceed $100,000,000 at any time outstanding;

(vi) Standard Securitization Undertakings and Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, earnouts, adjustment of purchase or acquisition price, incentive, non-compete, consulting or similar obligations and other Contingent Obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets, Subsidiary or other Investment in accordance with the terms of this Agreement;

(vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that (x) if the Borrower or a Guarantor Incurs such Indebtedness owing to a Non-Loan Party in excess of $5,000,000, such Indebtedness shall be subordinated in right of payment to the Obligations and (y) any subsequent issuance or transfer of any Equity Interest or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) [reserved];

(ix) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness owing to a Non-Loan Party in excess of $5,000,000, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Equity Interests or any other event that results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) (x) obligations under Cash Management Agreements or (y) Swap Contracts Incurred not for speculative purposes;

(xi) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, government, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary;

(xii) Indebtedness in an aggregate principal amount that, when aggregated with the principal amount all other Indebtedness then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $100,000,000 and (y) 3.60% of Total Assets, at any one time outstanding;

(xiii) any guarantee by (x) a Non-Loan Party of Indebtedness or other obligations of another Non-Loan Party, (y) a Loan Party of Indebtedness or other obligations of another Loan Party and (z) the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries, in each case, to the extent the Incurrence of such Indebtedness or other obligations is permitted under the terms of this Agreement;

(xiv) Refinancing Indebtedness in respect of Indebtedness Incurred under Section 7.02(a), Section 7.02(b)(i), Section 7.02(b)(ii) or this clause (xiv); provided that (A) in the case of any Refinancing Indebtedness in respect of Indebtedness Incurred under Section 7.02(b)(i), if secured, such Refinancing Indebtedness shall not be secured by property other than the Collateral, and, if applicable, any after-acquired property that is affixed or incorporated into such assets and the proceeds and products thereof (provided that in the case of such Indebtedness that is funded into escrow, such debt may be secured by the applicable funds and related assets held in escrow (and the proceeds thereof) until such funds are released from escrow), and a representative acting on behalf of the lenders or holders of such Indebtedness shall have entered into a customary intercreditor agreement reasonably satisfactory to the Administrative Agent, and any security documentation related to such Indebtedness shall not be more restrictive to the Loan Parties than the Loan Documents, and (B) in the case of any Refinancing Indebtedness in respect of Indebtedness Incurred under Section 7.02(b)(ii), (1) such Refinancing Indebtedness shall be permitted pursuant to the Pari Passu Intercreditor Agreement, and (2) if secured, such Refinancing Indebtedness shall not be secured by property other than as permitted pursuant to the Pari Passu Intercreditor Agreement;

(xv) [Reserved];

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii) Indebtedness Incurred in any Brazil Receivables Factoring Program;

(xviii) Indebtedness of Specified Loan Parties in an amount, together with the aggregate principal amount of Ratio Debt Incurred by Specified Loan Parties and the aggregate principal amount of Indebtedness Incurred by Foreign Subsidiaries pursuant to Section 7.02(b)(xxiii), not to exceed $60,000,000 at any one time outstanding;

(xix) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness of Non-Loan Parties in an amount, together with the aggregate principal amount of Ratio Debt Incurred by Non-Loan Parties and Indebtedness Incurred by Non-Loan Parties and joint ventures pursuant to Section 7.02(b)(xxxi), not to exceed the greater of (x) $165,000,000 and (y) 6.0% of Total Assets at any one time outstanding;

(xxi) Indebtedness of a joint venture to the Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, to the extent the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii) Indebtedness Incurred in a Qualified Receivables Financing or a Qualified Receivables Factoring (other than any Indebtedness Incurred under any Brazil Receivables Factoring Program) that is not recourse to the Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than a Receivables Subsidiary or a Person described in the definition of “Factoring Transaction,” in an amount not to exceed the greater of (x) $140,000,000 and (y) 5.0% of Total Assets, at any one time outstanding;

(xxiii) Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary in an amount not to exceed, together with the aggregate principal amount of Ratio Debt Incurred by Specified Loan Parties and the aggregate principal amount of Indebtedness Incurred by Specified Loan Parties pursuant to Section 7.02(b)(xviii), $60,000,000 at any one time outstanding;

(xxiv) Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof, or any Restricted Subsidiary, or their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted under the covenant described under Section 7.06;

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness Incurred by the Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities, or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii) Indebtedness Incurred by the Borrower or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Administrative Agent or other applicable trustee to satisfy and discharge the 2021 Notes or exercise the Borrower’s legal defeasance or covenant defeasance, in each case, in accordance with this Agreement or other Indebtedness in accordance with the documentation governing such Indebtedness;

(xxviii) (A) guarantees Incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries and not in respect of Indebtedness for borrowed money and (B) Indebtedness Incurred by the Borrower or a Restricted Subsidiary or their respective Affiliates as a result of leases entered into by the Borrower or such Restricted Subsidiary in the ordinary course of business (and not for financing purposes);

(xxix) Indebtedness Incurred in respect of the 2021 Notes and outstanding as of the Closing Date, and Refinancing Indebtedness in respect thereof;

(xxx) Indebtedness of the Borrower or a Restricted Subsidiary owing to an Unrestricted Subsidiary; provided that, any such Indebtedness shall be subordinated in right of payment to the Obligations and is in an aggregate outstanding principal amount at the time of incurrence thereof not to exceed under this clause (xxx) the greater of (x) $60,000,000 and (y) 2.0% of Total Assets at any one time outstanding;

(xxxi) guarantees of Indebtedness of any joint venture in an aggregate principal amount, together with the aggregate principal amount of Ratio Debt Incurred by Non-Loan Parties and Indebtedness Incurred by Non-Loan Parties pursuant to Section 7.02(b)(xx), the greater of (x) $165,000,000 and (y) 6.0 % of Total Assets at any one time outstanding; and

(xxxii) Indebtedness of the Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Equity Interests), business or Person, or any other Investment in accordance with this Agreement, in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $60,000,000 and (y) 2.0 % of Total Assets at any one time outstanding.

(c) For purposes of determining compliance with this Section 7.02, (w) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 7.02(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02; provided that 2021 Notes Incurred on or prior to, and outstanding on, the Initial Pro Rata Funding Date shall be deemed to have been Incurred pursuant to Section 7.02(b)(xxix) and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness (or such commitments) Incurred on or prior to, and outstanding on, the Initial Pro Rata Funding Date pursuant to Section 7.02(b)(xxix); provided, further, that (if the Borrower shall so determine) any Indebtedness Incurred pursuant to clauses (iv), (xii), (xx), (xxiii), (xxx), (xxxi) or (xxxii) of Section 7.02(b) shall cease to be deemed outstanding for purposes of any such clause but shall instead be deemed Incurred for the purposes of Section 7.02(a) from and after the first date on which the Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under Section 7.02(a) without reliance on such clause; (x) unless the context otherwise requires or states, in the event that Indebtedness could be Incurred in part under Section 7.02(a), the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 7.02(a) and thereafter the remainder of such Indebtedness as having been Incurred under Section 7.02(b); (y) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of Section 7.02 measured by reference to a percentage of Consolidated EBITDA or Total Assets, and such Refinancing would cause the percentage of Consolidated EBITDA or Total Assets restriction to be exceeded if calculated based on the Consolidated EBITDA or Total Assets on the date of such Refinancing, such percentage of Consolidated EBITDA or Total Assets restriction shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing; and (z) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of Section 7.02 measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of Disqualified Stock or preferred stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant (or any category of Permitted Liens described in the definition thereof). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d) For purposes of determining compliance with any provision of this Section 7.02 (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Consolidated EBITDA or Total Assets, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or Liens securing such Indebtedness were granted, in the case of term debt, or first committed or first Incurred (or granted) (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt or delayed draw debt, or first issued, in the case of Disqualified Stock or preferred stock; provided that if such Indebtedness is Incurred (or commitments established) to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness) denominated in a foreign currency, and such Refinancing would cause the applicable provision of this Section 7.02 (or category of Permitted Liens) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such provision of this Section 7.02 (or category of Permitted Liens) shall be deemed not to have been exceeded to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the Related Costs in connection therewith).

(e) The principal amount of any Indebtedness Incurred (or commitments established) to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness), if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated for all purposes under this Agreement (including for purposes of the definition of “Permitted Liens”) based on the currency exchange rate applicable to the currencies in which such respective Indebtedness (or unutilized commitments in respect of such Indebtedness) is denominated that is in effect on the date of such Refinancing.

7.03 [Reserved].

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (or a Person that simultaneously therewith becomes a Loan Party);

(b) any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Asset Sale that is in the nature of a liquidation) (i) to the Borrower or any other Restricted Subsidiary and (ii) pursuant to an Investment in Unrestricted Subsidiaries permitted by Section 7.06(b)(xiv);

(c) each of the Borrower and any of its Restricted Subsidiaries may merge or amalgamate into or consolidate with any other Person or permit any other Person to merge or amalgamate into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger, amalgamation or consolidation to which the Borrower is a party, the Borrower is the surviving Person, (ii) in the case of any such merger, amalgamation or consolidation to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person (or simultaneously with such merger, the continuing or surviving Person shall become a Loan Party), and (iii) in the case of any Wholly-Owned Restricted Subsidiary merging, amalgamating or consolidating with a Person that is not a Wholly-Owned Restricted Subsidiary, the Wholly-Owned Restricted Subsidiary shall be the surviving Person, except in the case of clause (ii) and (iii) above, a merger, amalgamation or consolidation utilized to consummate an Asset Sale permitted by Section 7.05 (other than Section 7.05(b));

(d) to the extent in compliance with the applicable provisions of the Collateral Documents, (x) the Borrower may change its form of organization to a limited liability company or change its jurisdiction of organization to another State of the United States or the District of Columbia and (y) any Restricted Subsidiary may change its form of organization or jurisdiction of organization; provided that (i) no Loan Party shall change its form of organization to a form that is not a corporation, limited liability company or partnership (or equivalent taking into account the jurisdiction of organization of such Loan Party), (ii) any Loan Party that is organized under the laws of the United States, a State thereof or the District of Columbia shall be permitted to change its jurisdiction of organization only to the United States, a State thereof or the District of Columbia, (iii) any Loan Party that is organized under the laws of an Approved Jurisdiction shall be permitted to change its jurisdiction of organization only to another Approved Jurisdiction, and (iv) the Borrower shall provide notice of any such change pursuant to Section 6.12(c); and

(e) any Restricted Subsidiary may dissolve or liquidate if such dissolution or liquidation is determined by the Borrower to be in its best interest and is not materially disadvantageous to the Lenders.

7.05 Asset Sales. Make any Asset Sale except:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable, surplus or worn out equipment, or other assets, in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b) (i) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower or any Guarantor in compliance with Section 7.04 or (ii) the incurrence of any Permitted Lien (it being understood, for the avoidance of doubt, that this clause (ii) is not intended to permit the disposition of any property or asset subject to any Permitted Lien);

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.06 (including any transaction specifically excluded from the definition of “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusion of such definition, and any Permitted Investment);

(d) any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value (on the date a legally binding commitment for such disposition was entered into) of less than $50,000,000;

(e) (i) any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary and (ii) dispositions by any Restricted Subsidiary of its Equity Interests constituting directors’ qualifying shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law;

(f) (i) any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary (provided that if the transferor of such transaction is a Loan Party then either (x) the transferee of such transaction shall be a Loan Party or (y) the aggregate Fair Market Value of assets or property transferred or disposed of or Equity Interests issued or sold to Restricted Subsidiaries that are not Guarantors pursuant to this Section 7.05(f) shall not exceed $20,000,000); (ii) dispositions of shares of Equity Interests of any Subsidiary in order to qualify members of the Board of Directors or equivalent governing body of any such Subsidiary if required by applicable Law; and (iii) dispositions by any Restricted Subsidiary of its Equity Interests constituting directors’ qualifying shares or share or interests required to be held by foreign nationals or other third parties to the extent required by applicable law;

(g) any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary, the primary assets of which are cash and/or Cash Equivalents);

(h) the sale, lease, assignment, license, sublicense or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business or that would not materially interfere with the required use of such property by the Borrower or its Restricted Subsidiaries;

(j) (x) a sale or transfer of Receivables Assets, or participations therein, and related assets (i) to any Person in a Qualified Receivables Factoring or (ii) to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions or (y) a transfer of Receivables Assets (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(k) the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of a Fair Market Value at least equivalent to the Fair Market Value of the property exchanged;

(l) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(m) the sale in a Sale and Leaseback Transaction of any property acquired after the Closing Date; provided that such sale is for at least Fair Market Value;

(n) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(o) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(p) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(r) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sale are reasonably promptly applied to the purchase price of such replacement property;

(s) dispositions by the Borrower or any Restricted Subsidiary of any Disqualified Stock (including any Permitted Convertible Indebtedness) to the extent permitted by Section 7.02;

(t) dispositions by the Borrower or any Restricted Subsidiary of any Permitted Warrant Transaction substantially concurrently with any issuance or sale of Permitted Convertible Indebtedness permitted hereunder;

(u) dispositions by the Borrower and its Restricted Subsidiaries of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any governmental authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition or any Investment permitted under Section 7.06 or any Permitted Investment;

(v) [reserved];

(w) Asset Sales not otherwise permitted pursuant to this Section 7.05; provided that:

(i) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (on the date a legally binding commitment for such Asset Sale was entered into) of the assets sold or otherwise disposed of; and

(ii) with respect to any Asset Sale with an aggregate Fair Market Value in excess of $50,000,000, (x) no Event of Default (tested at the time a disposition agreement is entered into) shall have occurred and be continuing on a pro forma basis giving effect to such Asset Sale and (y) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(A) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations or that are assumed by the transferee of any such assets or Equity Interests (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement that releases or indemnifies the Borrower or such Restricted Subsidiary from such liabilities;

(B) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(C) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i)$30,000,000 and (y) 1.0% of Total Assets (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (w)(ii); and

(iii) Net Cash Proceeds of such Asset Sale shall be applied in accordance with Section 2.05(b);

provided, however, that any Asset Sale with an aggregate Fair Market Value in excess of $50,000,000 pursuant to this Section 7.05 (other than pursuant to clauses (a), (b)(ii), (c), (d), (e), (f) (if the transferee is a Loan Party), (g), (m), (n), (o), (p) and (v) above) shall be for no less than the Fair Market Value.

7.06 Restricted Payments.

(a) (i) Declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Qualified Equity Interests of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries, including in connection with any merger or consolidation;

(iii) make any voluntary principal payment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any unsecured Indebtedness of the type described in clause (1)(a) of the definition thereof (other than overdraft facilities and revolving working capital facilities, in each case that do not constitute Subordinated Indebtedness), junior lien Indebtedness of the type described in clause (1)(a) of the definition thereof or Subordinated Indebtedness (limited to Subordinated Indebtedness for borrowed money) (collectively, “Restricted Junior Debt”) (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Restricted Junior Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.02(b)(vii) or Section 7.02(b)(ix)) (this clause (iii), “Restricted Junior Debt Payment”); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction and any related transactions on a Pro Forma Basis, (x) in the case of any Restricted Investment, the Borrower shall be in pro forma compliance with the Financial Covenants, calculated as of the last day of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01 and (y) in the case of any Restricted Payment (other than a Restricted Investment), the Consolidated Leverage Ratio would be equal to or less than 3.50 to 1.00; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 7.06(b)(i), but excluding all other Restricted Payments permitted by Section 7.06(b)), is less than the Cumulative Available Amount.

(b) The provisions of Section 7.06(a) will not prohibit:

(i) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with this Section 7.06;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, or Restricted Junior Debt, in exchange for, or out of the proceeds of the issuance or sale of, Qualified Equity Interests of the Borrower or contributions to the equity capital (other than Disqualified Stock) of the Borrower (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

(C) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 7.06 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock, the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower) in an aggregate amount no greater than the Unpaid Amount;

(iii) the payment, purchase, redemption, defeasance, repurchase or other acquisition or retirement of Restricted Junior Debt made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any Restricted Subsidiary or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed $20,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Borrower from the issuance or sale of Qualified Equity Interests of the Borrower, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that occurs after the Initial Pro Rata Funding Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.06(a)(iv)(C); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Initial Pro Rata Funding Date; plus

(C) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that are foregone in return for the receipt of Qualified Equity Interests; less

(D) the amount of cash proceeds described in clause (a), (b) or (c) of this Section 7.06(b)(iv) previously used to make Restricted Payments pursuant to this Section 7.06(b)(iv); provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) of this Section 7.06(b)(iv) in any calendar year;

in addition, cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred after the Initial Pro Rata Funding Date in accordance with Section 7.02;

(vi) Restricted Payments by the Borrower in order to effectuate regularly scheduled dividend payments in an aggregate amount per fiscal year of the Borrower not to exceed $25,000,000 (with unused amounts in any calendar year not being permitted to be carried over for the next succeeding fiscal year);

(vii) other Restricted Payments (including loans or advances) in an aggregate amount in any fiscal year not to exceed (net of repayments of any such loans or advances) $15,000,000 (with unused amounts in any calendar year not being permitted to be carried over for the next succeeding fiscal year);

(viii) [reserved];

(ix) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar equity incentive awards if such Equity Interests represent a portion of the exercise price of such options, warrants or similar equity incentive awards, (ii) repurchases of Equity Interests to fund payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant, agent or independent contractor of the Borrower or any Restricted Subsidiary (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests, and the corresponding payments of such taxes and (iii) loans or advances to officers, directors, employees, managers, consultants, agents and independent contractors of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(x) Investments relating to any Receivables Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect a Receivables Financing or any repurchases or other transactions in connection therewith;

(xi) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(xii) any Restricted Payments attributable to, or arising in connection with, (i) [reserved], and (ii) any other transactions pursuant to agreements or arrangements in effect on the Initial Pro Rata Funding Date or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous in the good faith judgment of the Board of Directors to the Lenders, taken as a whole, than the terms of such agreement or arrangement as in effect on the Initial Pro Rata Funding Date;

(xiii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of, or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower;

(xiv) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xiv) that are at the time outstanding not to exceed the greater of (x) $60,000,000 and (y) 2.0% of Total Assets outstanding at any one time;

(xv) (i) any Restricted Payment of the kind described in clauses (i) and (ii) of Section 7.06(a); provided that on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions the Consolidated Leverage Ratio would be equal to or less than 2.50 to 1.00; and (ii) any Restricted Payment of the kind described in clauses (iii) and (iv) of Section 7.06(a); provided that on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions the Consolidated Leverage Ratio would be equal to or less than 3.00 to 1.00;

(xvi) the Borrower and its Restricted Subsidiaries may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction;

(xvii) the Borrower and its Restricted Subsidiaries may make any payments required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including making payments due upon exercise and settlement or termination thereof);

(xviii) Consolidated Tax Payments; and

(xix) to the extent made on or prior to September 30, 2024, Restricted Junior Debt Payments to fund the repayment, prepayment, redemption, repurchase, satisfaction or discharge of the 2021 Notes outstanding as of the Closing Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Section 7.06(b)(vii) (other than with respect to a Restricted Investment) and Section 7.06(b)(xv), no Default or Event of Default (and in the case of Section 7.06(b)(vi), no Event of Default) shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that, prior to the Covenant Adjustment Date, no Restricted Payments (other than under Section 7.06(b)(xii)) shall be permitted to be made except for Restricted Payments not to exceed $25,000,000 in any calendar year, which shall be increased to (x) $60,000,000 in any calendar year if on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions, the Consolidated Leverage Ratio would be less than 2.50:1.00 and greater than or equal to 2.00:1.00 and (y) $90,000,000 in any calendar year if on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions, the Consolidated Leverage Ratio would be less than 2.00:1.00 (the preceding clause, the “Specified Restricted Payments”) (it is understood that Restricted Payments made pursuant to this second proviso shall be permitted only to the extent permitted under the other provisions of this Section 7.06 and this second proviso is not intended to, and shall not provide, Restricted Payments capacity not otherwise permitted by this Section 7.06); provided, further, that the immediately preceding proviso shall not apply if either (x) at least $120,000,000 is held in the Specified Account or (y)(A) at least $60,000,000 is held in the Specified Account and (B) the Minimum Liquidity Condition is satisfied (provided that, in connection with any Restricted Payment (other than a Specified Restricted Payment) made prior to the Covenant Adjustment Date and in accordance with clause (y) of the immediately preceding proviso, (i) the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the Minimum Liquidity Condition is satisfied as of the date of such Restricted Payment (it being understood that such representation and warranty shall be deemed made on such date) and (ii) to the extent reasonably requested by the Administrative Agent, the Borrower agrees to deliver to the Administrative Agent for delivery to each Lender on the date of such Restricted Payment a certificate of a Responsible Officer of the Borrower certifying that the Minimum Liquidity Condition is satisfied as of such date).

For purposes of Section 7.06(b)(ix), taxes shall include all interest, additions to tax, and penalties with respect thereto.

For purposes of this Section 7.06, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 7.06.

Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other mandatory payment in respect of permitted Restricted Junior Debt pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of such permitted Restricted Junior Debt, and the Borrower’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other mandatory payment shall be conclusive and binding for all purposes under this Agreement.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

7.08 Transactions with Affiliates.

(a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower involving aggregate consideration in excess of $20,000,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate Transaction, together with a certificate of a Responsible Officer certifying such resolution.

(b) For purposes of Section 7.08(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 7.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(c) The provisions of Section 7.08(a) will not apply to the following:

(i) transactions solely between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);

(ii) (a) Restricted Payments permitted by this Agreement (including any transaction specifically excluded from the definition of “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments;

(iii) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrower or any Restricted Subsidiary or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business;

(v) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any agreement or arrangement as in effect as of the Closing Date and described on Schedule 7.08 or as thereafter amended, supplemented or replaced (to the extent such amendment, supplement or replacement agreement is not materially more disadvantageous to the Lenders, in the good faith judgment of the Borrower, when taken as a whole as compared to the original agreement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(vi) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (vi) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise more disadvantageous to the Lenders in any material respect, in the good faith judgment of the Borrower, when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date;

(vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as reasonably determined by the Borrower);

(viii) any transaction effected as part of a Qualified Receivables Factoring or a Qualified Receivables Financing;

(ix) (A) the sale, issuance or transfer of Qualified Equity Interests of the Borrower or any Restricted Subsidiary; and (B) any transaction to the extent the consideration paid by the Borrower or any Restricted Subsidiary is (x) Qualified Equity Interests of the Borrower or (y) proceeds from the issuance or sale of Qualified Equity Interests of the Borrower;

(x) any contribution to the capital of the Borrower (other than Disqualified Stock);

(xi) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xii) transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter involving such other Person;

(xiii) (A) any Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, that is permitted under Section 7.02 and (B) guarantees, indemnities, bankers acceptances, surety bonds and letters of credit issued by, or for the account of, and Liens granted for the benefit of, the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, in each case otherwise permitted by Section 7.01 or Section 7.02;

(xiv) transactions to effect the Transactions (including, for the avoidance of doubt, the execution, delivery and performance of the Borrower’s and its Restricted Subsidiaries’ obligations under the Pro Rata Credit Agreement Documents) and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xv) any payments or other transaction pursuant to any tax sharing agreement between the Borrower and any other Person with which the Borrower files a consolidated tax return or with which the Borrower is part of a consolidated group for tax purposes; provided that (A) such payments shall not exceed the amount of any taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group of which it were the common parent and of which the includable Subsidiaries were members and (B) payments with respect to the taxable income of Unrestricted Subsidiaries shall be permitted only to the extent that cash distributions were made by any Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose (“Consolidated Tax Payments”);

(xvi) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements and other compensation arrangements, equity purchase agreements, stock options, long-term incentive plans, stock appreciation rights plans, participation plans and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(xvii) (A) any employment, consulting, service or termination agreement, or customary reimbursement and indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries and (C) any payment of compensation or other employee compensation, benefit plan or arrangement, or any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Borrower or of a Restricted Subsidiary, as appropriate;

(xviii) (A) investments by Affiliates in Indebtedness or Equity Interests of the Borrower or any of its Restricted Subsidiaries, so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms, and (B) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Restricted Subsidiaries, to the extent such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xix) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(xx) (A) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and (B) any payments to or from, and transactions with any joint venture or any variable interest entity in the ordinary course of business and consistent with past practice (including any Cash Management Agreements related thereto);

(xxi) any lease entered into between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower in the ordinary course of business;

(xxii) intellectual property licenses in the ordinary course of business;

(xxiii) [reserved]; and

(xxiv) (A) Guarantees and any bid, performance or similar project related bonds, company performance guarantees, bank performance guarantees or surety bonds or performance letters of credit, by the Borrower and its Restricted Subsidiaries for the benefit of joint ventures, Unrestricted Subsidiaries and variable interest entities, to the extent otherwise permitted by this Agreement and (B) Liens of the type described in clause (25) of the definition of “Permitted Liens.”

7.09 Burdensome Agreements. Create or otherwise cause or suffer to exist or become effective any Contractual Obligation that:

(a) includes a consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) below, any Guarantor) to:

(1) (i) pay dividends or make any other distributions to the Borrower or any Guarantor on its Equity Interests; or (ii) pay any Indebtedness owed to the Borrower or any Guarantor;

(2) make loans or advances to the Borrower or any Guarantor;

(3) sell, lease or transfer any of its properties or assets to the Borrower or any Guarantor; or

(4) create, incur, assume or suffer to exist Liens on property (other than Excluded Assets or any assets not required to be pledged in accordance with the Agreed Guarantee and Security Principles (other than assets referred to clauses (I) and (II) of the proviso of the definition of “Permitted Liens”, except to the extent relating to Liens permitted by such clause (II))) of such Person in favor of the Secured Parties as security for the Obligations to the extent contemplated by this Agreement or any other Loan Document; provided, however, that this clause (4) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under any of Section 7.02(b)(iv), 7.02(b)(x), 7.02(b)(xix)(x), 7.02(b)(xx) or 7.02(b)(xxiii), in each case solely to the extent any such negative pledge relates to the property financed by, securing or otherwise the subject of such Indebtedness or (B) restrictions on the encumbrance of specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a sale of such assets;

(b) requires the grant of a Lien on property (other than a Permitted Lien or a Lien on an Excluded Asset or any assets not required to be pledged in accordance with the Agreed Guarantee and Security Principles (other than assets referred to clauses (I) and (II) of the proviso of the definition of “Permitted Liens”, except to the extent relating to Liens permitted by such clause (II))) to secure an obligation of such Person if a Lien is granted to secure the Obligations;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to this Agreement and the other documents relating to this Agreement, related Swap Contracts and Indebtedness permitted pursuant to Section 7.02(b)(iii);

(ii) (A) this Agreement and the other Loan Documents, (B) the 2021 Notes (and the indenture and guarantees in respect thereof), and (C) the Pro Rata Credit Agreement Documents;

(iii) applicable law or any applicable rule, regulation or order (including court or administrative orders);

(iv) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary which was in existence at the time of such acquisition (or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or is designated a Restricted Subsidiary) or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof);

(v) customary (as determined by the Borrower in good faith, which determination shall be conclusive) encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Equity Interests or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary (as determined by the Borrower in good faith, which determination shall be conclusive) provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Leases entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in Section 7.09(a)(3) on the property so acquired;

(ix) customary (as determined by the Borrower in good faith, which determination shall be conclusive) provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions on the property subject to such lease, sub-lease, license, sublicense, contract or other similar agreement;

(x) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing;

(xi) other Indebtedness of the Borrower or any Restricted Subsidiary that is Incurred subsequent to the Closing Date pursuant to Section 7.02; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially impair the Borrower’s ability to make anticipated principal or interest payments on the Obligations (as determined by the Borrower in good faith);

(xii) any encumbrance or restriction contained in Indebtedness secured by a Lien otherwise permitted to be Incurred pursuant to Section 7.01 and Section 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) do not materially impair the Borrower’s ability to make principal or interest payments on the Obligations, in each case under this clause (xiii), as determined by the Borrower in good faith;

(xiv) customary (as determined by the Borrower in good faith, which determination shall be conclusive) provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture;

(xv) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced; and

(xvi) any encumbrances or restrictions of the type referred to in Section 7.09(a)(1), (2) or (3) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this Section 7.09; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.09, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances. For purposes of Section 7.09, the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Equity Interests.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.75 to 1.00.

7.12 Amendments of Certain Documents.

(a) Organization Documents. Amend any of its Organization Documents, except amendments that (1) would not reasonably be expected to be material and adverse to the interests of the Lenders or (2) are otherwise consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(b) Restricted Junior Debt. Waive, amend or otherwise modify any document governing Restricted Junior Debt having an aggregate outstanding principal amount in excess of the Threshold Amount, except that (1) as would not reasonably be expected to be material and adverse to the interests of the Lenders, it being understood that a waiver, amendment or other modification of the documents governing Restricted Junior Debt shall not be deemed adverse to the interests of the Lenders, if, after giving effect to such waiver, amendment or other modification, the term of such Restricted Junior Debt comply with the requirements of clauses (ii), (iii) and (v) of the proviso to Section 7.02(a) or (2) as are otherwise consented to by the Administrative Agent; provided that nothing in this Section 7.12(b) shall prohibit the refinancing, replacement or extension of any Restricted Junior Debt to the extent permitted by Section 7.02.

(c) Pro Rata Credit Agreement Documents. Waive, amend or otherwise modify any Pro Rata Credit Agreement Document in a manner that (i) modifies, or has the effect of modifying, the maturity date applicable to the Revolving Credit Facility (as defined in the Pro Rata Credit Agreement) (or applicable to any Revolving Credit Loan (as defined in the Pro Rata Credit Agreement) or any commitment therefor) or Pro Rata Credit Agreement Term A Facility (or applicable to any Pro Rata Credit Agreement Term A Loan or any commitment therefor) such that such maturity date is earlier than the Maturity Date for the Term F Facility, (ii) modifies, or has the effect of modifying, the scheduled amortization payments (however denominated) for the Pro Rata Credit Agreement Term A Facility (or for any Pro Rata Credit Agreement Term A Loan) such that the weighted average life to maturity for the Pro Rata Credit Agreement Term A Facility (or for any Pro Rata Credit Agreement Term A Loan) is shorter than the weighted average life to maturity therefor existing as of the Closing Date, or (iii) establishes any additional class of loans or commitments under the Pro Rata Credit Agreement Documents (other than any Permitted Bridge Indebtedness (as defined in the Pro Rata Credit Agreement as in effect on the Closing Date (and subject to the limitations on incurrence of such Permitted Bridge Indebtedness set forth in the Pro Rata Credit Agreement (as such limitations are in effect on the Closing Date))) (A) with a maturity date prior to the then-later of the Maturity Date for the Term F Facility and the Maturity Date (as defined in the Pro Rata Credit Agreement as in effect on the date hereof) for the Pro Rata Credit Agreement Term A Loan or (B) that otherwise does not comply with any weighted average life limitations applicable to the incurrence of such additional class of loans or commitments under the Pro Rata Credit Agreement (as such limitations are in effect on the Closing Date), in each case, except as otherwise consented to by the Administrative Agent; provided, further, that nothing in this Section 7.12(c) shall prohibit the refinancing, replacement or extension of any class of Loans (as defined in the Pro Rata Credit Agreement) under the Pro Rata Credit Agreement to the extent permitted by Section 7.02.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as (i) required by GAAP or the rules of the SEC or other applicable accounting standards in its jurisdiction of organization, (ii) recommended by the Borrower’s auditors and disclosed to the Lenders or (iii) agreed to by the Borrower’s auditors and not material, or (b) the fiscal year of the Borrower unless the Borrower shall have given the Administrative Agent prior written notice (and, promptly after receiving such notice, the Borrower and the Administrative Agent shall enter into an amendment to this Agreement (which shall not require the consent of any other party hereto, but without limiting the ability of the Administrative Agent to seek approval by the Required Lenders in its discretion) that, in the reasonable judgment of the Administrative Agent and the Borrower, as nearly as practicable, preserves the rights of the parties hereto that would have happened had no such change in fiscal year occurred).

7.14 Designation of Senior Debt. Designate any Indebtedness (other than (i) the Obligations, (ii) the Secured Pro Rata Credit Agreement Obligations, (iii) Incremental Equivalent Debt and Ratio Debt, in each case, secured on a pari passu basis with the Obligations and having an aggregate outstanding principal or commitment amount, at the time of Incurrence or establishment thereof, not less than the Threshold Amount and (iv) Refinancing Indebtedness in respect of the foregoing) of any Loan Party as “Designated Senior Indebtedness” (or any similar term) under, and as defined in, any subordinated Indebtedness (excluding intercompany subordinated Indebtedness) and documents evidencing or governing any such subordinated Indebtedness.

7.15 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Restricted Subsidiaries may enter into Sale and Leaseback Transactions so long as the Attributable Indebtedness is permitted under Section 7.02 and the corresponding Lien is permitted under Section 7.01.

7.16 Sanctions. Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual, entity vessel or aircraft, to fund any activities of or business with any individual or entity that is, or is owned or controlled by persons or entities that are, at the time of such funding, the subject of Sanctions or in a Designated Jurisdiction (except to the extent permissible for an entity required to comply with Sanctions), or in any other manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.17 Anti-Corruption Laws. Use the proceeds of any Credit Extension for any purpose which would violate applicable Anti-Corruption Laws.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (insofar as such Section requires the preservation of the corporate existence of any Loan Party), 6.11 or 6.18 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (A) when a Responsible Officer of any Loan Party has actual knowledge thereof and (B) notice thereof is given to such Loan Party by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to representations and warranties modified by materiality standards, in any respect) when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after the earlier of (A) when a Responsible Officer of any Loan Party has actual knowledge thereof and (B) notice thereof is given to such Loan Party by the Administrative Agent; or

(e) Cross-Default. (i) Any Loan Party or any Significant Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, beyond any period of grace or cure, if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (B) fails to observe or perform (after giving effect to any applicable grace period with respect thereto) any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders (or beneficiary or beneficiaries) of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity (any applicable grace or cure periods having expired), or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than by (A) the occurrence of any early termination or cancellation (each howsoever defined) under any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, (B) a regularly-scheduled required payment, (C) mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds, (D) mandatory payments due by reason of, and in an amount required to, eliminate the effect of currency fluctuations, (E) the conversion of any Permitted Convertible Indebtedness into cash, shares of the Borrower’s common stock or any combination thereof in accordance with terms of the indenture governing such Permitted Convertible Indebtedness or (F) any special mandatory redemption of Material Indebtedness incurred in connection with any merger, acquisition or other Investment that becomes due because such event does not occur during a specified time period (so long as such Material Indebtedness is redeemed within the time period required)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Significant Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Significant Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Significant Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, monitor, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, monitor, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Significant Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by third-party insurance as to which the insurer does not dispute coverage (other than customary reservation of rights letters)), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; provided that, in the case of any judgment in the Specified Disclosed Litigation, no Default or Event of Default shall be deemed to exist under this clause (h) unless the amount that is due under any payment schedule remains unpaid and exceeds the Threshold Amount; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or (iii) a Foreign Plan Event occurs with respect to a Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or (ii) any Collateral Document, after delivery thereof pursuant to Section 4.01 of this Agreement (as in effect on the Closing Date) or pursuant to Section 6.12 or the Collateral and Guarantee Requirement or otherwise, shall for any reason (other than (A) pursuant to the terms thereof, (B) as a result of the disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, or (C) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents) cease to create a valid and perfected first priority (subject to Permitted Liens) Lien on any material portion of the Collateral purported to be covered by the Collateral Documents; or

(k) Change of Control. There occurs any Change of Control; or

(l) Subordination. (i) Except in accordance with the terms thereof, the subordination provisions of the documents evidencing or governing any Indebtedness which is required by the term of this Agreement to be subordinated to the Obligations (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) other than by reason of the termination of such Subordination Provisions in accordance with the terms thereof, the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(m) [Reserved]; or

(n) Specified Disclosed Litigation Payable Amount and Specified Disclosed Litigation Settlement Amount. The failure by IP to reimburse the Borrower and its Subsidiaries for or to pay (or procure the payment of in a manner that does not create recourse to the Borrower or any of its Subsidiaries) at least the amount required to be paid by it under the Tax Matters Agreement in respect of the aggregate Specified Disclosed Litigation Payable Amount or Specified Disclosed

Litigation Settlement Amount (as applicable) in accordance with the Tax Matters Agreement, in each case not later than the date which is the earlier of (x) 30 days after such amount is required to be paid pursuant to the corresponding final non-appealable judgment or settlement agreement (as applicable) and (y) the date on which any applicable Governmental Authority in Brazil may exercise any remedies (including acceleration of the settlement amount or rescission of amnesty) for failure to pay the balance.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) [reserved]; and

(iv) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such (and not, for the avoidance of doubt, as a creditor of parallel debt under Section 10.24);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and obligations in respect of Secured Cash Management Agreements and Secured Hedge Agreements) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (a) Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above and shall not be treated as Farm Credit Agreement Obligations (as defined in the Pari Passu Intercreditor Agreement) for purposes of the Pari Passu Intercreditor Agreement if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

(a) Neither the Administrative Agent nor any Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent or any Arranger shall:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications and subject to the consents set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower (in the case of a notice by the Required Lenders) or the Lenders (in the case of a notice by the Borrower) and such Person remove such Person as Administrative Agent and, subject to the consent of the Borrower (not to be unreasonably withheld or delayed and such consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan

Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or such Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, such Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or other similar titles or roles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (m) of Section 10.01), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. Without limiting the provision of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition (including any disposition by way of a merger, consolidation or amalgamation) or Restricted Payment permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets or any assets not required to be pledged in accordance with the Agreed Guarantee and Security Principles, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty and each Collateral Document to which it is a party if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise becomes an Excluded Subsidiary; provided that no Subsidiary shall be released as a Guarantor after the Closing Date solely as a result of becoming an Excluded Subsidiary pursuant to clause (b) of the definition thereof, unless (1) such Subsidiary ceases to be a Wholly-Owned Subsidiary in a transaction for a bona fide business purpose in which the Person taking the Equity Interests in such Subsidiary is not an Affiliate of the Borrower and (2) at the time of such release, the Borrower would have been permitted to make an Investment in such partially disposed Subsidiary, and is deemed to have made a new Investment in such partially disposed Subsidiary for purposes of Section 7.06 (as if such Person were then newly acquired), in an amount equal to the portion of the Fair Market Value of the net assets of such partially disposed Subsidiary attributable to the Borrower’s Equity Interests therein;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property securing obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.02(b)(iv) that is permitted pursuant to clause (6) of the definition of “Permitted Liens”; and

(d) to enter into one or more intercreditor agreements (including the Pari Passu Intercreditor Agreement) and/or subordination agreements contemplated by this Agreement from time to time and agrees that it will be bound by and will take no actions contrary to the provisions thereof (it being understood that, in connection with any such intercreditor agreement (other than the Pari Passu Intercreditor Agreement) or any such subordination agreement, the Borrower shall deliver to the Administrative Agent a certificate certifying that the Indebtedness and Liens (including the priority thereof) in connection with which such intercreditor agreement or such subordination agreement is to be executed is permitted by this Agreement).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10, or to enter into any intercreditor agreement or any subordination agreement. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be; provided that notwithstanding the foregoing, in any event, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in connection with the occurrence of the Facility Termination Date.

9.12 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) Section 9.12(a)(i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with Section 9.12(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Lender Recipient Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 3.03 and Section 10.23, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) [reserved];

(b) [reserved];

(c) any amendment, waiver or consent that extends or increases any Commitment of any Lender (or reinstates any Commitment terminated pursuant to Section 8.02) shall require only the written consent of such Lender;

(d) any amendment, waiver or consent that postpones any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document shall only require the written consent of each Lender entitled to such payment;

(e) any amendment, waiver or consent that reduces the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or changes the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, shall only require the written consent of each Lender entitled to such amount; provided that only the consent of (i) the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and (ii) the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(f) no such amendment, waiver or consent shall change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata reduction of Commitments, pro rata payments and pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or the applicable provisions of Section 2.06(a), as applicable, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (w) if such Facility is the Term F Facility, the Required Term F Lenders and (x) if such Facility is the Term F-2 Facility, the Required Term F-2 Lenders;

(g) [reserved];

(h) (i) no such amendment, waiver or consent shall change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender and (ii) any amendment, waiver or consent that changes the definition of “Required Term F Lenders”, “Required Term F-2 Lenders” or “Required Class Lenders” shall only require the written consent of each Lender under the applicable Facility or Facilities (or applicable Class, as applicable);

(i) no such amendment, waiver or consent shall release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(j) no such amendment, waiver or consent shall release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Restricted Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(k) any amendment, waiver or consent that imposes any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder shall only require the written consent of (i) if such Facility is the Term F Facility, the Required Term F Lenders and (ii) if such Facility is the Term F-2 Facility, the Required Term F-2 Lenders;

(l) [reserved]; or

(m) no such amendment, waiver or consent shall subordinate the Obligations hereunder to any other Indebtedness or other obligation, or subordinate the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, without the written consent of each Lender;

provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) any Loan Document may be amended by the Borrower (or the applicable Loan Parties) and the Administrative Agent (without the consent of any Lender) in accordance with any provision in this Agreement that permits Incurrence of Indebtedness subject to the documentation governing such Indebtedness not containing provisions that are more favorable to the lenders or holders of such Indebtedness (or more restrictive to the Borrower or any Restricted Subsidiary) than the provisions hereunder unless the applicable Loan Document is amended to also provide the applicable Lenders the benefit of analogous provisions under the applicable Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the maturity date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended pursuant to a Credit Extension Amendment to extend the Maturity Date of (w) the Term F Facility with respect to Term F Lenders that agree to such extension with respect to their Term F Loans with the written consent of each such approving Term F Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term F Facility with respect to the portion thereof with a Maturity Date so extended (any such extended Term F Loans, “Extended Term F Loans”); and (x) the Term F-2 Facility with respect to Term F-2 Lenders that agree to such extension with respect to their Term F-2 Loans with the written consent of each such approving Term F-2 Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Term F-2 Facility with respect to the portion thereof with a Maturity Date so extended (any such extended Term F-2 Loans, “Extended Term F-2 Loans”); provided that in each such case any such proposed extension of a Maturity Date with respect to a Facility shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders. This paragraph shall apply to any Incremental Term Loan in the same manner as it applies to the Term F Facility and Term F-2 Facility, as applicable; provided that any such offer may, at the Borrower’s option, be made to the Lenders in respect of any tranche or tranches of Incremental Term Loans and/or any Term Facility without being made to any other tranche of Incremental Term Loans or any Term Facility, as the case may be.

Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Incremental Equivalent Debt or Ratio Debt that is permitted to be secured on a pari passu or junior lien basis to the Liens securing the Collateral (to the extent necessary or advisable under applicable local law) in the benefit of the Collateral Documents in connection with the incurrence of any such Incremental Equivalent Debt or Ratio Debt and to give effect to any intercreditor agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document. In addition, this Agreement and the other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its Subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request).

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding anything herein to the contrary: (a) with respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective; (b) [reserved]; and (c) with respect to any amendment, amendment and restatement or other modifications to this Agreement or any other Loan Document, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 10.06(d) as to such matter.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except for direct or actual damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence, willful misconduct, bad faith or the material breach of such party’s obligations under this Agreement or the other Loan Documents.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Limitation of Liability; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (A) the reasonable fees, disbursements and other charges of one primary counsel for CoBank and the Administrative Agent, of one firm of special and/or regulatory counsel retained by CoBank or the Administrative Agent in each applicable specialty or regulatory area, and of one firm of local counsel retained by CoBank or the Administrative Agent in each applicable jurisdiction and (B) reasonable due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent and the Arrangers, taken together, (B) one primary counsel for the Lenders, taken together, (C) one local counsel in each relevant jurisdiction, (D) to the extent reasonably necessary, one special or regulatory counsel in each relevant specialty, and (E) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (D) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) above shall allow for up to one additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that such legal expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, to the extent reasonably necessary, one specialty counsel for each relevant specialty and one additional counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of such Indemnitee’s or any of its Related Parties’ obligations hereunder or under any other Loan Document, or (y) result from a dispute solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Subsidiaries or Affiliates (other than any claim against an Indemnitee in its capacity or in fulfilling its role as an Arranger or the Administrative Agent hereunder). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Limitation of Liability. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against the Administrative Agent, any Arranger, nor any Lender, nor any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. To the fullest extent permitted by applicable law, no Loan Party shall have any liability under this Agreement or any Loan Document, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that this sentence shall not limit any Loan Party’s indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which a Lender-Related Person is otherwise entitled to indemnification thereunder. No Lender-Related Person shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Lender-Related Person’s gross negligence, willful misconduct, bad faith or the material breach of such party’s obligations under this Agreement or the other Loan Documents.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and, subject to Section 10.06(g), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, no assignment or transfer by a Lender of any of its rights or obligations hereunder shall be deemed to be a novation.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Default has occurred and is continuing at the time of such assignment, (2) [reserved] or (3) such assignment is of any Loan or Commitment, to a Lender under the Term F Facility or the Term F-2 Facility to an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; provided, further, that the Borrower may not withhold or delay its consent to any such assignment by an existing Lender that is a Farm Credit Lender (and is paying patronage to the Borrower) to an Eligible Transferee that is not a Farm Credit Lender (or otherwise is unable to pay patronage to the Borrower or to pay patronage to the Borrower in the same amounts as the assignor) solely on the basis that such Eligible Transferee is not a Farm Credit Lender (or otherwise is unable to pay patronage to the Borrower or to pay patronage to the Borrower in the same amounts as the assignor) if (x) the assigning Lender has used commercially reasonable efforts to consummate the relevant assignment with an Eligible Transferee that is a Farm Credit Lender (and would be expected to make patronage distributions to the Borrower after giving effect to such assignment) and has been unable to make an assignment to such an Eligible Transferee after the use of such efforts and (y) such assignment will not result in the Borrower failing to continue to receive patronage payments or distributions from any other Lender that is a Farm Credit Lender (and any such withholding or delaying of consent solely on such basis shall be deemed unreasonable), it being understood and agreed that the Borrower may withhold its consent to any such assignment for any other reason that is not unreasonable; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons) or (D) to any Disqualified Lender.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything in the Loan Documents to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (unless the Borrower otherwise consents, with respect to such Lender’s own Loans and Commitments only), at any reasonable time and from time to time upon reasonable prior notice (including, with respect to such Lender’s own Loans and Commitments only, via electronic means).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, a Disqualified Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits (and be subject to the obligations) of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) the Borrower shall not be obligated to make any greater payment under Section 3.01 or 3.04, with respect to any participation, than it would have been obligated to make in the absence of such participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything in the Loan Documents to the contrary, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding two paragraphs, any Participant that is a Farm Credit Lender that (i) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Borrower or (ii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.06(b)) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.06 shall be a Voting Participant without delivery of a Voting Participant Notice and without the prior written consent of the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) [Reserved].

(g) Disqualified Lenders.

(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made or sold to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Term F-2 Commitment during the Availability Period of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with any such Term F-2 Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Loan Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(h) [Reserved].

(i) Preservation of Collateral. The benefit of the Collateral and of the Collateral Documents of a transferor of part or all of the obligations expressed to be secured by the Collateral shall automatically transfer to any assignee or transferee (by way of novation or otherwise) of such obligations pursuant to the terms hereof. For the purpose of Article 1278 of the Luxembourg Civil Code (and, to the extent applicable, any similar provisions of foreign law), the Administrative Agent, the other Secured Parties and each of the Loan Parties hereby expressly reserve the preservation of the Collateral and of the Collateral Documents in case of assignment, novation, amendment or any other transfer or change of the obligations expressed to be secured by the Collateral (including an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Loan Document.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14, 2.15 or such other applicable provisions of this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (iii) any credit insurance provider relating to the Borrower and its obligations, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders and the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 of this Agreement, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11 Survival of Representations and Warranties, Etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Article IX shall survive termination of this Agreement and the Aggregate Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent, and the assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding anything in this Section 10.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and each Lender (collectively, each a “Lender Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under the Beneficial Ownership Regulation and applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

10.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.22 and Section 5.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23 Most Favored Lender Provisions.

(a) If at any time this Agreement or any other Loan Document includes additional covenants or events of default or includes covenants or events of default (including related definitions) more favorable to any Lender, for the benefit of any Facility (but not all of the Facilities) (any or all of the foregoing, collectively, the “Most Favored Lender Provisions”), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into this Agreement and the other Loan Documents as if set forth fully herein and therein, mutatis mutandis, for the benefit of the Term F Facility and the Term F-2 Facility and no such incorporated provision may thereafter be waived, amended or modified except pursuant to the provisions of Section 10.01, and (ii) the Borrower shall promptly, and in any event within five (5) Business Days after the Borrower or any other Loan Party entering into any such Most Favored Lender Provisions, so advise the Administrative Agent in writing. Thereafter, upon the request of the Required Term F Lenders or the Required Term F-2 Lenders, the Borrower and the Guarantors shall enter into an amendment to this Agreement and, if applicable, the other Loan Documents, evidencing the incorporation of such Most Favored Lender Provisions, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation described in clause (i) of the immediately preceding sentence.

(b) If at any time any Pro Rata Credit Agreement Document includes (i) any mandatory prepayments, negative or financial covenants or events of default (including related definitions) that are not substantially provided for in the Loan Documents, (ii) any mandatory prepayment provisions, negative or financial covenants or events of default (including related definitions) that are or become more favorable to the Pro Rata Credit Agreement Agent and/or the Pro Rata Credit Agreement Lenders relative to the same or similar provisions in the Loan Documents, and/or (iii) requirements for the Secured Pro Rata Credit Agreement Obligations to be secured by additional collateral permitted to be granted pursuant to the terms of the Pari Passu Intercreditor Agreement or guaranteed by Subsidiaries that are not already Guarantors (any or all of the foregoing, collectively, “Pro Rata Most Favored Provisions”), then (A) such Pro Rata Most Favored Provisions shall immediately and automatically be deemed incorporated into the Loan Documents as if set forth fully therein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified except as otherwise set forth in Section 10.01, and (B) the Borrower shall promptly, and in any event within five (5) Business Days after the Borrower or any other Loan Party entering into any such Pro Rata Most Favored Lender Provisions, so advise the Administrative Agent in writing. Thereafter, upon the request of the Administrative Agent or the Required Lenders, the Administrative Agent, the Borrower and the Guarantors shall enter into an amendment to this Agreement and, if applicable, the other Loan Documents, evidencing the incorporation of such Pro Rata Most Favored Provisions, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation described in clause (A) of the immediately preceding sentence.

10.24 Parallel Debt.

(a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to the Secured Parties under each of the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements as and when that amount falls due for payment under the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements, as applicable, or would have fallen due but for (i) any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting the Loan Parties (or, if applicable, other Restricted Subsidiaries), to preserve its entitlement to be paid that amount, or (ii) any modification of obligations of the Loan Parties (or, if applicable, other Restricted Subsidiaries) to the Secured Parties under the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements resulting from an arrangement (if any) reached in insolvency proceedings affecting the Loan Parties (or, if applicable, other Restricted Subsidiaries).

(b) The Administrative Agent shall have its own independent right to demand payment of the amounts payable by the Loan Parties under this Section 10.24, irrespective of (i) any discharge of the Loan Parties’ (or, if applicable, other Restricted Subsidiaries’) obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Loan Parties (or, if applicable, other Restricted Subsidiaries), to preserve their entitlement to be paid those amounts, or (ii) any modification affecting the obligations of the Loan Parties (or, if applicable, other Restricted Subsidiaries) to the Secured Parties under the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements resulting from an arrangement (if any) reached in insolvency proceedings affecting the Loan Parties (or, if applicable, other Restricted Subsidiaries).

(c) Any amount due and payable by the Loan Parties to the Administrative Agent under this Section 10.24 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents, the Secured Cash Management Agreements or the Secured Hedge Agreements, as applicable, and any amount due and payable by the Loan Parties to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 10.24.

(d) Any amount received by the Administrative Agent, as creditor, pursuant to this Section 10.24 shall be applied as set forth in Section 8.03.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above written.

BORROWER:

SYLVAMO CORPORATION

By:	/s/ John Sims
Name: John Sims
Title: Senior Vice President & Chief Financial Officer

[Signature Page to Farm Credit Agreement]

ADMINISTRATIVE AGENT:

COBANK, ACB, as the Administrative Agent

By:	/s/ Matthew Brill
Name: Matthew Brill
Title: Vice President

[Signature Page to Farm Credit Agreement]

LENDERS:

FARM CREDIT MID-AMERICA, PCA, as a Lender

By:	/s/ Austin Taylor
Name: Austin Taylor
Title: Vice President

[Signature Page to Farm Credit Agreement]

Schedule 1.01(c)

Agreed Guarantee and Security Principles

Reference is made to the Credit Agreement, dated as of July 31, 2024, as amended from time to time (the “Credit Agreement”) among Sylvamo Corporation, CoBank, ACB, as Administrative Agent and the Lenders party thereto. Capitalized terms used in this Schedule 1.01(c) without definition have the meanings set forth in the Credit Agreement.

1.	Agreed Guarantee and Security Principles

This Schedule sets forth the Agreed Guarantee and Security Principles (the “Principles”) referenced in the Credit Agreement.

For purposes of these Principles, the following terms shall have the meanings set forth below:

“Foreign Holding Company” means any Subsidiary that has no material assets other than Equity Interests (or Equity Interests and debt) of one or more Foreign Subsidiaries of the Borrower that are CFCs (other than Foreign Subsidiaries organized in an Approved Jurisdiction or an Elected Foreign Jurisdiction).

“Group” means the Loan Parties and their Subsidiaries.

“Material Jurisdiction” means (i) an Approved Jurisdiction, (ii) France, (iii) the United States, any State thereof or the District of Columbia and (iv) any other jurisdiction under which Laws a Subsidiary (other than an Immaterial Subsidiary) that is formed or acquired after the Initial Funding Date or that ceases to be an Immaterial Subsidiary after the Initial Funding Date is organized.

2.	General Guarantee Principles

(a)	On the Closing Date, each Restricted Subsidiary identified on Schedule 5.13(a) of the Credit Agreement as a Guarantor shall be a party to the Guaranty.

(b)

If, after the Closing Date, Section 6.12 of the Credit Agreement (before the operation of clause (i) of the definition of “Excluded Subsidiary”) would require a Foreign Subsidiary to become a Guarantor, Section 4 will apply to determine whether such Foreign Subsidiary will be required to become a Guarantor.

(c)

No guarantee shall be given by any Foreign Subsidiary that is not organized under the Laws of an Approved Jurisdiction, other than a Foreign Subsidiary that is designated as a Guarantor with the consent of the Administrative Agent or a Foreign Subsidiary that becomes a Guarantor pursuant to the proviso in the definition of “Excluded Subsidiary” (each such Foreign Subsidiary, an “Elected Foreign Jurisdiction Guarantor”).

(d)

As set forth in the Guaranty and subject to the limitations set forth therein, each guarantee under the Guaranty will be an upstream guarantee for all Obligations (it being understood that with respect to guarantees in the Approved Jurisdictions, the provisions of the Guaranty implements these Principles, and no additional limitations shall be required); provided that with respect to any Foreign Subsidiary that is organized in a jurisdiction that is not an Approved Jurisdiction on the Closing Date and becomes a Guarantor after the

Closing Date, the joinder of such Foreign Subsidiary to the Guaranty may set forth (i) limitations in the guarantee of such Foreign Subsidiary as are customary at the time the joinder is entered into in the relevant jurisdiction, (ii) appropriate modifications to the tax gross-up and tax indemnification provisions of the Credit Agreement to account for such jurisdiction in a manner customary at such time in the relevant jurisdiction; and (iii) additional representations and covenants as are customary at the time the joinder is entered into in the relevant jurisdiction, all in the form reasonably agreed by the Borrower and the Administrative Agent; provided, further, that with respect to any Foreign Subsidiary that is organized in a jurisdiction that is an Approved Jurisdiction on the Closing Date and becomes a Guarantor after the Closing Date, the joinder of such Foreign Subsidiary to the Guaranty may set forth limitations in the guarantee of such Foreign Subsidiary as are customary at the time the joinder is entered into in the relevant jurisdiction or appropriate due to the structure, identity or business of such Foreign Subsidiary, all in the form reasonably agreed by the Borrower and the Administrative Agent; it being understood that if the joinder of a Foreign Subsidiary includes any changes to the form of joinder attached as to the Guaranty, the acknowledgment of the Administrative Agent shall be required.

3.	General Security Principles

(a)

The Collateral Documents required to be executed and delivered by the Foreign Obligors, as of the Closing Date (or within the post-closing periods provided in the Credit Agreement, as applicable) will be the Foreign Security Documents, and the other documents and instruments required to be executed pursuant to the terms thereof.

(b)	The Collateral Documents will secure the Obligations in accordance with, and subject to, the requirements of these Principles in each relevant jurisdiction.

(c)	Security to be given by Brazilian Loan Parties will be limited to security over Equity Interests of Subsidiaries unless otherwise agreed by the Borrower and the Administrative Agent.

(d)

These Principles embody the recognition by all parties that, where possible in the applicable jurisdiction, except as set forth herein, security will be required to be provided over substantially all assets of Foreign Obligors. It is acknowledged that if due to operation of these Principles, security is not required to be provided over substantially all assets (other than Equity Interests and assets that are of a type that, if owned by a Domestic Subsidiary, would constitute Excluded Assets) of a Foreign Obligor organized in a jurisdiction that is not a jurisdiction in which any Loan Party as of the Closing Date is organized, such Foreign Obligor will be a Specified Loan Party.

4.	General Limitation Principles

These Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant Foreign Subsidiaries in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)

General legal and statutory limitations, regulatory restrictions, financial assistance, antitrust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “exchange control restrictions”, “capital maintenance” rules, “thin capitalization” rules and “liquidity impairment” rules, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a Foreign Subsidiary to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly; provided that, to the extent requested by the Administrative Agent, the relevant members of the Group shall use commercially reasonable efforts to overcome any such obstacle.

(b)

A key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including material adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs and guarantee fees payable to any person that is not a member of the Group and all applicable legal fees), which shall not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security. The maximum guaranteed or secured amount will be limited as necessary to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and duties.

(c)

Foreign Subsidiaries will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Foreign Subsidiary or if it would conflict with the fiduciary or statutory duties of their directors or contravene any legal prohibition or regulatory condition or have the potential to result in a material risk of personal, civil or criminal liability for any director or officer of or for a member of the Group; provided that, (i) to the extent requested by the Administrative Agent, the relevant members of the Group shall use commercially reasonable efforts to overcome any such obstacle or (ii) such risk cannot be mitigated in accordance with market standard limitations set forth in paragraph (a) above.

(d)

Security will not be required to be granted over assets of a Foreign Obligor if the pledge of or security interest therein is prohibited by any Law applicable to such Foreign Obligor, only to the extent, and for so long as, such prohibition, is effective after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable Law and shall not apply to proceeds and receivables of the assets subject to the prohibition; provided that, to the extent requested by the Administrative Agent, the relevant members of the Group shall use commercially reasonable efforts to overcome any such prohibition.

(e)

Where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit to the Secured Parties of such security, security will be granted over the material assets only.

(f)	It is acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets.

(g)

The giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material and adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents prior to an Event of Default.

(h)

To the extent legally effective, all security will be given in favor of the Administrative Agent for the benefit of the Secured Parties and not any of the Secured Parties individually. “Parallel Debt” provisions will be used where necessary.

(i)

Any asset subject to third party arrangements binding on such asset at the time of acquisition thereof and not entered into in contemplation of such acquisition which may prevent those assets from being charged will be excluded from any relevant Collateral Documents only to the extent, and for so long as, the prohibition is effective after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable law; provided that reasonable endeavors to obtain consent to charging any such assets shall be used by the relevant Foreign Subsidiary if the Administrative Agent (acting reasonably) reasonably requests that such consent be obtained and if seeking such consent will not be or is not reasonably likely to be prejudicial to the business or commercial relationships of any member of the Group.

(j)

To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any lender transfers or sub-participates or sub-contracts any of its participation in the Credit Agreement to a new Lender. No security will be required over investments, shares, preferred equity certificates (“PECS”) in non-wholly owned subsidiaries to the extent not permitted to be pledged by the terms of the Organizational Documents of such non-wholly owned subsidiaries.

(k)

Information, such as lists of assets, will be provided if any only to the extent (i) required by law to create, enforce, perfect, preserve or register the security, (ii) customary in the applicable jurisdiction or (iii) necessary to enforce the security; provided that such information need not be provided by any member of the Group pursuant to this paragraph more frequently than annually (or as otherwise required by law in the relevant jurisdiction) or unless an Event of Default has occurred and is continuing, and in each case provided that information can be provided without breaching confidentiality requirements or damaging business relationships.

5.	Governing Law and Jurisdiction Security

(a)

All security (other than share security described below) granted by the Foreign Obligors will be governed by (i) the Laws of the Approved Jurisdiction in which such Foreign Obligor is organized, (ii) if such Guarantor is any Elected Foreign Jurisdiction Guarantor, the jurisdiction of organization of such Elected Foreign Jurisdiction Guarantor (an “Elected Foreign Jurisdiction”) and (iii) in the case of intellectual property registered or applied for in the United States, the Laws of the applicable jurisdiction in the United States; provided, however, that if (x) a Foreign Obligor owns assets (other than Equity Interests and intellectual property) in a jurisdiction (a “Specified Asset Jurisdiction”) other than a jurisdiction in which such Foreign Obligor is organized (the “Loan Party Jurisdiction”), (y) such assets cannot be subject to a valid, perfected (or similar concept) and enforceable security interest under the laws of the Loan Party Jurisdiction, and (z) the aggregate value of such assets of such Foreign Obligor as set forth on the consolidated balance sheet of the Borrower exceeds $25,000,000, with respect to such Foreign Obligor, security shall also be granted in the Specified Asset Jurisdiction (it being understood that the Borrower has confirmed that as of the Closing Date, no Foreign Obligor owns assets meeting the requirements of this proviso); provided, further, that if a member of the Group (the “Specified Debtor”) owes Indebtedness (other than pursuant to customary cash pooling arrangements) to a Loan Party organized in Luxembourg, the Specified Debtor shall use commercially reasonable efforts to ensure that such Indebtedness is governed by Luxembourg law.

(b)

Share security over any Subsidiary will be governed by (i) in the case of Equity Interests issued by a Subsidiary organized under the Laws of an Approved Jurisdiction, the Law of such Approved Jurisdiction, (ii) in the case of Equity Interests issued by a Subsidiary organized under the Law of an Elected Foreign Jurisdiction, the Laws of such Elected Foreign Jurisdiction, (iii) in the case of Equity Interests issued by a Subsidiary organized under the Laws of any other Material Jurisdiction, the Laws of such Material Jurisdiction and (iv) in any other case, the Laws governing any “all asset” or “floating charge” or similar arrangement granted by the Foreign Obligor that owns such Equity Interests, it being understood for purposes of this clause (iv) that if it is not feasible or customary under such Laws to grant security over the shares of a Subsidiary organized in another jurisdiction, no share security will be granted over the shares of such Subsidiary.

(c)

No actions in any jurisdiction or required by the Laws of any jurisdiction other than (i) any Approved Jurisdiction, (ii) any Elected Foreign Jurisdictions, (iii) in the case of pledges of Equity Interests, the Material Jurisdictions, (iv) in the case of intellectual property registered or applied for in the United States, the United States and (v) in the case of assets described in the proviso to Section 5(a), such Specified Asset Jurisdiction shall be required in order to create any security interests in assets located or titled outside of such jurisdictions or to perfect any security interests therein.

6.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken in connection with the Loan Documents:

(a)	Security will not be enforced unless an Event of Default has occurred and is continuing.

(b)	Without prejudice to the rights of the Lenders at law, any rights of set off will not be exercisable until the occurrence of an Event of Default.

(c)

The beneficiaries of the security or any agent will only be able to exercise a power of attorney following the occurrence of an Event of Default or where the grantor of the security has failed to perform an obligation within five (5) Business Days of being notified of that failure.

(d)

Other than to the extent set forth under Section 9 below, notices will not be required to be sent to account debtors or other contractual third parties (other than during the continuance of an Event of Default), unless, subject to the other limitations set forth herein, required to create security interests and customary in such jurisdiction. For the avoidance of doubt, this paragraph does not apply to any notice to be sent to members of the Group.

(e)

The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary.

(f)

Security will, where possible, automatically create security over future assets of the same type as those already secured and where local Law requires supplemental pledges, registrations or notices to be delivered in respect of future acquired assets in order for security to be created, perfected, protected and /or enforced, such supplemental pledges or notices shall promptly (and in any event, within sixty (60) days of the acquisition of such future assets (or, in respect of any security over future bank accounts, within two (2) Business Days of opening such account, or such later date as may be agreed to by the Administrative Agent), or such earlier statutory period) be agreed and executed.

(g)

The Collateral Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they shall not contain, unless required by law to create, enforce, perfect, preserve or register security, any additional representations or undertakings (such as in respect of title, insurance, maintenance of assets, information or the payment of costs) or provisions for default or penalty interest, tax gross-up or any indemnities unless such representations or undertakings are the same as or consistent with representations or undertakings in the other Loan Documents or are necessary (and only to the extent necessary) in the relevant jurisdiction for the creation or perfection of the security. The Collateral Documents shall not contain repeating representations.

(h)

The Collateral Documents should not operate so as to prevent transactions which are permitted under the Loan Documents or to require additional consents or authorizations in order to enter into such transactions which are permitted under the Loan Documents.

(i)	Unless required by law, the Collateral Documents will not accrue interest on any amount in respect of which interest is accruing under the Loan Documents.

(j)

To the extent permitted under local law, each Collateral Document will provide that the security interests will be released to the extent and in the manner provided in Section 9.10 of the Credit Agreement.

(k)

The Collateral Documents should not operate or be construed so as to restrict any transaction, matter or other step taken in connection with conducting the operations and business of each Foreign Obligor in the ordinary course that is otherwise permitted by the Loan Documents and the Administrative Agent shall enter into such documentation and/or take such other action as is reasonably requested by a Foreign Obligor (in each case, as is reasonably acceptable to the Administrative Agent) in order to facilitate any such transactions, matter or other step not prohibited by the Loan Documents, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses reasonably incurred by the Administrative Agent with respect to entering into such documentation and/or taking such other action at the request of a Foreign Obligor, shall be for the account of that Foreign Obligor and the Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying that the applicable transaction and requested action is permitted by the Credit Agreement.

7.	Receivables

(a)

Until an Event of Default has occurred and is continuing the Foreign Obligors will be free to deal with, amend, waive, repay or terminate the receivables over which they granted security, to the extent permitted by the Credit Agreement.

(b)

If the granting of “fixed” security over receivables would prevent the applicable Foreign Obligor from dealing with such receivables in the ordinary course of its business in accordance with the Credit Agreement, there will be no “fixed” security over such receivables prior to the occurrence of an Event of Default.

(c)	No notice of security in respect of receivables (other than intercompany receivables) will be served prior to the occurrence of an Event of Default.

(d)	Security will not be required to be granted over any Receivables Assets that are sold or factored pursuant to a Receivables Financing permitted by this Agreement.

(e)	No security will be granted over any trade receivable which is not permitted under the terms of the relevant contract governing such trade receivables.

(f)

Without limiting the foregoing, receivables pledges governed by Finnish law will require that (x) the applicable Loan Parties shall promptly, and in any event within five (5) Business Days of the creation of security, deliver notices of the security granted under the applicable Collateral Documents in respect of intercompany receivables to relevant debtors and (y) after the occurrence and during the continuance of an Event of Default, the Loan Parties shall promptly, and in any event within five (5) Business Days of request of the Administrative Agent, take such other actions (including, delivery of notices of security to account debtors and other contractual third parties) as the Administrative Agent may reasonably request (and the Administrative Agent shall be authorized to take such other actions on their behalf) to create, perfect, protect and preserve the security intended to be created under the applicable Collateral Documents.

8.	Shares[1]

(a)

Except to the extent security can be granted pursuant to a general security document (including, “all-asset” security or “floating charges”), share security will be required to be granted over only (i) Equity Interests issued by Loan Parties and (ii) Equity Interests of Subsidiaries (other than Immaterial Subsidiaries) organized in a Material Jurisdiction.

(b)

Security will not be required to be granted over (i) Equity Interests in any Person that is not a Subsidiary to the extent that a Lien thereon is prohibited by or requires the consent (other than of a Loan Party or any of their Affiliates) under the Organization Documents or joint venture documents of such Person and such consent has not been obtained (with no obligation to seek any such consent) to the extent, and for so long as, such prohibition, requirement or restriction is effective after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other applicable Law and shall not apply to proceeds and receivables of such Equity Interests; (ii) solely to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower, any voting Equity Interests constituting more than 65% of the voting Equity Interests in any first-tier subsidiary of any Loan Party that is (A) a CFC that is not organized in an Approved Jurisdiction or an Elected Foreign Jurisdiction or (B) a Foreign Holding Company; (iii) any of the Equity Interests of Subsidiaries that are held by any (A) CFC that is not organized in an Approved Jurisdiction or an Elected Foreign Jurisdiction or (B) Foreign Holding Company; (iv) any Equity Interests in a public company to the extent the grant thereof, after giving effect to applicable safe harbors and other exceptions, would violate applicable U.S. margin regulations; and (v) any Equity Interests in any Subsidiary that is a not for profit entity so long as such Subsidiary continues to be a not for profit entity.

[1]

Pledges will provide that the Administrative Agent, without limiting the rights and remedies of the Administrative Agent, shall be entitled to enforce its rights thereunder by means of out-of-court enforcement.

(c)

For avoidance of doubt, Security will be granted over all Equity Interests issued by a Subsidiary organized under the Laws of the Federative Republic of Brazil, regardless of whether such Equity Interest is held by a local officer of any such Subsidiary or representative of a shareholder or quotaholder of any such Subsidiary.

(d)

To the extent permitted by applicable Law, until an Event of Default has occurred and is continuing, the legal title of the shares or equivalent ownership interests subject to any security will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction).

(e)

Where applicable as a matter of Law, or customary, share certificates (or other documents evidencing title to the relevant shares and, with respect to security over shares and/or quotas governed (i) by French Law, pledge certificate of cash accounts, and (ii) by Brazilian Law, share registry books, in case of sociedades anônimas, and articles of association, in case of sociedades limitadas) and stock transfer forms executed in blank (or applicable Laws equivalent) will be provided to the Administrative Agent and, when required by Law to create, enforce, perfect, preserve or register security, the share certificate or shareholder register will be endorsed or written up and the share certificate or copy of the written up register provided to the Administrative Agent.

(f)

Unless the restriction is required by applicable Law or the terms of a shareholder agreement entered into with a party that is not a member of the Group, the constitutional documents of the company whose shares are to be pledged will be amended to the extent that it is within the power of the pledgor to do so to remove any restriction on the pledging of such shares and on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them.

(g)	If required under local Law, security over shares or equivalent ownership interests will be registered subject to the general principles set out in these Principles.

9.	Bank Accounts

(a)	No control agreements will be required with respect to bank accounts.

(b)

Security will not be required over any accounts used solely as (A) payroll accounts, (B) employee wage and benefit accounts, (C) withholding tax accounts, (D) escrow accounts, or fiduciary or trust accounts maintained solely for the benefit of a Person that is not a Loan Party and (E) accounts into which are deposited solely collections or proceeds of Receivables Assets subject to a Receivables Financing permitted under the Credit Agreement that does not permit any other Liens on such account.

(c)

Security will not be required over any cash collateral provided to third parties (including sureties) in the ordinary course of business to the extent the agreements governing such Permitted Lien do not permit any other Liens thereon.

(d)

Until an Event of Default has occurred and is continuing, any person will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts) to the extent not prohibited by the Credit Agreement. For the avoidance of doubt, to the extent that “fixed” security cannot be obtained without restricting the applicable Foreign Obligor’s ability to deal with the relevant bank account in accordance with the immediately preceding sentence, there will be no “fixed” security over the bank accounts or any obligation to hold or pay cash into a particular account until the occurrence of an Event of Default.

(e)

No notice of security in respect of bank accounts will be served prior to the occurrence of an Event of Default, unless, subject to clause (d) above, necessary to create or perfect security in the applicable jurisdiction or customary in the applicable jurisdiction.

(f)

Any security over bank accounts will be subject to any Lien in favor of the account bank which are created either by Law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favor of the Secured Parties has been given (to the extent not securing Indebtedness and so long as such Lien is a Permitted Lien); it being understood that the grantor of security shall obtain a waiver of such rights if (i) customarily accepted by the account bank and obtained in a jurisdiction and (ii) if the relevant account is willing to grant such waiver after use of commercially reasonable efforts by the Foreign Obligors to obtain such consent. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(g)	If required under applicable law to create or perfect security therein, subject to the limitations set forth herein, security over bank accounts will be registered.

(h)

Without limiting the foregoing, bank account pledges in respect of bank accounts located in Finland and required to be pledged will require that (x) the applicable Loan Parties shall promptly, and in any event within five (5) Business Days of creation of the security, deliver notices of the security granted under the applicable Collateral Documents to account banks and shall use commercially reasonable efforts to obtain an acknowledgment from the account bank of such notice, and (y) after the occurrence and during the continuance of an Event of Default, the applicable Loan Parties shall promptly, and in any event within five (5) Business Days of request of the Administrative Agent, take such other actions as the Administrative Agent may reasonably request (and the Administrative Agent shall be authorized to take such other actions on their behalf) to create, perfect, protect and preserve the security intended to be created under the applicable Collateral Documents.

10.	Intellectual Property

(a)

Until an Event of Default, any Foreign Obligor shall be free to deal with those assets in the ordinary course of its business (including without limitation allowing its intellectual property to lapse if no longer material to its business) in accordance with the Credit Agreement.

(b)

Security shall not be required to be granted over any intent-to-use trademark application filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application.

(c)

No security shall be granted over any intellectual property which cannot be subject to security interests under the terms of the relevant licensing agreement governing such intellectual property. No notice of security will be prepared or served under such relevant licensing agreement prior to an Event of Default.

(d)

The Foreign Obligors (other than any Specified Loan Party) will provide security with respect to intellectual property registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office (including, filings with the United States Patent and Trademark Office and United States Copyright Office but excluding assets which, if owned by a Loan Party organized in a jurisdiction in the United States, would be Excluded Assets).

(e)

If possible under applicable law, the Foreign Obligors (other than any Specified Loan Party) will provide security over intellectual property pursuant to “all asset” or “floating charge” or similar arrangement being granted by the Foreign Obligor.

(f)

No Foreign Obligor will grant security over intellectual property registered or applied for under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the Approved Jurisdiction of such Foreign Obligor or the Elected Foreign Jurisdiction of such Foreign Obligor.

(g)

The security granted over intellectual property in the jurisdictions described in clause (f) will be registered under applicable law where customary in the applicable jurisdiction and to the extent that the costs are not disproportionate to the benefit accruing to the Secured Parties from such registration.

11.	Real Property

(a)

Except to the extent security can be granted pursuant to a general security document (including, “all-asset” security or “floating charges”), security over fee-owned real property shall be required only with respect to fee-owned real property with a Fair Market Value equal to or greater than $10,000,000.

(b)

Except to the extent security can be granted pursuant to a general security document (including, “all-asset” security or “floating charges”), security over any fee-owned real property located in the State of New York as of the Initial Funding Date or acquired after the Initial Funding Date (so long as the recording of a mortgage on such acquired real property would require a mortgage recording tax in excess of $2,000,000) shall not be required.

(c)	Except to the extent security can be granted pursuant to a general security document (including, “all-asset” security or “floating charges”), security over leased real property shall not be required.

(d)	Until an Event of Default, any Foreign Obligor shall be free to deal with those assets in the ordinary course of its business in accordance with the Credit Agreement.

(e)	If required under local Law to create and/or perfect the security therein, security over real property shall be registered.

12.	Other Assets

(a)	Until an Event of Default, any Foreign Obligor shall be free to deal with those assets in the ordinary course of its business in accordance with the Credit Agreement.

(b)	If required under local Law to create and/or perfect the security therein, security over such assets shall be registered.

Schedule 1.01(d)

Foreign Security Documents

LUXEMBOURG

1. Second ranking Pledge over shares agreement between Sylvamo Papers Holding S.à r.l. as pledgor, the Administrative Agent and Sylvamo Investments Brazil S.à r.l. as company.

2. Second ranking Pledge over shares agreement between Global Holdings I, LLC as pledgor, the Administrative Agent and Sylvamo Papers Holding S.à r.l. as company.

3. Second ranking Pledge over bank accounts agreement between Sylvamo Papers Holding S.à r.l. and the Administrative Agent.

4. Second ranking Pledge over receivables agreement between Sylvamo Papers Holding S.à r.l. and Sylvamo Investments Brazil S.à r.l. as pledgors and debtors and the Administrative Agent.

5. Second ranking Pledge over bank accounts agreement between Sylvamo Investments Brazil S.à r.l. as pledgor and the Administrative Agent.

BRAZIL

1. Quota Pledge Agreement among Sylvamo do Brasil Ltda. and Sylvamo Agroflorestal Ltda., as pledgors, CoBank, ACB, as pledgee, and Sylvamo Comercial Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo Comercial Quota Pledge Agreement”).

2. Quota Pledge Agreement among Sylvamo Investments Brazil S.à r.l. as pledgor, CoBank, ACB, as pledgee, and Sylvamo do Brasil Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo do Brasil Quota Pledge Agreement”).

3. Quota Pledge Agreement among Sylvamo do Brasil Ltda. and Sylvamo Exports Ltda. as pledgors, CoBank, ACB, as pledgee, and Sylvamo Agroflorestal Ltda. and Bank of America, N.

A., as intervening and consenting parties (the “Sylvamo Agroflorestal Quota Pledge Agreement”).

4. Quota Pledge Agreement among Sylvamo Comercial Ltda. as pledgor, CoBank, ACB as pledgee, and Sylvamo Exports Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo Exports Quota Pledge Agreement”).

5. The respective quotaholders’ resolutions of each Brazilian Guarantor authorizing execution and delivery of the quota pledge agreements referred to in items (1), (2), (3) and (4) above, duly registered with the applicable board of trade, as necessary.

FRANCE

1.	A French law fourth ranking securities account pledge agreement in relation to the shares issued by Sylvamo Investments France SAS (the “Fourth Ranking French Account Pledge Agreement”).

2.

A statement of pledge (déclaration de nantissement de compte de titres financiers) relating to the Fourth Ranking French Account Pledge Agreement, entered into by Global Holdings I, LLC in relation to the shares of Sylvamo Investments France SAS.

SWEDEN

1.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Financing Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans.

2.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Financing Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts.

3.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans.

4.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts.

5.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Financing Sweden AB.

6.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Sweden AB.

7.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent in respect of certain contractual rights (under a sale and purchase agreement governed by the laws of Sweden).

8.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans.

9.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts.

10.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Global Holdings I LLC as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Investments Sweden AB.

11.

Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Global Holdings I LLC as pledgor and the Administrative Agent as collateral agent regarding a certain promissory note.

Schedule 2.01

Commitments and Applicable Percentages

(A)	Immediately at closing, prior to assignments to take place on the Closing Date:

Lender	Term F Loan Commitment	Applicable Percentage of Term F Loan Commitment	Term F-2 Commitment	Applicable Percentage of Term F-2 Commitment
Farm Credit Mid-America, PCA	$358,000,000.00	100.000000000%	$235,000,000.00	100.000000000%

TOTAL	$358,000,000.00	100.000000000%	$235,000,000.00	100.000000000%

(B)	Immediately after the assignments to take place on the Closing Date:

Lender	Term FLoan Commitment	Applicable Percentage of Term F Loan Commitment	Term F-2 Commitment	Applicable Percentage of Term F-2 Commitment
CoBank, FCB	$358,000,000.00	100.000000000%	$235,000,000.00	100.000000000%

TOTAL	$358,000,000.00	100.000000000%	$235,000,000.00	100.000000000%

Schedule 4.01(a)

Local Counsels to Deliver Legal Opinions1

In connection with that certain Credit Agreement, dated as of July 31, 2024 (“Credit Agreement”; capitalized terms used in this Schedule 4.01(a) and not otherwise defined herein shall have the meanings set forth in the Credit Agreement or on Schedule 6.21 to the Credit Agreement, as applicable), by and among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders and CoBank, ACB, as Administrative Agent, the following legal opinions are to be delivered in accordance with the provisions of the Credit Agreement:

United States and New York

Covered Document	Corporate Matters (Debevoise & Plimpton LLP)[2]	Validity / Enforceability (Debevoise & Plimpton LLP)[3]
Credit Agreement	X (as to Sylvamo Corporation and as to NY and US law)	X

Notes (if applicable)	X (as to Sylvamo Corporation and as to NY and US law)	X

Guaranty Agreement	X (as to Sylvamo North America, LLC, Global Holdings I, LLC and Global Holdings II, Inc. and as to NY and US law)

U.S. Security and Pledge Agreement	X (as to Sylvamo Corporation, Sylvamo North America, LLC, Global Holdings I, LLC and Global Holdings II, Inc. and as to NY and US law)

Delaware

Covered Document	Corporate Matters (K&L Gates LLP)	Validity / Enforceability (K&L Gates LLP)
Credit Agreement	X (as to Sylvamo Corporation))

Notes (if applicable)	X (as to Sylvamo Corporation)

Guaranty Agreement	X (as to Sylvamo North America, LLC, Global Holdings I, LLC and Global Holdings II, Inc.)

[1]

Legal opinions with respect to (x) any Foreign Security Documents, and (y) any Mortgage, in each case, to be delivered after the Closing Date, to the extent such documents are executed and delivered after the Closing Date in accordance with Section 6.21 and Schedule 6.21.

[2]

For all purposes of this Schedule 4.02(a), “Corporate Matters” will include valid existence, power and authority, due authorization and execution, no conflicts with organizational documents, no conflicts with applicable law, no consents, approvals or filings and other customary related opinions.

[3]	For all purposes of this Schedule 4.02(a), “Validity/Enforceability” will include enforceability, creation and perfection of security interest (if relevant) and other customary related opinions.

U.S. Security and Pledge Agreement	X (as to Sylvamo Corporation, Sylvamo North America, LLC, Global Holdings I, LLC and Global Holdings II, Inc.)

Copyright Security Agreement	X (as to Global Holdings II, Inc.)

Patent Security Agreement	X (as to Global Holdings II, Inc.)

Trademark Security Agreement	X (as to Global Holdings II, Inc.)

Mortgage (Sumter County, SC)	X (as to Sylvamo North America, LLC)

Mortgage (Richland County, SC)	X (as to Sylvamo North America, LLC)

Specified Account Agreement	X (as to Sylvamo Corporation)	X

Fourth Ranking Securities Account Pledge Agreement (France)	X (as to Sylvamo North America, LLC)

French Collateral Documents	X (as to Global Holdings I, LLC)

Global Holdings I Pledge Agreement (Shares over Sylvamo Investments Sweden AB) (Sweden)	X (as to Global Holdings I, LLC)

Global Holdings I Pledge Agreement (Promissory Notes) (Sweden)	X (as to Global Holdings I, LLC)

South Carolina

Covered Document	Validity / Enforceability (Burr & Forman LLP)
Mortgage (Sumter County, SC)	X

Mortgage (Richland County, SC)	X

Brazil

Covered Document	Corporate Matters (Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados)	Validity / Enforceability (Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados)
Guaranty Agreement	X (as to Sylvamo do Brasil Ltda., Sylvamo Agroflorestal Ltda., Sylvamo Comercial Ltda. and Sylvamo Exports Ltda.)	X

Sylvamo Comercial Quota Pledge Agreement	X (as to Sylvamo do Brasil Ltda., Sylvamo Agroflorestal Ltda., and Sylvamo Comercial Ltda.)	X

Sylvamo do Brasil Quota Pledge Agreement	X (as to Sylvamo do Brasil Ltda.)	X

Sylvamo Agroflorestal Quota Pledge Agreement	X (as to Sylvamo do Brasil Ltda., Sylvamo Exports Ltda., and Sylvamo Agroflorestal Ltda.)	X

Sylvamo Exports Quota Pledge Agreement	X (as to Sylvamo Comercial Ltda. and Sylvamo Exports Ltda.)	X

France

Covered Document	Validity / Enforceability (Clifford Chance Europe LLP)
French Collateral Documents	X

Luxembourg

Covered Document	Corporate Matters (Loyens and Loeff N.V.)	Validity / Enforceability (Clifford Chance Europe LLP)
Guaranty Agreement	X (as to Sylvamo Papers Holding S.à r.l. and Sylvamo Investments Brazil S.à r.l.)	X

Sylvamo do Brasil Quota Pledge Agreement	X (as to Sylvamo Investments Brazil S.à r.l.)	X

Second Ranking Global Holdings I Pledge over Shares Agreement	X (as to Sylvamo Papers Holding S.à r.l.)	X

Second Ranking Sylvamo Papers Holding S.à.r.l Pledge over Shares Agreement	X (as to Sylvamo Investments Brazil S.à r.l.)	X

Second Ranking pledge over Receivables Agreement	X (as to Sylvamo Papers Holding S. à.r.l, and Sylvamo Investments Brazil S.a.r.l)	X

Second ranking Sylvamo Papers Holding S.à.r.l Pledge over Bank Account Agreement	X (as to Sylvamo Papers Holding S.à r.l.)	X

Second Ranking Sylvamo	X (as to Sylvamo Investments Brazil S.à r.l.)	X

Investments Brazil S.à r.l. Pledge over Bank Account Agreement

Sweden

Covered Document	Corporate Matters (Snellman Advokatbyrå AB)	Validity / Enforceability (Snellman Advokatbyrå AB)
Guaranty Agreement	X (as to Sylvamo Investments Sweden AB, Sylvamo Financing Sweden AB and Sylvamo Sweden AB)	X

Sylvamo Financing Sweden AB Pledge Agreement - Intra - Group Loans	X (as to Sylvamo Financing Sweden AB)	X

Sylvamo Financing Sweden AB Pledge Agreement - Bank Accounts	X (as to Sylvamo Financing Sweden AB)	X

Sylvamo Investments Sweden AB Pledge Agreement - Intra - Group Loans	X (as to Sylvamo Investments Sweden AB)	X

Sylvamo Investments Sweden AB Pledge Agreement - Bank Accounts	X (as to Sylvamo Investments Sweden AB)	X

Sylvamo Investments Sweden AB Pledge Agreement - Shares over Sylvamo Financing Sweden AB	X (as to Sylvamo Investments Sweden AB and Sylvamo Financing Sweden AB)	X

Sylvamo Investments Sweden AB Pledge Agreement - Shares over Sylvamo Sweden AB	X (as to Sylvamo Financing Sweden AB and Sylvamo Sweden AB)	X

Sylvamo Investments Sweden Pledge Agreement - Certain Contractual Rights	X (as to Sylvamo Investments Sweden AB)	X

Sylvamo Sweden AB Pledge Agreement-Intra - Group Loans	X (as to Sylvamo Sweden AB)	X

Sylvamo Sweden AB Pledge Agreement - Bank Accounts	X (as to Sylvamo Sweden AB)	X

Global Holdings I Pledge Agreement - Shares over Sylvamo Investments Sweden AB	X (as to Sylvamo Investments Sweden AB)	X

Global Holdings I Pledge Agreement -Promissory Note	X (as to Sylvamo Sweden AB)	X

Schedule 5.06

Disclosed Litigation

None.

1

Schedule 5.08

Mortgaged Property

•

Sumter Property: 2000 Lynette Dr, Sumter SC 29154. The property is owned by Sylvamo North America, LLC. The building is 300,000 square feet. The entire property is about 32.43 acres. The property is a converting plant.

•

Eastover Property: 4001 McCords Ferry Rd, Eastover, SC 29044. The property is owned by Sylvamo North America, LLC. The entire property is approximately 4,033.60 acres and spans several tax parcels. The property is a mill.

2

Schedule 5.09

Environmental Matters

None.

3

SCHEDULE 5.11

Tax Matters

•	Specified Disclosed Litigation described in Note 10 to the Borrower’s unaudited financial statements for the six months ended June 30, 2021.

•	Tax litigation described on pages 20 and 74-75 of the 2023 Annual Report on Form 10-K

4

Schedule 5.13(a)

Subsidiaries; Loan Parties

Entity	Jurisdiction	Guarantor?	Restricted Subsidiary or Unrestricted Subsidiary	Owner	Ownership %
Sylvamo Europe SRL	Belgium	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Global Holdings I LLC	100%
Sylvamo do Brasil Ltda.	Brazil	Yes	Restricted	Sylvamo Investments Brazil S.à r.l.	100%
Sylvamo Exports Ltda.	Brazil	Yes	Restricted	Sylvamo Comercial Ltda.	100%
Sylvamo Agroflorestal Ltda.	Brazil	Yes	Restricted	Sylvamo do Brasil Ltda.	99.99999944%
Sylvamo Agroflorestal Ltda.	Brazil	Yes	Restricted	Sylvamo Exports Ltda.	0.00000056 [nominee shares	% ]
Sylvamo Comercial Ltda.	Brazil	Yes	Restricted	Sylvamo do Brasil Ltda.	79.989%
Sylvamo Comercial Ltda.	Brazil	Yes	Restricted	Sylvamo Agroflorestal Ltda.	20.011%

5

Sylvamo Pulp and Paper Sales (Shanghai) Co. Ltd	China	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Europe SRL	100%
Comptoir des Bois de Brive SAS	France	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo France SA	100%
Sylvamo Investments France SAS	France	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Global Holdings I, LLC	100%
Sylvamo France SA	France	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Investments France SAS	99.943%[1]
Sylvamo Celimo SAS	France	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo France SA	100%
Sylvamo Forêt Services SAS	France	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Investments France SAS	100%
Sylvamo Nordic Sales Company Oy	Finland	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Global Holdings I, LLC	100%

[1]	Remaining percentage owned by third party shareholders

6

Sylvamo Deutschland GmbH	Germany	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Europe SRL	100%
Sylvamo Investments Brazil S.à r.l.	Luxembourg	Yes	Restricted	Sylvamo Papers Holding S.à r.l.	100%
Sylvamo Papers Holding S.à r.l.	Luxembourg	Yes	Restricted	Global Holdings I, LLC	100%
Sylvamo Polska Sp. z o.o	Poland	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Europe SRL	100%
Sylvamo Investments Sweden AB	Sweden	Yes	Restricted	Global Holdings I, LLC	100%
Sylvamo Financing Sweden AB	Sweden	Yes	Restricted	Sylvamo Investments Sweden AB	100%
Sylvamo Sweden AB	Sweden	Yes	Restricted	Sylvamo Investments Sweden AB	100%
Sylvamo UK Limited	United Kingdom	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Europe SRL	100%
Sylvamo Ukraine SE	Ukraine	No (clause (d) of definition of “Excluded Subsidiary”)	Restricted	Sylvamo Nordic Sales Company Oy	100%

7

Sylvamo North America, LLC	United States	Yes	Restricted	Sylvamo Corporation	100%
Global Holdings I, LLC	United States	Yes	Restricted	Global Holdings II, Inc.	100%
Global Holdings II, Inc.	United States	Yes	Restricted	Sylvamo Corporation	100%
Sylvamo Receivables, LLC	United States	No [(clause (d) of definition of “Excluded Subsidiary”)]	Restricted	Sylvamo North America, LLC	100%

8

Schedule 5.13(b)

Equity Interests

•	Investments in Share A in SCIC Certification et Gestion Forestiere, representing 14.290% of Share A and approximately 5% of total equity.

9

Schedule 6.21

Post-Closing Obligations

In connection with that certain Credit Agreement, dated as of July 21, 2024 (“Credit Agreement”; capitalized terms used in this Schedule 6.21 and not otherwise defined herein shall have the meanings set forth in the Credit Agreement), by and among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto and CoBank, ACB, as Administrative Agent, the applicable Loan Parties shall complete the following actions within the time periods specified below, in each case as such period may be extended from time to time by the Administrative Agent in its sole discretion:

Brazil

1. To the extent not executed and delivered on the Closing Date, within ninety (90) days after the Closing Date, the Borrower shall cause each of the following documents to be executed and delivered by the applicable Loan Parties or other Persons, as applicable (and, if applicable notarized), in form and substance reasonably satisfactory to the Administrative Agent:

a. Quota Pledge Agreement among Sylvamo do Brasil Ltda. and Sylvamo Agroflorestal Ltda., as pledgors, CoBank, ACB, as pledgee, and Sylvamo Comercial Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo Comercial Quota Pledge Agreement”).

b. Quota Pledge Agreement among Sylvamo Investments Brazil S.à r.l. as pledgor, CoBank, ACB, as pledgee, and Sylvamo do Brasil Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo do Brasil Quota Pledge Agreement”).

c. Quota Pledge Agreement among Sylvamo do Brasil Ltda. and Sylvamo Exports Ltda. as pledgors, CoBank, ACB, as pledgee, and Sylvamo Agroflorestal Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo Agroflorestal Quota Pledge Agreement”).

d. Quota Pledge Agreement among Sylvamo Comercial Ltda. as pledgor, CoBank, ACB as pledgee, and Sylvamo Exports Ltda. and Bank of America, N.A., as intervening and consenting parties (the “Sylvamo Exports Quota Pledge Agreement”).

e. The respective quotaholders’ resolutions of each Brazilian Guarantor authorizing execution and delivery of the quota pledge agreements referred to in items (a), (b), (c) and (d) above, duly registered with the applicable board of trade, as necessary.

2. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Brazil” on this Schedule 6.21, the Borrower shall cause to be delivered to the Administrative Agent a customary opinion of the applicable law firm(s) set forth on Schedule 4.01(a) to the Credit Agreement with respect to such documentation, addressed to the Administrative Agent and each Lender, dated as of the date of the applicable documentation.

3. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Brazil” on this Schedule 6.21, the Borrower shall cause to be (a) delivered to the Administrative Agent (or other applicable Person) any notices, powers of attorney, resolutions or other documents necessary or required to be given, executed or taken under the terms of any such document and the respective additional security undertakings thereunder, and (b) taken any actions that are necessary or required in connection with the delivery of any such document.

4. In the case of each Brazilian Guarantor, within 15 (fifteen) Business Days after the Closing Date, the Borrower shall cause each such Brazilian Guarantor to deliver the quotaholder resolution of such Brazilian Guarantor and its respective quotatholders, as provided under Section 4.01(a)(iii) of the Credit Agreement, duly registered with the applicable board of trade, as necessary.

France

1. To the extent not executed and delivered on the Closing Date, within ninety (90) days after the Closing Date, the Borrower shall cause each of the following documents to be executed and delivered by the applicable Loan Parties or other Persons, as applicable (and, if applicable, notarized), in form and substance reasonably satisfactory to the Administrative Agent:

a. A French law fourth ranking securities account pledge agreement in relation to the shares issued by Sylvamo Investments France SAS (the “Fourth Ranking French Account Pledge Agreement”).

b. A statement of pledge (déclaration de nantissement de compte de titres financiers) relating to the Fourth Ranking French Account Pledge Agreement, entered into by Global Holdings I, LLC in relation to the shares of Sylvamo Investments France SAS (the “French Statement of Pledge”; the French Statement of Pledge, together with the Fourth Ranking French Account Pledge Agreement, the “French Collateral Documents”).

2. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “France” on this Schedule 6.21, the Borrower shall cause to be delivered to the Administrative Agent a customary opinion of the applicable law firm(s) set forth on Schedule 4.01(a) with respect to such documentation, addressed to the Administrative Agent and each Lender, dated as of the date of the applicable documentation.

3. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “France” on this Schedule 6.21, the Borrower shall cause to be delivered to the Administrative Agent:

a. if required, a certified copy of the minutes of the resolution of the shareholder(s) of Sylvamo Investments France SAS approving the French Collateral Documents and approving, therefore in advance the Administrative Agent as potential shareholder of Sylvamo Investments France SAS in case of enforcement of the French Collateral Documents;

b. a certificate of pledge (attestation de nantissement de compte titres de 3ème rang) signed by the legal representative of Sylvamo Investments France SAS stating that the security interest created pursuant to the French Collateral Documents has been registered in accordance with paragraph c. below;

c. certified copies of the shareholders’ account (compte spécial d’actionnaire) and the share transfer register (registre de mouvements de titres) of Sylvamo Investments France SAS evidencing the registration of the security interest created pursuant to the French Collateral Documents; and

d. any notices or documents required to be given or executed under the terms of the French Collateral Documents on the date of execution of the French Collateral Documents (subject to any grace periods set out therein).

Luxembourg

1. To the extent not executed and delivered on the Closing Date, within ninety (90) days after the Closing Date, the Borrower shall cause each of the following documents to be executed and delivered by the applicable Loan Parties or other Persons, as applicable (and, if applicable notarized), in form and substance reasonably satisfactory to the Administrative Agent:

a. Second ranking Pledge over shares agreement between Global Holdings I, LLC as Pledgor, the Administrative Agent as pledgee and Sylvamo Papers Holding S.à r.l. as company (the “Global Holdings I Pledge over Shares Agreement”).

b. Second ranking Pledge over shares agreement between Sylvamo Papers Holding S.à r.l. as pledgor, the Administrative Agent as pledgee and Sylvamo Investments Brazil S.à r.l. as company (the “Sylvamo Papers Holding S.à.r.l Pledge over Shares Agreement”).

c. Second ranking Pledge over receivables agreement between Sylvamo Papers Holding S.à r.l. and Sylvamo Investments Brazil S.à r.l. as pledgors and debtors and the Administrative Agent (the “Pledge over Receivables Agreement”).

d. Second ranking Pledge over bank accounts agreement between Sylvamo Papers Holding S.à r.l. as pledgor and the Administrative Agent as pledgee (the “Sylvamo Papers Holding S.à.r.l Pledge over Bank Account Agreement”).

e. Second ranking Pledge over bank accounts agreement between Sylvamo Investments Brazil S.à r.l. as pledgor and the Administrative Agent as pledgee (the “Sylvamo Investments Brazil S.à r.l. Pledge over Bank Account Agreement”)

2. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Luxembourg” on this Schedule 6.21 the Borrower shall cause to be delivered to the Administrative Agent a customary opinion of the applicable law firm(s) set forth on Schedule 4.01(a) to the Credit Agreement with respect to such documentation, addressed to the Administrative Agent and each Lender, dated as of the date of the applicable documentation.

3. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Luxembourg” on this Schedule 6.21, the Borrower shall cause to be (a) delivered to the Administrative Agent (or other applicable Person) any notices, resolutions or other documents necessary or required to be given, executed or taken under the terms of any such document and the respective additional security undertakings thereunder, and (b) taken any actions that are necessary or required in connection with the delivery of any such document.

Sweden

1. To the extent not executed and delivered on the Closing Date, within ninety (90) days after the Closing Date, the Borrower shall cause each of the following documents to be executed and delivered by the applicable Loan Parties or other Persons, as applicable (and, if applicable notarized), in form and substance reasonably satisfactory to the Administrative Agent:

a. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Financing Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans (the “Sylvamo Financing Sweden AB Pledge Agreement - Intra-Group Loans”).

b. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Financing Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts (the “Sylvamo Financing Sweden AB Pledge Agreement - Bank Accounts”).

c. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans (the “Sylvamo Investments Sweden AB Pledge Agreement - Intra-Group Loans”).

d. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts (the “Sylvamo Investments Sweden AB Pledge Agreement - Bank Accounts”).

e. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Financing Sweden AB (the “Sylvamo Investments Sweden AB Pledge Agreement - Shares over Sylvamo Financing Sweden AB”).

f. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Sweden AB (the “Sylvamo Investments Sweden AB Pledge Agreement - Shares over Sylvamo Sweden AB”).

g. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Investments Sweden AB as pledgor and the Administrative Agent as collateral agent in respect of certain contractual rights (under a sale and purchase agreement governed by the laws of Sweden) (the “Sylvamo Investments Sweden Pledge Agreement - Certain Contractual Rights”).

h. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain intra-group loans (the “Sylvamo Sweden AB Pledge Agreement - Intra-Group Loans”).

i. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Sylvamo Sweden AB as pledgor and the Administrative Agent as collateral agent regarding certain bank accounts (the “Sylvamo Sweden AB Pledge Agreement - Bank Accounts”).

j. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Global Holdings I LLC as pledgor and the Administrative Agent as collateral agent regarding the shares over Sylvamo Investments Sweden AB (the “Global Holdings I Pledge Agreement - Shares over Sylvamo Investments Sweden AB”).

k. a Swedish law pledge agreement (with the priority set out therein, and subject to the contractual priority in the Intercreditor Agreement) to be entered between Global Holdings I LLC as pledgor and the Administrative Agent as collateral agent regarding a certain promissory note (the “Global Holdings I Pledge Agreement - Promissory Note”).

2. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Sweden” on this Schedule 6.21, the Borrower shall cause to be delivered to the Administrative Agent a customary opinion of the applicable law firm(s) set forth on Schedule 4.01(a) with respect to such documentation, addressed to the Administrative Agent and each Lender, dated as of the date of the applicable documentation.

3. Concurrently with the execution and delivery of any document referenced pursuant to paragraph 1 under the heading “Sweden” on this Schedule 6.21, the Borrower shall cause to be (a) delivered to the Administrative Agent (or other applicable Person) any notices, applications, filings, resolutions, registers or documents necessary or required to be given, executed or taken under the terms of any such document and the respective additional security undertakings thereunder (including for the avoidance of doubt, that notices under any document referenced above are sent to the Pro Rata Credit Agreement Administrative Agent in its capacity as “Administrative Agent” under each Pro Rata Collateral Document (as defined in the Pari Passu Intercreditor Agreement) and use its best efforts to procure the acknowledgement thereof), and (b) taken any actions that are necessary or required in connection with the delivery of any such document.

Mortgages

1. To the extent not executed and delivered on the Closing Date, within sixty (60) days after the Closing Date, Sylvamo North America, LLC shall deliver to the Administrative Agent, with respect to each Mortgaged Property existing as of the Closing Date:

(a) a Mortgage encumbering such Mortgaged Property duly executed and acknowledged by Sylvamo North America, LLC, and in form for recording in the recording office where such Mortgaged Property is located, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(b) a Title Policy insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property and in an amount not less than the Fair Market Value of such Mortgaged Property as reasonably determined by the Borrower, which Title Policy shall be issued by a Title Company and include such endorsements that are available in the applicable jurisdiction as may reasonably be requested by the Administrative Agent and contain no other exceptions to title other than Permitted Liens;

(c) a survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto (if available) or (B) otherwise acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto (if available); provided, further, that the Administrative Agent may waive the delivery of a Survey (and any other requirements set forth herein that the applicable Loan Party is unable to execute and deliver to the Administrative Agent as a result of such waiver) for that certain Mortgaged Property located in Eastover, South Carolina if the delivery of a Survey would be commercially impracticable; and

(d) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination and, if such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto together with a copy of an insurance policy or a certificate of insurance and a declaration page relating thereto showing coverage for flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as lenders’ loss payee/mortgagee, (C) identify the address of each property located in a special flood hazard area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

2. Concurrently with the delivery of the deliverables referenced in paragraph 1 under the heading “Mortgages” on this Schedule 6.21, the Borrower shall cause to be delivered to the Administrative Agent a customary opinion of the applicable law firm(s) set forth on Schedule 4.01(a) with respect to such deliverables, addressed to the Administrative Agent and each Lender, dated as of the date of the applicable Mortgage.

UCC-1 Financing Statements

To the extent not executed and delivered on the Closing Date, within ninety (90) days after the Closing Date, Sylvamo Corporation shall deliver to the Administrative Agent:

a UCC financing statement filed in Washington, D.C. for each of (A) Sylvamo Papers Holding S.à r.l., (B) Sylvamo Investments Brazil S.à r.l., (C) Sylvamo do Brasil Ltda., (D) Sylvamo Agroflorestal Ltda., (E) Sylvamo Comercial Ltda., (F) Sylvamo Exports Ltda., (G) Sylvamo Financing Sweden AB, (H) Sylvamo Investments Sweden AB and (I) Sylvamo Sweden AB (or an authorization permitting the Administrative Agent to file UCC financing statements in Washington, D.C. with respect to each entity listed in this paragraph under the heading “UCC-1 Financing Statements” on this Schedule 6.21).

Insurance

Within thirty (30) days after the Closing Date, the Borrower shall deliver to the Administrative Agent evidence (including copies of appropriate insurance certificates and endorsements naming the Administrative Agent as additional insured on behalf of the Secured Parties and/or lender’s loss payee) of compliance with Section 6.07 of the Credit Agreement.

Schedule 7.01

Existing Liens

None.

10

Schedule 7.02

Existing Indebtedness

None.

11

Schedule 7.03

Existing Investments

•	Investments in Share A in SCIC Certification et Gestion Forestiere, representing 14.290% of Share A and approximately 5% of total equity.

12

Schedule 7.08

Transactions with Affiliates

None.

13

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

ADMINISTRATIVE AGENT

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Matt Brill

(303) 549-3383

mbrill@cobank.com

Information for Borrowing Requests/Conversions:

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Attention: Loan Operations

Telecopy: (303)-704-4021

Email: CoBankLoanOperations@cobank.com

Notices pursuant to the last paragraph of Section 8.03 (Hedge Banks and Cash Management Banks):

CoBank, ACB

6340 S. Fiddlers Green Circle

Greenwood Village, CO 80111

Attention: Loan Operations

Telecopy: (303)-704-4021

Email: CoBankLoanOperations@cobank.com

In each case, with a copy to:

Moore & Van Allen, PLLC

100 North Tryon Street, Suite 4700

Attention: Wayne McKinzie and Meredith Reedy

Email: waynemckinzie@mvalaw.com and meredithreedy@mvalaw.com

BORROWER AND OTHER LOAN PARTIES:

Sylvamo Corporation

6077 Primacy Parkway

Memphis, Tennessee 38119

E-Mail: michele.scott@sylvamo.com and Erin.Raccah@sylvamo.com

Attention: Michele Scott and Erin Raccah

With required copies to:

Debevoise & Plimpton

65 Gresham Street

London, England EC2V 7NQ

E-Mail: pmaugue@debevoise.com

Attention: Pierre Maugüé

Schedule 10.06

Voting Participants as of the Closing Date

Lenders	Voting Participant	Initial Term F Commitment	Resulting Term F Commitment	Resulting Applicable Percentage of Term F Commitment	Initial Term F-2 Commitment	Resulting Term F- 2 Commitment	Resulting Applicable Percentage of Term F-2 Commitment
CoBank, FCB*		$358,000,000.00	$67,900,000.00	18.966480447%	$235,000,000.00	$44,500,000.00	18.936170212%
	AgCountry Farm Credit Services, FLCA		$32,000,000.00	8.938547486%		$21,000,000.00	8.936170213%
	AgFirst Farm Credit Bank		$32,000,000.00	8.938547486%		$21,000,000.00	8.936170213%
	Compeer Financial, FLCA		$32,000,000.00	8.938547486%		$21,000,000.00	8.936170213%
	Farm Credit Bank of Texas		$32,000,000.00	8.938547486%		$21,000,000.00	8.936170213%
	Farm Credit Services of America, FLCA		$32,000,000.00	8.938547486%		$21,000,000.00	8.936170213%
	American AgCredit, FLCA		$27,500,000.00	7.681564246%		$18,000,000.00	7.659574468%
	Greenstone Farm Credit Services, FLCA		$22,000,000.00	6.145251397%		$15,000,000.00	6.382978723%
	Capital Farm Credit, FLCA		$20,000,000.00	5.586592179%		$13,000,000.00	5.531914894%
	Farm Credit Mid-America, FLCA		$22,400,000.00	6.256983240%		$14,700,000.00	6.255319149%
	Farm Credit East, ACA		$12,000,000.00	3.351955307%		$8,000,000.00	3.404255319%
	AgWest Farm Credit, FLCA		$12,200,000.00	3.407821229%		$8,400,000.00	3.574468085%
	High Plains Farm Credit, FLCA		$10,000,000.00	2.793296089%		$6,000,000.00	2.553191489%
	Fresno-Madera Federal Land Bank Association, FLCA		$4,000,000.00	1.117318436%		$2,400,000.00	1.021276596%

Total		$358,000,000.00	$358,000,000.00	100.000000000%	$235,000,000.00	$235,000,000.00	100.000000000%

*	CoBank, FCB will be a Lender after giving effect to the assignment of Farm Credit Mid-America, PCA’s Term Commitments on the Closing Date.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:      ,

To: CoBank, ACB, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

The Borrower hereby requests (select one):

☐	a Term F Borrowing	☐	a conversion or continuation of Term F Loans

☐	a Term F-2 Borrowing	☐	a conversion or continuation of Term F-2 Loans

1.	On (a Business Day).

2.	In the amount of [$] .

3.	Comprised of .

[Type of Loan requested]

4.	In the following currency: .

5.	For Term SOFR Loans: with an Interest Period of months.

[The [Term F Borrowing] [Term F-2 Borrowing], if any, requested herein complies with Section [2.01(a)][2.01(b)][ of the Agreement.]

[The undersigned hereby certifies that the following statements will be true on the date of the Request for Credit Extension:

(a) The representations and warranties of the Borrower contained in Article V of the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and (ii) the representations and warranties contained in Sections 5.05(a) and (b) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Agreement, respectively; and

A-1

Form of Committed Loan Notice

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.]1

[Signature page follows.]

[1]

To be included in Requests for Credit Extensions after the Initial Funding Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans or Base Rate Loans).

A-2

Form of Committed Loan Notice

SYLVAMO CORPORATION

By:

Name:
Title:

A-3

Form of Committed Loan Notice

EXHIBIT B

[RESERVED]

B-1

[RESERVED]

EXHIBIT C-1

FORM OF TERM F LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to          or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term F Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term F Loan from the date of such Term F Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term F Loan Note is one of the Term F Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term F Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term F Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term F Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term F Loan Note and endorse thereon the date, amount, currency and maturity of its Term F Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term F Loan Note.

C-1-1

Form of Term F Loan Note

THIS TERM F LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SYLVAMO CORPORATION

By:
Name:
Title:

C-1-2

Form of Term Loan F Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

Form of Term F Loan Note

EXHIBIT C-2

FORM OF TERM F-2 LOAN NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to         or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term F-2 Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term F-2 Loan from the date of such Term F-2 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term F-2 Loan Note is one of the Term F-2 Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term F-2 Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term F-2 Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term F-2 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term F-2 Loan Note and endorse thereon the date, amount, currency and maturity of its Term F-2 Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term F-2 Loan Note.

C-2-1

Form of Term F-2 Note

THIS TERM F-2 LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SYLVAMO CORPORATION

By:
Name:
Title:

C-2-2

Form of Term F-2 Loan Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

Form of Term F-2 Loan Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE2

Financial Statement Date:    ,

To:	CoBank, ACB, as Administrative Agent, and the Lenders

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the         of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the period indicated in accordance with GAAP, subject only to normal year-end audit adjustments and audit changes.

2. The undersigned has reviewed the terms of the Loan Documents and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by such financial statements, and

[select one:]

[such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and the undersigned does not have knowledge of the existence, as of the date hereof, of any Default or Event of Default.]

[2]	In the event of any inconsistency between this Exhibit and the Credit Agreement, the Credit Agreement shall control.

Form of Compliance Certificate

—or—

[such review has disclosed the existence of each of the following Defaults or Events of Default and their nature and status:]

3. The financial covenant calculations and reconciliations set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

4. Attached hereto as Schedule 2 is a calculation of the Cumulative Available Amount from the Initial Funding Date and the amount thereof that has been utilized as of the above date.

5. Schedule 3 attached hereto is a list of each Restricted Subsidiary of the Borrower that, as of the above financial statement date, does not constitute an Immaterial Subsidiary (including pursuant to the aggregation test set forth in the definition thereof).

6. Schedule 4 attached hereto is a list of each Subsidiary of the Borrower that constitutes a Unrestricted Subsidiary and which, prior to the above financial statement date, has not been previously identified to the Administrative Agent.

7. The Borrower is in compliance with the Collateral and Guarantee Requirement and Section 6.12 of the Agreement as of the above financial statement date.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             .    .

SYLVAMO CORPORATION

By:
Name:
Title:

☐ Check for distribution to PUBLIC and Private-side Lenders3

[3]	If this is not checked, this certificate will only be posted to Private-side Lenders.

Form of Compliance Certificate

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

[Calculations regarding each financial covenant and reconciliation in reasonable detail of effect of

Unrestricted Subsidiaries in computing the same to be attached.]

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

Cumulative Available Amount

[Calculations of Cumulative Available Amount]

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

Restricted Subsidiaries that do not constitute Immaterial Subsidiary

[Restricted Subsidiaries to be listed]

Form of Compliance Certificate

SCHEDULE 4

to the Compliance Certificate

Unrestricted Subsidiaries

[Unrestricted Subsidiaries to be listed]

Form of Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]4 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]5 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below [(including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities)]8 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1. Assignor[sl:

[4]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[5]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[8]	Include all applicable subfacilities.

Form of Assignment and Assumption

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[sl:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrower: Sylvamo Corporation (the “Borrower”)

4.	Administrative Agent: CoBank, ACB, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of July 31, 2024, among the Borrower, the Lenders from time to time party thereto, and CoBank, ACB, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/Loans for all Lenders[12]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[13]		CUSIP Number

			$	$		%

			$	$		%

			$	$		%

[7.	Trade Date: ][14]

Effective Date:       , 20  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee and, if available, its market entity identifier, as appropriate.
[11]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term F Loan” or “Term F-2 Loan”).
[12]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][15]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][16]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][17] Accepted:

COBANK, ACB, as
Administrative Agent

By:
Name:
Title:

[Consented to:][18]
SYLVAMO CORPORATION

By:
Name:
Title:

[15]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[16]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[17]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

[Consented to:][19]

[ _______________________ ]

By:
Name:
Title:

[19]	To be added only if the consent of other parties is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (y) of the Credit Agreement subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payment under any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:	, 20[ ]

F-1-1

Form of U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section

881(c)(3)(C) of the Code and (v) no payment under any Loan Document is effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	, 20[ ]

F-2-1

Form of U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, W-8BEN-E or W-8IMY, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	, 20[ ]

F-3-1

Form of U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payment under any Loan Document is effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W 8IMY accompanied by an IRS Form W 8BEN, W 8BEN-E or W-8IMY, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:	, 20[ ]

F-4-1

Form of U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[   ], [   ]

Reference is made to that certain Credit Agreement, dated as of July 31, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section 4.01(a)(vii) of the Credit Agreement. The undersigned certifies that he is the duly appointed, qualified and acting chief financial officer of the Borrower. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this certificate in connection with the Transactions.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, based on such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, after giving effect to the consummation of the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions:

(a) the sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis;

(b) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis;

(c) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date; and

(d) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

G-1

Form of Solvency Certificate

SYLVAMO CORPORATION

By:

Name:
Title:

G-2

Form of Solvency Certificate

EXHIBIT H

[RESERVED]

H-1

[RESERVED]

EXHIBIT I

FORM OF GUARANTY

[Attached]

I-1

Form of Guaranty

GUARANTY AGREEMENT

This GUARANTY AGREEMENT dated as of July 31, 2024 (this “Guaranty Agreement”), is being entered into among EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively, the “Guarantors”) and COBANK, ACB, as Administrative Agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties (as defined in the Credit Agreement referenced below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

RECITALS:

A. Pursuant to that certain Credit Agreement dated as of July 31, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sylvamo Corporation, a Delaware corporation (the “Borrower”), the Administrative Agent, and the lenders from time to time party thereto (the “Lenders”), the Lenders have agreed to provide to the Borrower the Term Facilities.

B. Certain additional extensions of credit may be made from time to time for the benefit of the Guarantors pursuant to the Existing Bilateral Letters of Credit, the Secured Cash Management Agreements and the Secured Hedge Agreements.

C. It is a condition precedent to the Secured Parties’ obligations to make and maintain such extensions of credit that the Guarantors shall have executed and delivered this Guaranty Agreement to the Administrative Agent.

D. Each Guarantor (other than the Borrower) is, directly or indirectly, a wholly-owned Subsidiary of the Borrower and will materially benefit from such extensions of credit.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Existing Bilateral Letters of Credit and under the Secured Cash Management Agreements and Secured Hedge Agreements, the parties hereto agree as follows:

1. Guaranty. Subject to Sections 29, 30 and 31, each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means (a) with respect to the Borrower, the prompt payment in full by each Loan Party (other than the Borrower) and, to the extent applicable, each Restricted Subsidiary when due or declared due and at all such times, of obligations and liabilities now or hereafter arising under the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements; and (b) with respect to each Guarantor other than the Borrower, the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents (including this Guaranty Agreement) heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all fees and expenses of counsel (collectively, “Attorneys’ Costs”)); provided that the “Guaranteed Liabilities” of each Guarantor shall exclude any Excluded Swap Obligations. The Guarantors’ obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor (other than the Borrower) individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

Each Guarantor’s Obligations are secured by various Collateral Documents referred to in the Credit Agreement, including, to the extent applicable, without limitation, the U.S. Security and Pledge Agreement, each Foreign Security Document, each Mortgage and each Intellectual Property Security Agreement.

2. Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any other Guarantor, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to such Guarantor with respect to such Swap Obligation as may be needed by such Guarantor from time to time to honor all of its obligations under this Guaranty Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Guaranty Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each other Guarantor for all purposes of §1a(18)(A)(v)(II) of the Commodity Exchange Act.

3. Payment. If the Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 8.01(f) of the Credit Agreement (and irrespective of the applicability of any restriction on acceleration or other action as against any other Loan Party under any Debtor Relief Laws), the entire outstanding or accrued amount of all Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 3, the Guarantors acknowledge and agree that “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees) which would have been accelerated in accordance with Section 8.02 of the Credit Agreement but for the fact that such acceleration could be unenforceable or not allowable under any Debtor Relief Law. Notwithstanding the foregoing, in no event shall any Secured Cash Management Agreement or Secured Hedge Agreement be accelerated or deemed accelerated without the express written election of the Secured Party that is the counterparty to such Secured Cash Management Agreement or Secured Hedge Agreement.

4. Absolute Rights and Obligations. The guarantee contained in this Guaranty Agreement is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and all Collateral Documents to which it is a party by reason of or by any act, omission, law, circumstance or thing that, but for this Section, would reduce, release or prejudice any of the liabilities under this Guaranty Agreement, or that might constitute a legal or equitable defense to or a discharge, limitation or reduction of any Guarantor’s Obligations, including the following:

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(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken or not taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right or power therein conferred, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) the dissolution of the Borrower, any other Guarantor, any other Loan Party or any other party to a Related Agreement, or the combination or consolidation of the Borrower, any other Guarantor, any other Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower, any other Guarantor or any other Loan Party or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty or any other Loan Document now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any discontinuance, reduction, increase, extension or other variance of or in the credit granted by the Lenders to any of the Loan Parties or any interest, fee or other cost charged in connection therewith, or any release of or compromise or other dealing of any kind with, any of the Loan Documents or any of the Loan Parties or any other person;

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(j) any amendment, supplement or restatement (however fundamental) or replacement of any Loan Document; or

(k) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor or any other Loan Party) which might in any manner or to any extent vary the risks of such Loan Party, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall, to the fullest extent permitted by applicable law, be absolute and unconditional under any and all circumstances and shall not be discharged except as provided under Section 23.

5. Currency and Funds of Payment. All Guarantors’ Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, upon the completion of any foreign exchange procedures, as applicable, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against the Borrower or any other Loan Party, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower or any other Loan Party of any or all of the Guaranteed Liabilities. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable Law).

6. Events of Default. Without limiting the provisions of Section 3 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election in accordance with Section 8.02 of the Credit Agreement and without notice thereof or demand therefor, each of the Guaranteed Liabilities and the Guarantors’ Obligations shall immediately be and become due and payable.

7. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 23 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (a) of the Borrower, to the payment in full of the Guaranteed Liabilities, (b) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (c) of each other Person now or hereafter

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constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Secured Party and arising under the Loan Documents or the Existing Bilateral Letters of Credit, any Secured Cash Management Agreement or Secured Hedge Agreement. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of such Guarantor.

8. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 4 hereof.

9. Set-Off and Waiver. Each Guarantor waives, to the fullest extent permitted by applicable Law, any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or any other Loan Party or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping and except any such account constituting Excluded Assets) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes, to the extent permitted by applicable Laws, each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Secured Parties then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect, subject to Section 10.08 of the Credit Agreement. For the purposes of this Section 9, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

10. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by Law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Secured Parties heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence

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described in Section 4 hereof. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees that with respect to this Guaranty Agreement, such Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty Agreement until all of the Guaranteed Liabilities and any amounts payable under this Guaranty Agreement have been indefeasibly paid and performed in full and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 23 hereof, and occurrence of the Facility Termination Date.

11. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 23 hereof. Any claim or claims that any Secured Party may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Secured Parties by written notice directed to such Guarantor in accordance with Section 25 hereof.

12. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that (a) it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement; (b) this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; (c) this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (d) such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) does not violate or constitute a breach of (i) any of its Organization Documents, (ii) any

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Contractual Obligation to which such Guarantor is a party, (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Guarantor is a party or its property is subject or (iv) any Law to which it or its properties or operations is subject; provided, however, in the case of (ii), (iii) or (iv), only if the breach or violation, as applicable, would be reasonably likely to have a Material Adverse Effect.

13. Expenses and Indemnity. Each Guarantor agrees to be jointly and severally liable for the payment of all fees and expenses, including Attorneys’ Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought, in the same manner and to the extent the Borrower would be required to do so under Section 10.04 of the Credit Agreement. Without limitation of any other obligations of any Guarantor or remedies of the Administrative Agent or any Secured Party under this Guaranty Agreement, each Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Administrative Agent and each Secured Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including Attorneys’ Costs) that may be suffered or incurred by the Administrative Agent or such Secured Party in connection with or as a result of any failure of any Guaranteed Liabilities to be the legal, valid and binding obligations of the Borrower or any applicable Loan Party enforceable against the Borrower or such applicable Loan Party in accordance with their terms, in the same manner and to the extent the Borrower would be required to do so under Section 10.04 of the Credit Agreement. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guarantors’ Obligations and termination of this Guaranty Agreement.

14. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

15. Attorney-in-Fact. To the extent permitted by applicable Law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

16. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower and the other Loan Parties, such Persons’ financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not

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depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or any other Loan Party or such Persons’ financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

17. Rules of Interpretation. The rules of interpretation contained in Sections 1.02, 1.13 and 1.14 of the Credit Agreement and Section 29 (Luxembourgish Interpretive Provisions) hereof shall be applicable to this Guaranty Agreement and each Guaranty Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

18. Entire Agreement. THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT, TOGETHER WITH THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Except as provided in Section 23, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

19. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein except as expressly permitted herein or in the Credit Agreement. Without limiting the generality of the foregoing sentence of this Section 19, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

20. Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements. No Secured Party (other than the Administrative Agent) that obtains the benefit of this Guaranty Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder (including the release, impairment or modification of any Guarantors’ Obligations or security therefor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Guaranty Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that

8

other satisfactory arrangements have been made with respect to, the Guaranteed Liabilities arising under the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements to the extent the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Bilateral L/C Provider, Cash Management Bank or Hedge Bank, as the case may be, pursuant to Section 9.11 of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Guaranty Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article IX of the Credit Agreement.

21. Severability. If any provision of this Guaranty Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22. Counterparts. This Guaranty Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Guaranty Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Guaranty Agreement and/or any other document to be signed in connection with this Guaranty Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the foregoing provisions of this Section 22, the provisions of Section 10.17 of the Credit Agreement shall be applicable to this Guaranty Agreement.

23. Termination; Release. Subject to reinstatement pursuant to Section 14 hereof, (a) this Guaranty Agreement and each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Guaranteed Liabilities that expressly survive such termination) shall automatically terminate and be released on the Facility Termination Date and (b) a Guarantor’s Obligations shall be released (x) in connection with a sale or other disposition of all the Equity Interests of such Guarantor (other than any sale or disposition to another Loan Party) or any other transaction or occurrence as a result of which such Guarantor ceases to be a Restricted Subsidiary of the Borrower, in each case, as a result of a transaction that is permitted under the Credit Agreement and (y) to the extent and in the manner provided in Section 9.10 of the Credit Agreement. In any such event, the Administrative Agent shall, at the request and sole expense of the Borrower, promptly take such actions as the Borrower may reasonably request to terminate of record, or otherwise to give appropriate notice of the termination of, any obligation conferred hereunder so released; provided that the Borrower shall have delivered to the Administrative Agent a certification by the Borrower stating that such release and action and the transaction giving rise thereto are in compliance with the Credit Agreement and the other Loan Documents.

9

24. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

25. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

26. Joinder. Each Person that shall at any time execute and deliver to the Administrative Agent a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto (each, a “Guaranty Joinder Agreement”) shall thereupon become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

27. Governing Law; Jurisdiction; Etc.

(a) THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT, IN ANY GUARANTY JOINDER AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 25. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

28. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT, ANY GUARANTY JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

29. Limitations under Luxembourg law. The guarantee under this Guaranty Agreement granted by any Guarantor which is incorporated and established in Luxembourg (a “Luxembourg Guarantor”) shall be limited at any time to an aggregate amount not exceeding the higher of: (a) 95% of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the Luxembourg law dated 19 December 2002 on the commercial register and annual accounts, as amended (the “2002 Law”) and as implemented by the Grand-Ducal regulation dated 18 December 2015 setting out the form and the content of the presentation of the balance sheet and profit and loss account (the “Accounts Regulation”)) determined as at the date on which a demand is made under the Guaranty, increased by an amount equal to any Intra-Group Liabilities; and (b) 95% of such Luxembourg Guarantor’s own funds (capitaux propres) (as referred to in article 34 of the 2002 Law as implemented by the Accounts Regulation) determined as at the date such Luxembourg Guarantor became a party to this Guaranty Agreement, increased by an amount equal to any Intra-Group Liabilities.

The amount of the own funds (capitaux propres) under this Section 29 shall be determined by the Administrative Agent acting in its sole commercially reasonable discretion and shall be adjusted (by derogation to the rules contained in the 2002 Law and the Accounts Regulation) to take into account the fair value rather than book value of the assets of the relevant Luxembourg Guarantor.

11

For the purpose of this Section 29, “Intra-Group Liabilities” shall mean any amounts owed by the relevant Luxembourg Guarantor to any Loan Party or any other of the Borrower’s Subsidiaries and that have not been financed (directly or indirectly) by a borrowing under the Credit Agreement or any other Loan Document.

The limitation under this Section 29 shall not apply: (i) in respect of any amounts borrowed under the Credit Agreement by a Loan Party which is a direct or indirect subsidiary of that Luxembourg Guarantor; and (ii) in respect of any amounts borrowed under the Credit Agreement which have been on-lent to or made available by whatever means, directly or indirectly, to that Luxembourg Guarantor or any of its direct or indirect subsidiaries.

30. Specific Waivers under Brazilian law. Without prejudice to the waivers given above, any Guarantor incorporated under the laws of the Federative Republic of Brazil further waives and renounces, to the fullest extent permitted by applicable law, any and all rights and/or benefits it may have under Articles 333, sole paragraph, 366, 827, 829, 830, 834, 835, 837, 838 and 839 of Law No. 10,406, dated January 10, 2002, as amended from time to time, and Articles 130 and 794 of Law No. 13,105, dated March 16, 2015, as amended from time to time.

31. Limitations under Swedish law. Notwithstanding any other provisions in this Guaranty Agreement and the other Loan Documents, the guarantee provided by a Guarantor incorporated in Sweden in respect of obligations owed by parties other than itself shall be limited if (and only if) and to the extent required by an application of the provisions of the Swedish Companies Act (Aktiebolagslagen (2005:551)) (as amended from time to time) regulating (a) transfer value (Sw. värdeöverföring)(Chapter 17, Section 1-4), (b) general loan prohibition (Chater 21, Section 1-4) or (c) unlawful financial assistance (Chapter 21, Section 5), and it is understood that the liability of each Guarantor incorporated in Sweden under this Guaranty Agreement and the other Loan Documents in respect of such obligations only applies ot the extent permitted by the above mentioned provisions of the Swedish Companies Act.

32. Intercreditor. Notwithstanding anything to the contrary in this Guaranty Agreement or in any other Loan Document, (a) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement, and (b) in the event of any conflict between the express terms and provisions of this Guaranty Agreement or any other Loan Document, on the one hand, and the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control.

[Signature pages follow.]

12

IN WITNESS WHEREOF, the parties have duly executed and delivered this Guaranty Agreement as of the day and year first written above

SYLVAMO CORPORATION

By:
Name:
Title:

SYLVAMO NORTH AMERICA, LLC

By:
Name:
Title:

GLOBAL HOLDINGS I, LLC

By:
Name:
Title:

GLOBAL HOLDINGS II, INC.

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

SYLVAMO PAPERS HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Gabriel Lippman, L - 5365 Münsbach, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétiés, Luxembourg) under number registration number B218883.

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO INVESTMENTS BRAZIL S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Gabriel Lippman, L - 5365 Münsbach, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétiés, Luxembourg) under number registration number B218890.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

SYLVAMO DO BRASIL LTDA.

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO AGROFLORESTAL LTDA.

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO COMERCIAL LTDA.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

SYLVAMO EXPORTS LTDA.

By:
Name:
Title:

By:
Name:
Title:

WITNESSES

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Guaranty Agreement]

SYLVAMO INVESTMENTS SWEDEN AB

By:
Name:
Title:

SYLVAMO FINANCING SWEDEN AB

By:
Name:
Title:

SYLVAMO SWEDEN AB

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

ADMINISTRATIVE AGENT:

COBANK, ACB, as the Administrative Agent

By:
Name:
Title:

[Signature Page to Guaranty Agreement]

EXHIBIT A

Form of Guaranty Joinder Agreement

GUARANTY JOINDER AGREEMENT

This GUARANTY JOINDER AGREEMENT dated as of _______________, 20__ (this “Guaranty Joinder Agreement”), is made by __________________________________, a _________________ (the “Joining Guarantor”), in favor of COBANK, ACB, in its capacity as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referenced below; all capitalized terms used but not defined herein shall have the meanings provided therefor in such Guaranty Agreement).

RECITALS:

A. Sylvamo Corporation, a Delaware corporation (the “Borrower”), the lenders and issuing banks party thereto from time to time and the Administrative Agent are party to that certain Credit Agreement dated as of July 31, 2024 (as in effect on the date hereof, the “Credit Agreement”).

B. The Borrower and certain Subsidiaries of the Borrower are party to a Guaranty Agreement dated as of July 31, 2024 (as in effect on the date hereof, the “Guaranty Agreement”).

C. The Joining Guarantor is a Subsidiary of the Borrower and is required by the terms of the Credit Agreement to be joined as a party to the Guaranty Agreement as a Guarantor (as defined in the Guaranty Agreement).

D. The Joining Guarantor will materially benefit directly and indirectly from the making and maintenance of the extensions of credit made from time to time under the Credit Agreement, the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements, the Joining Guarantor hereby agrees as follows:

1. Joinder. The Joining Guarantor hereby becomes a party to the Guaranty Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Secured Parties of the payment and performance in full of the Guaranteed Liabilities (as defined in the Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were a signatory to the Guaranty Agreement.

2. Affirmations. The Joining Guarantor hereby acknowledges and affirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty Agreement.

3. Severability. If any provision of this Guaranty Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Joinder Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Guaranty Joinder Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Guaranty Joinder Agreement and/or any other document to be signed in connection with this Guaranty Joinder Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the foregoing provisions of this Section 4, the provisions of Section 10.17 of the Credit Agreement shall be applicable to this Guaranty Joinder Agreement.

5. Delivery. The Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Guaranteed Liabilities are and shall be deemed to be incurred, and credit extensions under the Loan Documents, Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements made and maintained, in reliance on this Guaranty Joinder Agreement and the Joining Guarantor’s joinder as a party to the Guaranty Agreement as herein provided.

6. Governing Law; Jurisdiction; Waiver of Jury Trial; Etc. The provisions of Sections 27 and 28 of the Guaranty Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title:

EXHIBIT J

FORM OF PERFECTION CERTIFICATE

[Attached]

J-1

Form of Perfection Certificate

PERFECTION CERTIFICATE

Reference is hereby made to that certain Credit Agreement, dated as of July 31, 2024 (the “Credit Agreement”) among Sylvamo Corporation, a Delaware corporation (the “Borrower”), certain other parties thereto and CoBank, ACB, as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means the Borrower and each of the Guarantors.

The undersigned hereby certify to the Administrative Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company (or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations.

(a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Except as set forth on Schedule 2(b) hereto, no Company has a place of business for purposes of Section 9-307 of the UCC other than its chief executive office set forth on Schedule 2(a) hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. [Reserved].

5. [Reserved].

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements for the Companies , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the amendments to the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other filings required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents. No other filings are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7(a) is a list of Mortgaged Property.

8. [Reserved].

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Collateral Documents. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Collateral Documents.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of in-debtedness is pledged under the Collateral Documents.

11. Intellectual Property.

(a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the U.S. Security and Pledge Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the U.S. Security and Pledge Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the U.S. Security and Pledge Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Material Commercial Tort Claims held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the U.S. Security and Pledge Agreement.

13. Insurance. Attached hereto as Schedule 13 is a true and correct list of all insurance policies of the Companies.

14. Other Collateral. Attached hereto as Schedule 14 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the U.S. Security and Pledge Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this 31st day of July, 2024.

SYLVAMO CORPORATION

By:
Name:
Title:

SYLVAMO NORTH AMERICA, LLC

By:
Name:
Title:

GLOBAL HOLDINGS I, LLC

By:
Name:
Title:

GLOBAL HOLDINGS II, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

SYLVAMO PAPERS HOLDING S.A.R.L.,

By:
Manager A:
Title:

By:
Manager B:
Title:

SYLVAMO INVESTMENTS BRAZIL S.A.R.L.,

By:
Manager A:
Title:

By:
Manager B:
Title:

[Signature Page to Perfection Certificate]

SYLVAMO DO BRASIL LTDA.

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO AGROFLORESTAL LTDA.

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO COMERCIAL LTDA.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Perfection Certificate]

SYLVAMO EXPORTS LTDA.

By:
Name:
Title:

By:
Name:
Title:
WITNESSESS

By:	By:
Name:	Name:
	Title:	Title:

[Signature Page to Perfection Certificate]

SYLVAMO INVESTMENTS SWEDEN AB

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO FINANCING SWEDEN AB

By:
Name:
Title:

By:
Name:
Title:

SYLVAMO SWEDEN AB

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation
Sylvamo Corporation	Corporation	Yes	5462844	86-2596371	Delaware

Sylvamo North America, LLC	Limited Liability Company	Yes	5636859	47-2346896	Delaware

Global Holdings II, Inc.	Corporation	Yes	5406972	86-2539741	Delaware

Global Holdings I, LLC	Limited Liability Company	Yes	5345570	86-2435999	Delaware

Sylvamo Papers Holding S.à.r.l	Private limited liability company	Yes	B218883	98-1396097	Luxembourg

Sylvamo Investments Brazil S.à.r.l.	Private limited liability company	Yes	B218890	98-1396339	Luxembourg

Sylvamo do Brasil Ltda.	Limitada	Yes	CNPJ/ME: 52.736.949/0001-58 NIRE: 35.203.437.035	98-0378128	Brazil

Sylvamo Agroflorestal Ltda.	Limitada	Yes	CNPJ/ME: 81.098.154/0001-60 NIRE: 41.202.114.205	98-0379637	Brazil

Sylvamo Comercial Ltda.	Limitada	Yes	CNPJ/ME: 76.700.103/0001-26 NIRE: 41.204.910.041	98-0379636	Brazil

Sylvamo Exports Ltda.	Limitada	Yes	CNPJ/ME: 12.259.649/0001-00 NIRE: 35.224.455.141	98-0670312	Brazil

Sylvamo Investments Sweden AB	Limited liability company	Yes	559402-0314	98-1707507	Sweden

Sylvamo Financing Sweden AB	Limited liability company	Yes	559402-0322	98-1707401	Sweden

Sylvamo Sweden AB	Limited company	Yes	559348-1988	None	Sweden

Schedule 1(b)

Prior Organizational Names

Company	Prior Name	Date of Change
Sylvamo Corporation	U.S. Paper Corporation	04/06/2021
Sylvamo North America, LLC	TIN Intermediate, LLC	04/20/2021
Sylvamo Papers Holding S.à.r.l	IP Papers Holding S.à.r.l	06/07/2021
Sylvamo Investments Brazil S.à.r.l.	IP Investment (Brazil) S.à.r.l.	06/07/2021
Sylvamo do Brasil Ltda.	International Paper do Brasil Ltda.	08/03/2021
Sylvamo Agroflorestal Ltda.	International Paper Agroflorestal Ltda.	08/04/2021
Sylvamo Comercial Ltda.	International Paper - Comercio de Papel e Participacoes Arapoti Ltda	08/03/2021
Sylvamo Exports Ltda.	International Paper Exportadora Ltda.	08/03/2021
Sylvamo Investments Sweden AB	Goldcup 31801 AB	10/19/2022
Sylvamo Investments Sweden AB	Goldcup 31802 AB	10/19/2022
Sylvamo Sweden AB	Stora Enso Nymölla Paper AB	01/19/2022

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Company	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years	Prior Jurisdiction of Organization (if any)
Sylvamo Corporation	U.S. Paper Corporation	N/A
Sylvamo North America, LLC	TIN Intermediate, LLC	N/A
Sylvamo Papers Holding S.à.r.l	IP Papers Holding S.à.r.l	N/A
Sylvamo Investments Brazil S.à.r.l.	IP Investments (Brazil) S.à.r.l.	N/A
Sylvamo do Brasil Ltda.	International Paper do Brasil Ltda.	N/A
Sylvamo Agroflorestal Ltda.	International Paper Agroflorestal Ltda.	N/A
Sylvamo Comercial Ltda.	International Paper - Comercio de Papel e Participacoes Arapoti Ltda	N/A
Sylvamo Exports Ltda.	International Paper Exportadora Ltda.	N/A

Schedule 2(a)

Chief Executive Offices

Company	Address	County	State
Sylvamo Corporation	6077 Primacy Parkway, Memphis, TN 38119	Shelby	TN

Sylvamo North America, LLC	6077 Primacy Parkway, Memphis, TN 38119	Shelby	TN

Global Holdings II, Inc.	6077 Primacy Parkway, Memphis, TN 38119	Shelby	TN

Global Holdings I, LLC	6077 Primacy Parkway, Memphis, TN 38119	Shelby	TN

Sylvamo Papers Holding S.à.r.l.	6, Rue Gabriel Lippmann, Parc d’Activité Syrdall 2, Münsbach, L-5365, Luxembourg	n/a	n/a

Sylvamo Investments Brazil S.à.r.l.	6, Rue Gabriel Lippmann, Parc d’Activité Syrdall 2, Münsbach, L-5365, Luxembourg	n/a	n/a

Sylvamo do Brasil Ltda.	Rodovia SP 340, km 171, Vila Champion	City: Mogi Guaçu	State: São Paulo Zip Code: 13845-901 Brazil

Sylvamo Agroflorestal Ltda.	Rua Telêmaco Carneiro, No. 669, Room No. 3, Centro	City: Arapoti	State: Paraná Zip Code: 84990-000 Brazil

Sylvamo Comercial Ltda.	Rua Telêmaco Carneiro, No. 669, Room No. 2, Centro	City: Arapoti	State: Paraná Zip Code: 84990-000 Brazil

Sylvamo Exports Ltda.	Rodovia SP 340, km 171, Anexo IPEX, Vila Champion	City: Mogi Guaçu	State: São Paulo Zip Code: 13845-901 Brazil

Sylvamo Investments Sweden AB	Nymöllavägen 260-15 SE-295 73 Nymölla, Sweden	n/a	n/a

Sylvamo Financing Sweden AB	Nymöllavägen 260-15 SE-295 73 Nymölla, Sweden	n/a	n/a

Sylvamo Sweden AB	Nymöllavägen 260-15 SE-295 73 Nymölla, Sweden	n/a	n/a

Schedule 2(b)

Other Locations

None.

Schedule 3

Extraordinary Transactions

Company	Description of Transaction Including Parties Thereto	Seller’s/Predecessor’s State of Formation	Date of Transaction

Sylvamo North America, LLC	Acquisition of U.S. assets from International Paper Company	New York	September 1, 2021

Global Holdings I, LLC	Acquisition by of non-US Subsidiary equity interests from International Paper Investments (Luxembourg) S.à.r.l.	Luxembourg	September 1, 2021

Sylvamo Corporation	Acquisition of all shares in Stora Enso Nymölla Paper AB, constituting a paper mill, its assets and business, in Nymolla, Sweden, from Stora Enso Paper Aktiebolag	Sweden	January 2, 2023

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

UCC-1	Sylvamo Corporation	UCC Financing Statement	Delaware

UCC-1	Sylvamo North America, LLC	UCC Financing Statement	Delaware

UCC-1	Global Holdings II, Inc.	UCC Financing Statement	Delaware

UCC-1	Global Holdings I, LLC	UCC Financing Statement	Delaware

UCC-1	Sylvamo Agroflorestal Ltda.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Comercial Ltda.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo do Brasil Ltda.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Exports Ltda.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvmo Financing Sweden AB	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Investments Brazil S.a.r.l.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Investments Sweden AB	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Papers Holding S.a.r.l.	UCC Financing Statement	Washington, D.C.

UCC-1	Sylvamo Sweden AB	UCC Financing Statement	Washington, D.C.

Trademark Security Agreement	Global Holdings II, Inc.	Trademark Security Agreement	United States Patent and Trademark Office

Patent Security Agreement	Global Holdings II, Inc.	Patent Security Agreement	United States Patent and Trademark Office

Copyright Security Agreement	Global Holdings II, Inc.	Copyright Security Agreement	United States Copyright Office

Mortgage	Sylvamo Corporation	Mortgage	South Carolina

Mortgage	Sylvamo Corporation	Mortgage	South Carolina

Schedule 7(a)

Real Property

I. Owned Real Property

Please refer to Schedule 5.08 (“Mortgaged Property”) to the Credit Agreement.

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest	Percent Owned		Percent Pledged1
Sylvamo Europe SRL	Global Holdings I, LLC	N/A	N/A	100%		65%
Sylvamo do Brasil Ltda.	Sylvamo Investments Brazil S.à.r.l.	N/A	N/A	100%		100%
Sylvamo Exports Ltda.	Sylvamo Comercial Ltda.	N/A	N/A	100%		100%
Sylvamo Agroflorestal Ltda.	Sylvamo do Brasil Ltda.	N/A	N/A	99.99999944%		100%
Sylvamo Agroflorestal Ltda.	Sylvamo Exports Ltda.	N/A	N/A	0.00000056	% [2]	100%
Sylvamo Comercial Ltda.	Sylvamo do Brasil Ltda.	N/A	N/A	79.989%		100%
Sylvamo Comercial Ltda.	Sylvamo Agroflorestal Ltda.	N/A	N/A	20.011%		100%
Sylvamo Pulp and Paper Sales (Shanghai) Co. Ltd	Sylvamo Europe SRL	N/A	N/A	100%		0%
Comptoir des Bois de Brive SAS	Sylvamo France SA	N/A	N/A	100%		0%
Sylvamo Investments France SAS	Global Holdings I, LLC	N/A	N/A	100%		65%
Sylvamo France SA	Sylvamo Investments France SAS	N/A	N/A	99.943	% [3]	0%
Sylvamo Celimo SAS	Sylvamo France SA	N/A	N/A	100%		0%
Sylvamo Forêt Services	Sylvamo Investments	N/A	N/A	100%		0%

[1]	Of the shares/interests owned by Record Owner.
[2]	Remaining ownership consists of nominee shares.
[3]	Remaining percentage owned by third party shareholders

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest	Percent Owned	Percent Pledged1
SAS	France SAS
Sylvamo Nordic Sales Company Oy	Global Holdings I, LLC	N/A	N/A	100%	100%
Sylvamo Deutschland GmbH	Sylvamo Europe SRL	N/A	N/A	100%	0%
Sylvamo Investments Brazil S.à.r.l.	Sylvamo Papers Holding S.à.r.l.	N/A	N/A	100%	100%
Sylvamo Papers Holding S.à.r.l.	Global Holdings I, LLC	N/A	N/A	100%	100%
Sylvamo Polska Sp. z o.o	Sylvamo Europe SRL	N/A	N/A	100%	0%
Sylvamo UK Limited	Sylvamo Europe SRL	N/A	N/A	100%	0%
Sylvamo Ukraine SE	Sylvamo Nordic Sales Company Oy	N/A	N/A	100%	0%
Sylvamo North America, LLC	Sylvamo Corporation	N/A	N/A	100%	100%
Global Holdings I, LLC	Global Holdings II, Inc.	N/A	N/A	100%	100%
Global Holdings II, Inc	Sylvamo Corporation	N/A	N/A	100%	100%
Sylvamo Investments Sweden AB	Global Holdings I, LLC	N/A	1 – 25,000	100%	100%
Sylvamo Financing Sweden AB	Sylvamo Investments Sweden AB	N/A	1 – 25,000	100%	100%
Sylvamo Sweden AB	Sylvamo Investments Sweden AB	N/A	1 – 25,000	100%	100%

(b) Other Equity Interests

•	Investments in Share A in SCIC Certification et Gestion Forestiere, representing 14.29% of Share A and approximately 5% of total equity.

Schedule 10

Instruments and Tangible Chattel Paper

1. Instruments:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]	Relevant Collateral Document
Sylvamo Comercia l Ltda.	Sylvamo do Brasil	BRL 502,334,040.00 $89,797,114.82 (FX 5.5941)	12/18/2015	7.5%	12/16/30	No	Note
Sylvamo Comercia l Ltda.	Sylvamo do Brasil	BRL 224,762,158.81 $40,178,430.63 (FX 5.5941)	3/1/2007	0.0%	12/31/2027	No	Note
Sylvamo Europe SRL	Sylvamo Ukraine SE	EUR 257,000.00	08/05/2022	22.40%	02/28/2025	No	Intercompany Agreement
Sylvamo Europe SRL	Sylvamo Corporatio n	$28,041,620.00	9/29/2022	4.84%	9/30/2024	No	Note
Global Holdings I, LLC	Sylvamo Sweden AB	$97,000,000.00	5/10/2024	7.0%	1/1/2028	Yes	Intercompany Agreement
Sylvamo Exports Ltda	Sylvamo North America, LLC	$110,000,000.0 0	12/21/2022	6M Libor +2.5%	12/31/2025	No	Prepayment Agreement
Global Holdings I, LLC	Sylvamo do Brasil Ltda	$150,000,000.0 0	12/14/2022	6M Libor + 3.26%	12/31/2025	Yes	Intercompany Agreement

2.	Chattel Paper:

None.

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

Registered Owner	Application Number	Patent No.	Filed Date	Grant Date
Global Holdings II, Inc.	16/450320	11788231	06/24/2019	10/17/2023
Global Holdings II, Inc.	16/654597	11427393	10/16/2019	08/30/2022
Global Holdings II, Inc.	16/387021	11198971	04/17/2019	12/14/2021
Global Holdings II, Inc.	12/228885	7745525	2008-08-15	2010-06-29
Global Holdings II, Inc.	12/8//26169	8361573	2010-06-29	2013-01-29
Global Holdings II, Inc.	13/157700	8372243	2011-06-10	2013-02-12
Global Holdings II, Inc.	12/313267	7743655	2008-11-18	2010-06-29
Global Holdings II, Inc.	12/557810	9296244	2009-09-11	2016-03-29
Global Holdings II, Inc.	14/993,126	9,981,288	2016-01-12	2018-05-29
Global Holdings II, Inc.	12/640756	8574690	2009-12-17	2013-11-05
Global Holdings II, Inc.	11/251332	8758886	2005-10-14	2014-06-24
Global Holdings II, Inc.	11/591087	7682438	2006-11-01	2010-03-23
Global Holdings II, Inc.	14/530,898	10036123	2014-11-03	2018-07-31
Global Holdings II, Inc.	13/315762	8382946	2011-12-09	2013-02-26
Global Holdings II, Inc.	11/250304	7582188	2005-10-14	2009-09-01
Global Holdings II, Inc.	12/497573	8123907	2009-07-03	2012-02-28
Global Holdings II, Inc.	12/640637	8652593	2009-12-17	2014-02-18
Global Holdings II, Inc.	13/295168	8697203	2011-11-14	2014-04-15

Global Holdings II, Inc.	14/215116	9062227	2014-03-17	2015-06-23
Global Holdings II, Inc.	12/415819	8652594	2009-03-31	2014-02-18
Global Holdings II, Inc.	13/288465	8465622	2011-11-03	2013-06-18
Global Holdings II, Inc.	12/474647	8012551	2009-05-29	2011-09-06
Global Holdings II, Inc.	12/572081	8460511	2009-10-01	2013-06-11
Global Holdings II, Inc.	29/639,860	D857483	2018-03-09	2019-08-27
Global Holdings II, Inc.	29639863	D856782	2018-03-09	2019-08-20
Global Holdings II, Inc.	29/639,869	D847610	2018-03-09	2019-05-07
Global Holdings II, Inc.	12/753506	8608908	2010-04-02	2013-12-17
Global Holdings II, Inc.	12/837957	8456705	2010-07-16	2013-06-04
Global Holdings II, Inc.	13/904111	8854689	2013-05-29	2014-10-07
Global Holdings II, Inc.	12/980676	8551614	2010-12-29	2013-10-08
Global Holdings II, Inc.	13/082949	8586156	2011-04-08	2013-11-19
Global Holdings II, Inc.	13/399162	9206552	2012-02-17	2015-12-08
Global Holdings II, Inc.	14/185001	9205853	2014-02-20	2015-12-08
Global Holdings II, Inc.	14/076345	9079601	2013-11-11	2015-07-14
Global Holdings II, Inc.	14/949209	10309058	2015-11-23	2019-06-04
Global Holdings II, Inc.	14/870,591	9878568	2015-09-30	2018-01-30
Global Holdings II, Inc.	13/749761	8906476	2013-01-25	2014-12-09
Global Holdings II, Inc.	14/338536	9745700	2014-07-23	2017-08-29
Global Holdings II, Inc.	12/464184	8361571	2009-05-12	2013-01-29
Global Holdings II, Inc.	15332589	10036124	2016-10-24	2018-07-31

Applications:

Registered Applicant	Application Number	Filed Date
Global Holdings II, Inc.	18457578	2023-08-29

UNITED STATES TRADEMARKS:

Registrations:

Mark Name	Owner	Application Number	Registration Number	Filed Date	Registration Date
Design Only	Global Holdings II, Inc.	90/695524	7183576	05/07/2021	10/03/2023
Design Only	Global Holdings II, Inc.	90/695527	6914186	05/07/2021	11/29/2022
SYLVAMO	Global Holdings II, Inc.	90/594265	6822423	03/22/2021	08/16/2022
SYLVAMO	Global Holdings II, Inc.	90/594250	6776370	03/22/2021	06/28/2022
99.99% JAM FREE	Global Holdings II, Inc.	85/956204	4824677	2013-06-11	2015-10-06
ACCENT	Global Holdings II, Inc.	72/248134	0834342	1966-06-15	1967-08-29
ACCENT	Global Holdings II, Inc.	86/215616	4890045	2014-03-09	2016-01-19
COLOR IS FOREVER	Global Holdings II, Inc.	86/270171	5,433,654	2014-05-02	2018-03-27
COLORLOK	Global Holdings II, Inc.	74/577436	2044286	1994-09-23	1997-03-11
COLORLOK	Global Holdings II, Inc.	78/657914	3291728	2005-06-24	2007-09-11
COLORLOK TECHNOLOGY & circle logo	Global Holdings II, Inc.	77/261766	3544562	2007-08-22	2008-12-09
COLORLOK TECHNOLOGY & lock logo	Global Holdings II, Inc.	77/261791	3525306	2007-08-22	2008-10-28
COPY PLUS	Global Holdings II, Inc.	73/115525	1087720	1977-02-11	1978-03-21
D R M	Global Holdings II, Inc.	73/298785	1196778	1981-02-26	1982-06-01
DATASPEED	Global Holdings II, Inc.	78/393750	3022004	2004-03-31	2005-11-29
EASTOCELL	Global Holdings II, Inc.	75/647507	2345094	1999-02-25	2000-04-25

ECOFFICIENT	Global Holdings II, Inc.	86/273286	5246724	2014-05-06	2017-07-18
EZ CARRY	Global Holdings II, Inc.	87616339	5604458	2017-09-20	2018-11-13
FORE	Global Holdings II, Inc.	78/090980	2696789	2001-10-31	2003-03-11
GREAT WHITE	Global Holdings II, Inc.	74/422493	1902172	1993-08-06	1995-06-27
HAMMERMILL	Global Holdings II, Inc.	73/288275	1188636	1980-12-03	1982-02-02
HAMMERMILL (stylized)	Global Holdings II, Inc.	75529939	2309959	1998-08-03	2000-01-18
IMAGELOK	Global Holdings II, Inc.	77/925694	3924128	2010-02-02	2011-02-22
MADE IN THE USA 100+ HAMMERMILL. YEARS OF QUALITY and DESIGN	Global Holdings II, Inc.	90599264	6868805	2021-03-24	2022-10-11
MADE IN THE USA HAMMERMILL 100+ Logo	Global Holdings II, Inc.	87363513	5546770	2017-03-08	2018-08-21
MAKES YOUR WORK LOOK BETTER	Global Holdings II, Inc.	86/046290	4466646	2013-08-23	2014-01-14
ORDERIP	Global Holdings II, Inc.	77/965685	3952267	2010-03-23	2011-04-26
ONECLICK ONESOURCE and Design	Global Holdings II, Inc.	77-965707	3932578	2010-03-23	2011-03-15
PAPER IS POWER	Global Holdings II, Inc.	86789038	5525224	2015-10-15	2018-07-24
PAPER FOR LIFE	Global Holdings II, Inc.	87/012344	5454125	2016-04-25	2018-04-24
PAPER FOR LIFE	Global Holdings II, Inc.	87/012305	5465130	2016-04-25	2018-05-08
PAPER FOR LIFE	Global Holdings II, Inc.	87/012288	5449058	2016-04-25	2018-04-17
PAPER FOR LIFE LOGO	Global Holdings II, Inc.	87344295	5602097	2017-02-21	2018-11-06
PAPER FOR LIFE LOGO	Global Holdings II, Inc.	87344311	5602098	2017-02-21	2018-11-06
PAPER FOR LIFE LOGO	Global Holdings II, Inc.	87344325	5602099	2017-02-21	2018-11-06
PAPER MADE RIGHT	Global Holdings II, Inc.	97263158	7116752	2022-02-11	2023-07-18
POCKET PAL	Global Holdings II, Inc.	78/579268	3059086	2005-03-03	2006-02-14

POSTMARK	Global Holdings II, Inc.	73/029311	1017992	1974-08-12	1975-08-12
PRINTER’S PLAYBOOK	Global Holdings II, Inc.	85/043552	3900408	2010-05-20	2011-01-04
RELAY	Global Holdings II, Inc.	78133574	2691191	2002-06-06	2003-02-25
SPRINGHILL	Global Holdings II, Inc.	72/197721	795259	1964-07-13	1965-08-31
SPRINGHILL	Global Holdings II, Inc.	86/216420	4778246	2014-03-10	2015-07-21
TIDAL	Global Holdings II, Inc.	73/378926	1239396	1982-08-09	1983-05-24
WATERSHED	Global Holdings II, Inc.	78/776487	3326993	2005-12-19	2007-10-30

Applications:

Mark Name	Owner	Application Number	Filed Date
FUSIONLOK	Global Holdings II, Inc	90838199	2021-07-20
PEOPLE BEFORE PAPER	Global Holdings II, Inc	98000855	2023-05-17
THE WORLD’S PAPER COMPANY	Global Holdings II, Inc	97171338	2021-12-14
THE WORLD’S PAPER COMPANY	Global Holdings II, Inc	97171373	2021-12-14

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER
Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALES REP 10TH ED	TX0000783616

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALES REP 6TH ED	TX0000159749

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALES REP 7th ED	TX0000271114

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALES REP 8th ED	TX0000354477

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALES REP 9th ED	TX0000573130

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALESMAN 3rd ED	A749479

Global Holdings II, Inc.	HAMMERMILL GRAPHICOPY OFFICE COPIER GUIDE FOR THE HAMMERMILL MERCHANT SALESMAN REV ED	A616691

Global Holdings II, Inc.	HOW TO MAKE HANDMADE	TX0000293098

Global Holdings II, Inc.	THE HAMMERMILL GRAPHIC CYCLOPEDIA	TX0000009341

Global Holdings II, Inc.	THE PRINTING OF OPAQUE INKS ON HAMMERMILL OFFSET OPAQUE AND HAMMERMILL COVER	TX0000104896

Applications:

None.

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

1.	Retained Intellectual Property License Agreement between International Paper Company and Global Holdings II, Inc. dated September 30, 2021.

2.	Transferred Intellectual Property License Agreement between Global Holdings II, Inc. and International Paper Company dated September 30, 2021.

3.	License Agreement (thin paper) between Hewlett-Packard Company and Sylvamo North America, LLC dated November 1, 2013.

Trademark Licenses:

1.	ColorLok Trademark License Agreement between HP Inc. and Sylvamo North America, LLC dated September 1, 2021.

2.	Trademark License Agreement (HP) between HP Inc. and Sylvamo North America, LLC dated November 1, 2016.

Copyright Licenses:

Retained Copyright License Agreement between International Paper Company and Global Holdings II, Inc. dated September 30, 2021.

Schedule 12

Commercial Tort Claims

None.

Schedule 13

Insurance

1.	General liability
2.	Property/business interruption liability
3.	Cyber liability
4.	Directors’ & Officers’ liability
5.	Fiduciary liability
6.	Crime/fidelity liability
7.	Employment Practices liability
8.	Marine cargo liability
9.	Workers’ compensation and employer’s liability
10.	Automobile liability
11.	Umbrella/excess liability
12.	Trade credit liability
13.	Special Crime (kidnap and ransom)
14.	Security Guard Coverage (only for HQ location)

Schedule 14

Other Collateral

(a)	Agreements and Contracts with Governmental Authorities

None.

(b)	FCC Licenses

None.

(c)	Aircraft and Airplanes

None.

(d)	Ships, Boats and Vessels

None.

(e)	Rolling Stock And Trains

None.

(f)	Oil, Gas, Minerals and As Extracted Collateral

None.

EXHIBIT K

FORM OF U.S. SECURITY AND PLEDGE AGREEMENT

[Attached]

K-1

Form of U.S. Security and Pledge Agreement

U.S. SECURITY AND PLEDGE AGREEMENT

This U.S. SECURITY AND PLEDGE AGREEMENT dated as of July 31, 2024 (this “Agreement”) is being entered into among SYLVAMO CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE UNDERSIGNED SUBSIDIARIES OF THE BORROWER AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A U.S. SECURITY AND PLEDGE JOINDER AGREEMENT (together with the Borrower, collectively, the “Grantors”), and COBANK, ACB, as Administrative Agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

RECITALS:

A. Pursuant to that certain Credit Agreement dated as of July 31, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and the lenders from time to time party thereto, the Lenders have agreed to provide to the Borrower the Term Facilities.

B. Certain additional extensions of credit may be made from time to time for the benefit of the Grantors (and Subsidiaries) pursuant to the Existing Bilateral Letters of Credit, the Secured Cash Management Agreements and the Secured Hedge Agreements.

C. It is a condition precedent to the Secured Parties’ obligations to make and maintain such extensions of credit that the Grantors shall have executed and delivered this Agreement to the Administrative Agent.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Existing Bilateral Letters of Credit, such Secured Cash Management Agreements and Secured Hedge Agreements, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement. Terms used in this Agreement that are not otherwise expressly defined herein or in the Credit Agreement, and for which meanings are provided in the Uniform Commercial Code of the State of New York (the “UCC”), shall have such meanings unless the context requires otherwise. In addition, the following terms have the meanings set forth below:

“Accounts” has the meaning given such term in Section 2.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940 (41 U.S.C. Section 15,

31 U.S.C. Section 3737, and 31 U.S.C. Section 3727), including all amendments thereto and regulations promulgated thereunder.

“Copyright License” means any written agreement naming any Grantor or any of its Subsidiaries as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office or with any comparable Governmental Authority of any other jurisdiction, and (b) all rights corresponding to any thereof, including, without limitation, the right to obtain all extensions and renewals thereof and the right to sue for past, present and future infringements of any of the foregoing.

“Government Contract” means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor.

“Intellectual Property” means, collectively, (a) Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and all rights to sue at law or in equity for any infringement or impairment thereof, including the right to receive all damages therefrom, (b) software and (c) trade secrets, customer lists, know-how, design information, practices, processes, specifications, test procedures, research and development, formulas and all physical embodiments of the foregoing.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in substantially the forms of Exhibits B, C and D hereto or any other form approved by the Administrative Agent, as supplemented and joined from time to time by the execution and delivery of supplements and joinders as provided therein or otherwise reasonably acceptable to the Administrative Agent.

“Patent License” means any agreement, whether written or oral, providing for the grant by or to any Grantor or any of its Subsidiaries of any right to manufacture, use or sell any invention or discovery covered in whole or in part by a Patent.

“Patents” means (a) all letters patent and applications for letters patent of the United States, any other country or any political subdivision thereof, and all reissues, divisions, continuations, continuations- in-part, reexaminations and extensions thereof, and (b) all rights corresponding to any thereof, including, without limitation, the right to obtain any reissues, divisions, continuation, continuations-in-part, reexaminations or extensions of the foregoing and the right to sue for past, present or future infringements of any of the foregoing.

“Perfection Action” has the meaning given such term in Section 4.

“Perfection Documents” has the meaning given such term in Section 4.

“Specified Assets” means the following property and assets of such Grantor:

(1) Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction or by the filing and acceptance of intellectual property security agreements in the United States Patent and Trademark Office;

(2) Copyrights and Copyright Licenses to the extent that Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the United States Copyright Office;

(3) Collateral for which the perfection of Liens thereon requires filings in or other perfection actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

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(4) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, to the extent of claims of creditors of such Person;

(5) Vehicles and any other assets subject to certificates of title (to the extent Liens thereon cannot be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6) Contracts, Accounts or receivables subject to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.);

(7) uncertificated securities (to the extent Liens thereon cannot be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction); and

(8) securities held with an intermediary (as such phrase is defined in the Convention on the Law Applicable to Certain Rights in Respect of Securities held with an Intermediary as in effect in the United States) to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the perfection of Liens thereon.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor or any of its Subsidiaries of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not at all, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) all rights corresponding to any thereof, including, without limitation, the right to obtain all reissues, extensions or renewals thereof and the right to sue for past, present or future infringement or dilution of the foregoing.

2. Grant of Security Interest. Each Grantor grants as collateral security for the prompt and complete payment, performance and satisfaction of the Obligations of the Grantors, to the Administrative Agent for the benefit of the Secured Parties a Lien on and continuing security interest in all rights, title and interest of such Grantor in, to and under the following property of such Grantor whether now owned or existing or hereafter created, acquired or arising and wheresoever located (collectively, the “Collateral”):

(a) all accounts (as defined in the UCC), and including accounts receivable, contracts, bills, acceptances, choses in action, and other forms of monetary obligations at any time owing to such Grantor arising out of property sold, leased, licensed, assigned or otherwise disposed of or for services rendered or to be rendered by such Grantor, and all of such Grantor’s rights with respect to any property represented thereby, whether or not delivered, property returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation (collectively referred to hereinafter as “Accounts”);

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(b) all inventory (as defined in the UCC), including all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor’s account (collectively referred to hereinafter as “Inventory”);

(c) all goods (as defined in the UCC), including all machinery, equipment, motor vehicles, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description, and all computer programs embedded in any of the foregoing and all supporting information relating to such computer programs (collectively referred to hereinafter as “Equipment”);

(d) all general intangibles (as defined in the UCC), including all rights now or hereafter accruing to such Grantor under contracts, leases, agreements or other instruments, including all contracts or contract rights to perform or receive services, to purchase or sell goods, or to hold or use land or facilities, and to enforce all rights thereunder, all causes of action, corporate or business records, inventions, Intellectual Property, rights in mask works, licenses, permits, franchises, customer lists, computer programs and software, all internet domain names and registration rights thereto, all internet websites and the content thereof, all payment intangibles, all claims under guaranties, tax refund claims, all rights and claims against carriers and shippers, leases, all claims under insurance policies, all interests in general and limited partnerships, limited liability companies, and other Persons not constituting Investment Property (as defined below), all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature (collectively referred to hereinafter as “General Intangibles”);

(e) all deposit accounts (as defined in the UCC), including demand, time, savings, passbook, or other similar accounts maintained with any bank by or for the benefit of such Grantor and all amounts contained therein;

(f) all chattel paper (as defined in the UCC), including tangible chattel paper, electronic chattel paper, or any hybrid thereof (collectively referred to hereinafter as “Chattel Paper”);

(g) all investment property (as defined in the UCC), including the Pledged Collateral, all securities, security entitlements, securities accounts, commodity contracts and commodity accounts of or maintained for the benefit of such Grantor (collectively referred to hereinafter as “Investment Property”);

(h) all instruments (as defined in the UCC), including all promissory notes (collectively referred to hereinafter as “Instruments”);

(i) all documents (as defined in the UCC), including warehouse receipts, bills of lading and other documents of title (collectively referred to hereinafter as “Documents”);

(j) all letter-of-credit rights (as defined in the UCC), including rights to payment or performance under letters of credit and rights to proceeds of letters of credit (“Letter-of-Credit Rights”);

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(k) all guaranties, endorsements, Liens, other Guarantee obligations or supporting obligations (as defined in the UCC) of any Person securing or supporting the payment, performance, value or liquidation of any of the foregoing (collectively, with Letter-of-Credit Rights, referred to hereinafter as “Supporting Obligations”);

(1) the Material Commercial Tort Claims identified on Schedule 12 to the Perfection Certificate, as updated from time to time;

(l) all Money (as defined in the UCC);

(m) all books and records relating to any of the foregoing (including customer data, credit files, ledgers, computer programs, printouts, and other computer materials and records (and all media on which such data, files, programs, materials and records are or may be stored)); and

(n) all proceeds (as defined in the UCC), products and replacements of, accessions to, and substitutions for, any of the foregoing, including without limitation proceeds of insurance policies insuring any of the foregoing;

provided, however, that, notwithstanding anything to the contrary, in no event shall the Collateral include (i) any Excluded Assets or (ii) any Intellectual Property registered or applied for in any non-U.S. jurisdiction solely to the extent that a pledge of such Intellectual Property hereunder would result in the invalidation of such Intellectual Property under the laws of the non-U.S. jurisdiction in which such Intellectual Property is registered or such application has been made.

3. Pledged Collateral. The Collateral pledged by each Grantor under Section 2 shall include all of such Grantor’s right, title and interest in, to and under the following Equity Interests, Indebtedness and other property now owned or existing or hereafter acquired or arising, wherever so located (collectively, the “Pledged Collateral”):

(a) all shares of capital stock, membership interests, limited partnership interests and other Equity Interests in any Person owned by such Grantor, including (i) those listed opposite the name of such Grantor on Schedules 9(a) and 9(b) to the Perfection Certificate, (ii) any other Equity Interests of any Person obtained in the future by such Grantor, (iii) any certificates representing any such Equity Interests and (iv) all rights under the Organization Documents of the issuer of any such Equity Interests (collectively, the “Pledged Equity”); provided, however, that, notwithstanding anything to the contrary, the Pledged Equity shall not include any Excluded Assets;

(b) all promissory notes (including intercompany promissory notes), other Instruments and debt securities of any other Person owned by such Grantor and the loans and advances for borrowed money made by such Grantor to any other Person, including, in each case, (i) those listed opposite the name of such Grantor on Schedule 10 to the Perfection Certificate, (ii) any promissory notes (including intercompany promissory notes), other Instruments, debt securities, and loans or advances for borrowed money in the future issued to or owed to such Grantor by any other Person, and (iii) the promissory notes (including intercompany promissory notes) and any other Instruments as may hereafter be issued to evidence such loans or advances for borrowed money (collectively, the “Pledged Debt”); provided, however, that, notwithstanding anything to the contrary, the Pledged Debt shall not include any Excluded Assets;

(c) all money, securities, security entitlements and other investment property, dividends, rights, payments of principal or interest, general intangibles and other property at any time and from time to time (i) declared, received, receivable or otherwise distributed in respect of or in exchange for or on conversion of any Pledged Equity or Pledged Debt or (ii) by its or their terms exchangeable or exercisable for or convertible into any Pledged Equity or Pledged Debt;

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(d) all other property of whatever character or description, including money, securities, security entitlements and other investment property, and general intangibles hereafter delivered to the Administrative Agent in substitution for or as an addition to any of the foregoing;

(e) all securities accounts to which may at any time be credited any or all of the foregoing or any proceeds thereof and all certificates and instruments representing or evidencing any of the foregoing or any proceeds thereof; and

(f) all proceeds of any of the foregoing;

provided, however, that, notwithstanding anything to the contrary, in no event shall the Pledged Collateral include any Excluded Assets.

4. Perfection. Subject to (i) the limitations set forth in the Collateral and Guarantee Requirement, as of the Closing Date or the date of execution of a U.S. Security and Pledge Joinder Agreement by each Grantor, as applicable (with respect to each Grantor, its “Applicable Date”) and (ii) the Pari Passu Intercreditor Agreement,

(a) such Grantor shall have furnished the Administrative Agent with duly authorized financing statements in form and substance suitable for filing, sufficient under applicable Law, and satisfactory to the Administrative Agent in order that upon the filing of the same the Administrative Agent, for the benefit of the Secured Parties, shall have a duly perfected security interest in all Collateral in which a security interest can be perfected by the filing of financing statements and, in accordance with Section 5(a), each Grantor hereby irrevocably authorizes the Administrative Agent to file such financing statements;

(b) in the case of any Pledged Collateral that is (i) a certificate evidencing Pledged Equity, the certificates evidencing the Pledged Equity shall be delivered to the Administrative Agent, together with stock powers or other instruments of transfer reasonably satisfactory to the Administrative Agent duly executed in blank by such Grantor and (ii) a promissory note or other Instrument evidencing Pledged Collateral (x) owing to any Grantor by a non-Loan Party in excess of $2,500,000, individually, and (y) owing to any Grantor by another Loan Party in excess of

$5,000,000 individually, such promissory note or other Instrument shall be delivered to the Administrative Agent, together with a bond power or other instrument of transfer reasonably satisfactory to the Administrative Agent duly executed in blank by such Grantor; and

(c) in the case of any Patents, Trademarks or Copyrights registered with the United States Patent and Trademark Office or the United States Copyright Office, or any application for any such registration is filed, acquired or created by any Grantor, such Grantor shall execute and deliver to the Administrative Agent an Intellectual Property Security Agreement with respect to such Intellectual Property in form for filing in such office, and in accordance with Section 5(a), each Grantor hereby irrevocably authorizes the Administrative Agent to file such Intellectual Property Security Agreements in such offices; and

(d) in the case of any Pledged Collateral acquired after the Closing Date, the Grantors shall take the actions described in clause (i)(b) above promptly and in any event within 60 days of acquisition thereof (or such later date as the Administrative Agent may agree);

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with the effect that the Liens conferred in favor of the Administrative Agent shall be and remain duly perfected and of first priority subject only, to the extent applicable, to (i) Permitted Liens and (ii) the terms of the Pari Passu Intercreditor Agreement; provided, however, that, notwithstanding anything to the contrary, in no event shall any Grantor be required to take any Excluded Perfection Action. All financing statements (including all amendments thereto and continuations thereof), certificates, acknowledgments, stock powers and other documents, electronic identification, restrictive legends, and instruments furnished in connection with the creation, enforcement, protection, perfection or priority of the Administrative Agent’s security interest in Collateral, including such items as are described above in this Section 4 and excluding any Excluded Perfection Action, are sometimes referred to herein as “Perfection Documents”. The delivery of possession of items of or evidencing Collateral, causing other Persons to execute and deliver Perfection Documents as appropriate, the filing or recordation of Perfection Documents, the establishment of control over items of Collateral, and the taking of such other actions as may be necessary or advisable in the determination of the Administrative Agent to create, enforce, protect, perfect, or establish or maintain the priority of, the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral other than any Excluded Perfection Action is sometimes referred to herein as “Perfection Action”.

5. Maintenance of Security Interest; Further Assurances.

(a) Subject to the terms of the Pari Passu Intercreditor Agreement, each Grantor will from time to time at the request of the Administrative Agent and at its own expense, deliver such Perfection Documents, and take such other or additional Perfection Action, as shall be necessary or reasonably requested by the Administrative Agent to fully perfect, when filed and/or recorded, the Administrative Agent’s security interest in the Collateral granted pursuant to Section 2 of this Agreement. Without limiting the foregoing, each Grantor hereby irrevocably authorizes the Administrative Agent to file (with, or to the extent permitted by applicable Law, without the signature of the Grantor appearing thereon) financing statements (including amendments thereto and initial financing statements in lieu of continuation statements), Intellectual Property Security Agreements or other Perfection Documents (including copies thereof) showing such Grantor as “debtor” at such time or times and in all filing offices (including, with respect to Intellectual Property Security Agreements, the United States Patent and Trademark Office or United States Copyright Office (or any successor office)) as the Administrative Agent may from time to time determine to be necessary or advisable to perfect or protect the rights of the Administrative Agent and the Secured Parties hereunder, or otherwise to give effect to the transactions herein contemplated, any of which Perfection Documents, at the Administrative Agent’s election, may describe the Collateral as or including “all assets” of the Grantor, or words of similar import.

(b) Notwithstanding the foregoing, (but subject to the next two sentences) no Grantor shall be required under this Agreement to make filings in a jurisdiction outside of the United States. Each Grantor acknowledges that the Borrower has advised the Secured Parties that as of the Closing Date, no Grantor owns material assets located outside of the United States (for the avoidance of doubt, other than Equity Interests and Intellectual Property registered or applied for in any non- U.S. jurisdiction), and acknowledges and agrees that in the event that if any such assets (other than Equity Interests (which are covered in the next sentence), intercompany Indebtedness owed to a Grantor by a Foreign Subsidiary and Intellectual Property registered or applied for in any non-U.S. jurisdiction) are owned by such Grantor after the Closing Date, and the aggregate value of such assets in a given foreign jurisdiction as set forth in the consolidated balance sheet of the Borrower exceeds $25,000,000, the Borrower will be required to notify the Administrative Agent and, if requested by the Administrative Agent, additional security documents (including foreign security documents) and perfection steps (including filings outside of the United States) will be required to be executed and delivered by the Grantors (including, for the avoidance, with respect to Specified Assets (other than Intellectual Property governed by the laws of a jurisdiction outside of the United States)). Each Grantor acknowledges and agrees that with respect to Equity Interests of Significant Subsidiaries organized in a jurisdiction outside of the United States, local law security documents (and related perfection steps under foreign law) will be entered into pursuant to Section 6.12(b) of the Credit Agreement.

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(c) With respect to any and all Collateral, each Grantor agrees to do and cause to be done all things (other than Excluded Perfection Actions) necessary to perfect, maintain the priority of and keep in full force the security interest granted in favor of the Administrative Agent for the benefit of the Secured Parties, including, but not limited to, the prompt payment upon demand therefor by the Administrative Agent of all fees and expenses (including documentary stamp, excise or intangibles taxes) incurred in connection with the preparation, delivery, or filing of any Perfection Document or the taking of any Perfection Action to perfect, protect or enforce a security interest in Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens. All amounts not so paid when due shall constitute additional Obligations.

(d) Each Grantor agrees, upon reasonable request of the Administrative Agent, to maintain among its books and records appropriate notations or evidence of, and to make or cause to be made appropriate disclosure upon its financial statements of, the security interest granted hereunder to the Administrative Agent for the benefit of the Secured Parties.

6. Receipt of Payment. In the event an Event of Default shall occur and be continuing and a Grantor (or any of its Affiliates, subsidiaries, stockholders, directors, officers, employees or agents) shall receive any proceeds of Collateral, including without limitation monies, checks, notes, drafts or any other items of payment, each Grantor shall hold all such items of payment in trust for the Administrative Agent for the benefit of the Secured Parties, and as the property of the Administrative Agent for the benefit of the Secured Parties, and upon the election of the Administrative Agent and notice in writing of such election to such Grantor, following the occurrence of an Event of Default (which election and notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 8.01(f) of the Credit Agreement), such Grantor shall hold such items separate from the funds and other property and, no later than the first Business Day following the receipt thereof, cause such Collateral to be forwarded to the Administrative Agent for its custody, possession and disposition on behalf of the Secured Parties in accordance with the terms hereof and of the other Loan Documents.

7. Preservation and Protection of Collateral. To the extent permitted by law, the Administrative Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral or any Excluded Asset. Each Grantor shall be responsible for the safekeeping of its Collateral. So long as the Administrative Agent exercises reasonable care with respect to the custody, safekeeping and physical protection or preservation of any Collateral in its possession, the Administrative Agent shall have no responsibility for any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause. The Administrative Agent shall be deemed to have exercised reasonable care within the meaning of the preceding sentence if the Collateral in the possession, custody or control of the Administrative Agent is accorded treatment substantially equal to that which the Administrative Agent accords its own property. In no event shall the Administrative Agent have any responsibility for (i) any diminution in the value of the Collateral or (ii) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling such Collateral.

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8. Status of Grantors and Collateral Generally. Each Grantor represents and warrants to, and covenants with, the Administrative Agent for the benefit of the Secured Parties, with respect to itself and the Collateral as to which it has or acquires any interest, that:

(a) It is, at its Applicable Date (or as to Collateral acquired after its Applicable Date will be upon the acquisition of the same), and, except as permitted by the Credit Agreement and subsection (b) of this Section 8, will continue to be, the owner of the Collateral, free and clear of all Liens, other than the security interest hereunder in favor of the Administrative Agent for the benefit of the Secured Parties and Permitted Liens.

(b) It shall not (i) sell, assign, transfer, lease, license or otherwise dispose of any of, or grant any option with respect to, the Collateral, except as permitted under the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the security interests created by this Agreement and Permitted Liens.

(c) It has full power, legal right and lawful authority to enter into this Agreement (and any U.S. Security and Pledge Joinder Agreement applicable to it) and to perform its terms, including the grant of the security interests in the Collateral herein provided for.

(d) No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the grant by such Grantor of the security interests granted hereby or for the execution, delivery or performance of this Agreement (or any U.S. Security and Pledge Joinder Agreement) by such Grantor, other than (i) filings necessary to perfect the Liens on the Collateral granted hereunder and (ii) such approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

(e) Schedules 1(a), 1(b), 1(c), 2(a) and 2(b) to the Perfection Certificate contains true and complete information as to each of the following: (i) the exact legal name of each Grantor as it appears in its Organization Documents as of its Applicable Date and at any time during the five (5) year period ending as of its Applicable Date, (ii) the jurisdiction of formation and form of organization of each Grantor, and the federal tax identification number of such Grantor as of its Applicable Date, (iii) the address of the chief executive office of each Grantor as of its Applicable Date, and (iv) the address of each location of such Grantor at which any tangible personal property Collateral (excluding any Inventory in transit) in excess of $5,000,000 is located at its Applicable Date. No Grantor shall change its name, convert into another type of legal entity, change its jurisdiction of formation (whether by reincorporation, merger or otherwise) or change the location of its chief executive office, except in each case upon giving not less than ten (10) days’ prior written notice (or such other period as reasonably agreed to by the Administrative Agent) to the Administrative Agent and, substantially contemporaneously with such change, taking or causing to be taken at such Grantor’s expense all such Perfection Actions, including the delivery of such Perfection Documents, to perfect or protect, or maintain the perfection and priority of, the Lien of the Administrative Agent for the benefit of the Secured Parties in Collateral contemplated hereunder.

9. Inspection. Subject to Section 6.10 of the Credit Agreement, but without limiting Section 6.10 of the Credit Agreement, the Administrative Agent (by any of its officers, employees and agents), on behalf of the Secured Parties, shall have the right (x) upon reasonable written prior notice to an executive officer of any Grantor after the occurrence and during the continuation of an Event of Default, and at any reasonable times during such Grantor’s usual business hours, to inspect the Collateral, all records related thereto (and to make extracts or copies from such records), and the premises upon which any of the Collateral is located, to discuss such Grantor’s affairs and finances with any Person and to verify with any Person the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral and (y) after the occurrence and during the continuation of an Event of Default, to verify the amount, quality, value and condition of, or any other matters relating to the Collateral with any account debtor.

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10. Specific Collateral. Each Grantor represents, warrants and covenants to the Administrative Agent for the benefit of the Secured Parties that:

(a) Inventory. With respect to any Inventory of a Grantor, each Grantor shall at all times maintain reasonable and customary records consistent with past practice. All such Inventory constituting finished goods has been manufactured in compliance with applicable Laws, except as could not reasonably be expected to result in a Material Adverse Effect.

(b) Equipment. No Grantor shall, other than as permitted under the Credit Agreement, sell, lease, transfer or otherwise dispose of any Equipment.

(c) Pledged Collateral.

(i) As of the Closing Date, (A) Schedule 9(a) and 9(b) to the Perfection Certificate sets forth all of the Pledged Equity that is required to be pledged to the Administrative Agent hereunder, (B) Schedule 10 to the Perfection Certificate sets forth all Instruments (other than the Equity Interests identified on Schedule 9 to the Perfection Certificate or Instruments that are Excluded Assets) that are required to be pledged to the Administrative Agent hereunder (x) owing to any Grantor by any non-Loan Party in excess of $2,500,000 individually, and (y) owing to any Grantor by another Loan Party in excess of $5,000,000, individually and (C) except as provided for in the Pari Passu Intercreditor Agreement, no Person other than the Administrative Agent has control or possession of all or any part of the Collateral with respect to which a security interest can be perfected by control or possession, except as permitted by the Credit Agreement. All of the Pledged Equity is validly issued and outstanding, fully paid and, to the extent applicable, non- assessable. No Equity Interest in any partnership or limited liability company that constitutes Collateral (x) is dealt in or traded on a securities exchange or in a securities market, (y) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, unless such Pledged Equity is certificated and delivered to the Administrative Agent pursuant to the terms hereof (or as otherwise delivered as provided for in the Pari Passu Intercreditor Agreement), or (z) is an Investment Company Security.

(ii) Each Grantor which is the issuer of any Pledged Collateral owned by any other Grantor, hereby (A) acknowledges the security interest of the Administrative Agent in such Pledged Collateral granted by such other Grantor hereunder, (B) agrees that upon the occurrence and continuation of an Event of Default, it will comply with the instructions with respect to such Pledged Collateral originated by the Administrative Agent without further consent of such other Grantor and (C) otherwise agrees that it will be bound by the terms of this Agreement relating to the Pledged Collateral issued by it.

(iii) In the case of each Grantor which is a partner in a partnership or a member (and/or manager) in a limited liability company, as the case may be, of a Person which is the issuer of any Pledged Equity, such Grantor hereby consents to the extent required by any applicable Organization Documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Equity in such partnership or limited liability company, as the case may be, and upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Pari Passu Intercreditor Agreement, to the transfer of such Pledged Equity to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as the substituted partner or member (and/or manager) in such partnership or limited liability company with all rights, powers and duties of a partner or member (and/or manager), as the case may be.

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(iv) Notwithstanding anything to the contrary in this Section 10(c), unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent has given written notice to the applicable Grantor that such rights and powers are terminated (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 8.01(f) of the Credit Agreement): (A) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents; (B) the Administrative Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and shall, if necessary, upon written request of a Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to clause (A) above; and (C) each Grantor shall be entitled to receive, retain, and to utilize any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only if and to the extent that such dividends, interest, principal and other distributions are not otherwise prohibited by the terms and conditions of this Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for any Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, to the extent the same is required to be delivered to the Administrative Agent as set forth in Section 4(b), shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(v) Upon the occurrence and during the continuance of an Event of Default and written notice from the Administrative Agent to the applicable Grantor that such rights and powers are terminated (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 8.01(f) of the Credit Agreement), all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 10(c)(iv) (or proceeds of any other Collateral) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions (and the proceeds of all other Collateral). All dividends, interest, principal or other distributions and the proceeds of other Collateral received by any Grantor contrary to the provisions of this Section 10(c)(v) shall be held in trust for the benefit of the Administrative Agent and shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 10(c)(v) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied as provided in Section 12.

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(vi) Upon the occurrence and during the continuance of an Event of Default and written notice from the Administrative Agent to the applicable Grantor that such rights and powers are terminated (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under Section 8.01(f) of the Credit Agreement), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 10(c)(iv)(A), and the obligations of the Administrative Agent under Section 10(c)(iv)(B), shall cease, and all such rights shall (subject to the terms of the Pari Passu Intercreditor Agreement) thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers. If after the occurrence of an Event of Default, such Event of Default shall have been waived pursuant to Section 10.01 of the Credit Agreement or remedied and there is then no other Event of Default continuing, each Grantor will again have the right to exercise the voting and consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 10(c)(iv)(A).

(vii) Subject to the terms of the Pari Passu Intercreditor Agreement, the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold all Pledged Equity that is certificated as collateral endorsed or assigned in blank, except as otherwise agreed pursuant to the definition of “Excluded Perfection Action”. Subject to the terms of the Pari Passu Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall also have the right (in its sole and absolute discretion), to hold, or have registered, all other Pledged Collateral in its own name (as pledgee), the name of its nominee, as a sub-agent (as pledgee) or the name of the applicable Grantor; provided that no Grantor shall be required to take any Excluded Perfection Action. At the request of the Administrative Agent, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to any Pledged Collateral registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates or instruments (to the extent permitted by the terms thereof) representing Pledged Collateral for certificates or instruments of smaller or larger denominations for any purpose consistent with this Agreement.

(d) [reserved.]

(e) [reserved.]

(f) Chattel Paper. Subject to the terms of the Pari Passu Intercreditor Agreement, upon the request of the Administrative Agent upon the occurrence and during the continuance of any Default or Event of Default each Grantor shall promptly deliver physical possession of any tangible Chattel Paper in its possession to the Administrative Agent or its designee (and in the event that there shall be created more than one original counterpart of any physical document that alone or in conjunction with any other physical or electronic document constitutes Chattel Paper, then such counterparts shall be numbered consecutively starting with “1” and such Grantor shall retain the counterpart numbered “1”). All counterparts of all tangible Chattel Paper (and the tangible components of hybrid Chattel Paper) shall, upon the request of the Administrative Agent upon the occurrence and during the continuance of any Default or Event of Default, be conspicuously legended as follows: “SUBJECT TO THE TERMS OF THE PARI PASSU INTERCREDITOR AGREEMENT, A SECURITY INTEREST IN THIS CHATTEL PAPER HAS BEEN GRANTED TO COBANK, ACB., AS ADMINISTRATIVE AGENT FOR CERTAIN SECURED PARTIES PURSUANT TO A U.S. SECURITY AND PLEDGE AGREEMENT DATED AS OF JULY 31, 2024,

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AS AMENDED FROM TIME TO TIME. NO SECURITY INTEREST OR OTHER INTEREST IN FAVOR OF ANY OTHER PERSON MAY BE CREATED BY THE TRANSFER OF PHYSICAL POSSESSION OF THIS CHATTEL PAPER OR OF ANY COUNTERPART HEREOF EXCEPT TO THE EXTENT PERMITTED BY THE PARI PASSU INTERCREDITOR AGREEMENT DATED AS OF JULY 31, 2024, AS AMENDED FROM TIME OT TIME, OR OTHERWISE BY OR WITH THE CONSENT OF THE AFORESAID ADMINISTRATIVE AGENT AS PROVIDED IN SUCH U.S. SECURITY AND PLEDGE AGREEMENT.”

(g) Instruments. Subject to the terms of the Pari Passu Intercreditor Agreement, each Grantor shall upon the request of the Administrative Agent from time to time deliver to the Administrative Agent the originals of all such Instruments (x) owing to any Grantor by any non-Loan Party in excess of $2,500,000, individually, and (y) owing to any Grantor by another Loan Party in excess of $5,000,000, individually, together with duly executed undated endorsements in blank affixed thereto and such other documentation and information as may be necessary to enable the Administrative Agent to realize upon the Instruments in accordance with their respective terms or transfer the Instruments as may be permitted under the Loan Documents or by applicable Law.

(h) Commercial Tort Claims. Schedule 12 to the Perfection Certificate contains a true and complete list of all Material Commercial Tort Claims as of the Closing Date, and, thereafter, as of the most recent date on which the Borrower was required to deliver a Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement (or more frequently upon written request of the Administrative Agent to the Borrower during the occurrence and continuance of an Event of Default).

(i) Intellectual Property.

(i) Each Grantor and each of its Subsidiaries own, or possess the right to use, all of the Intellectual Property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. Schedules 11(a), (b), (c) and (d) to the Perfection Certificate contains a true and complete description, as of the Closing Date, and, thereafter, as of the most recent date on which the Borrower was required to deliver a Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement (or more frequently upon written request of the Administrative Agent to the Borrower during the occurrence and continuance of an Event of Default), of all Patents, Trademarks and Copyrights owned by each Grantor that are registered with the United States Patent and Trademark Office or the United States Copyright Office, to the extent that such Patents, Trademarks or Copyrights are not Excluded Assets. In the case of any Patents, Trademarks or Copyrights registered with the United States Patent and Trademark Office or the United States Copyright Office, or any application for any such registration is filed, acquired or created by any Grantor after the Closing Date, such Grantor shall execute and deliver to the Administrative Agent an Intellectual Property Security Agreement with respect to such Intellectual Property in form for filing in such office concurrently with the next time following such filing, acquisition or creation, a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) of the Credit Agreement. Each Grantor, and to such Grantor’s knowledge, each other party to any Patent License, Trademark License and Copyright License to which a Grantor is a party, as licensor or licensee (other than (w) licenses for commercially available software, (x) agreements entered into with employees, agents, consultants, and independent contractors in the ordinary course of a Grantor’s business, (y) non-disclosure agreements, and (z) non- exclusive outbound licenses granted by a Grantor in the ordinary course of such Grantor’s business consistent with past practice), is not in breach or default of any term thereof, except as would not reasonably be expected to have a Material Adverse Effect.

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(ii) No Grantor has been charged or, to the knowledge of such Grantor, threatened to be charged with any infringement of, nor has any of them infringed on, any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any person, except where the effect thereof individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(iii) Each Grantor shall, and shall cause each of its Subsidiaries to (either itself or through its licensees) preserve or renew all of its registered Patents, Trademarks and Copyrights, the non-preservation of which could reasonably be expected to materially interfere with the operation of such Grantor’s and its Subsidiaries’ business.

Notwithstanding anything to the contrary in this Agreement, subject to the provisions of the Credit Agreement, nothing shall prevent any Grantor or any of its Subsidiaries (x) in the ordinary course of business from abandoning, ceasing to use or otherwise impairing any Intellectual Property or (y) from disposing of any Intellectual Property if such disposition is in accordance with Section 7.05 of the Credit Agreement.

(j) Government Contracts. In the event an Event of Default shall occur and be continuing, upon the request of the Administrative Agent and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted with respect to Government Contracts, including, without limitation, assignment agreements and notices of assignment, in form and substance satisfactory to the Administrative Agent, duly executed by any Grantors party to such Government Contract in compliance with the Assignment of Claims Act (or analogous state applicable Law) and use commercially reasonable efforts to cause such notices of assignment to be acknowledged in writing by the appropriate Governmental Authority.

For the avoidance of doubt, the provisions of this Section 10 shall not require any Grantor to take any Excluded Perfection Action.

11. Liability and Property Insurance Required. Each Grantor hereby makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), for the benefit of the Secured Parties, as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to policies of insurance, which appointment is coupled with an interest and is irrevocable; provided, however, that the powers pursuant to such appointment shall be exercisable only upon the occurrence and during the continuation of an Event of Default.

12. Rights and Remedies Upon Event of Default. Upon and after an Event of Default, the Administrative Agent shall have the following rights and remedies on behalf of the Secured Parties in addition to any rights and remedies set forth elsewhere in this Agreement or the other Loan Documents, all of which may be exercised with or, if allowed by Law, without notice to a Grantor:

(a) all of the rights and remedies of a secured party under the UCC or under other applicable Law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by Law, in addition to any other rights and remedies contained in this Agreement or any other Loan Document;

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(b) the right to foreclose the Liens and security interests created under this Agreement or any other Loan Document by any available judicial procedure or without judicial process;

(c) the right to (i) enter upon the premises of a Grantor through self-help and without judicial process, without first obtaining a final judgment or giving such Grantor notice or opportunity for a hearing on the validity of the Administrative Agent’s claim and without any obligation to pay rent to such Grantor, or any other place or places where any Collateral is located and kept, and remove the Collateral therefrom to the premises of the Administrative Agent or any agent of the Administrative Agent, for such time as the Administrative Agent may desire, in order effectively to collect or liquidate the Collateral, (ii) require such Grantor or any bailee or other agent of such Grantor to assemble the Collateral and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, and (iii) notify any or all Persons who have possession of or control over any Collateral of the occurrence of an Event of Default and other appropriate circumstances, and exercise control over and take possession or custody of any or all Collateral in the possession, custody or control of such other Persons;

(d) the right to (i) exercise all of a Grantor’s rights and remedies with respect to the collection of Accounts, Chattel Paper, Instruments, Supporting Obligations and General Intangibles (collectively, “Payment Collateral”), including the right to demand payment thereof and enforce payment, by legal proceedings or otherwise; (ii) settle, adjust, compromise, extend or renew all or any Payment Collateral or any legal proceedings pertaining thereto; (iii) discharge and release all or any Payment Collateral; (iv) take control, in any manner, of any item of payment or proceeds referred to in Section 6 above; (v) prepare, file and sign a Grantor’s name on any “proof of claim” in bankruptcy, notice of Lien, assignment or satisfaction of Lien or similar document in any action or proceeding adverse to any obligor under any Payment Collateral or otherwise in connection with any Payment Collateral; (vi) endorse the name of a Grantor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral; (vii) use the information recorded on or contained on a Grantor’s internet website or otherwise in any data processing equipment and computer hardware and software relating to any Collateral to which a Grantor has access; (viii) open such Grantor’s mail and collect any and all amounts due to such Grantor from any account debtors or other obligor in respect of Payment Collateral; provided, that the Administrative Agent agrees that it will promptly deliver over to Grantors any mail that does not relate to the Collateral; (ix) take over such Grantor’s post office boxes or make other arrangements as the Administrative Agent, on behalf of the Secured Parties, deems necessary to receive such Grantor’s mail, including notifying the post office authorities to change the address for delivery of such Grantor’s mail to such address as the Administrative Agent, on behalf of the Secured Parties, may designate; provided, that the Administrative Agent agrees that it will promptly deliver over to Grantors any mail that does not relate to the Collateral; (x) notify any or all account debtors or other obligor on any Payment Collateral that such Payment Collateral has been assigned to the Administrative Agent for the benefit of the Secured Parties and that Administrative Agent has a security interest therein for the benefit of the Secured Parties (provided that the Administrative Agent may at any time give such notice to an account debtor that is a department, agency or authority of the United States government); each Grantor hereby agrees that any such notice, in the Administrative Agent’s sole discretion, may (but need not) be sent on such Grantor’s stationery, in which event such Grantor shall co-sign such notice with the Administrative Agent if requested to do so by the Administrative Agent; and (xi) do all acts and things and execute all documents necessary, in Administrative Agent’s sole discretion, to collect the Payment Collateral;

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(e) the right to sell all or any Collateral in its then existing condition, or after any further manufacturing or processing thereof, at such time or times, at public or private sale or sales, with such notice as may be required by Law, in lots or in bulk, for cash or on credit, with or without representations and warranties, all as the Administrative Agent, in its sole discretion, may deem advisable. The Administrative Agent shall have the right to conduct such sales on a Grantor’s premises or elsewhere and shall have the right to use a Grantor’s premises without charge for such sales for such time or times as the Administrative Agent may see fit. The Administrative Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the Administrative Agent has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person. The Administrative Agent for the benefit of the Secured Parties is hereby granted an irrevocable fully paid license or other right (including each Grantor’s rights under any license or any franchise agreement), to the extent that such Grantor is not legally or contractually prohibited from doing so, each of which shall remain in full force and effect until the Facility Termination Date, to use, without charge, each of the labels, patents, copyrights, names, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature owned or licensed by any Grantor, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral; provided, that use of such license by the Administrative Agent shall be exercised only upon the occurrence and during the continuation of an Event of Default. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, the Administrative Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as the Administrative Agent shall deem appropriate, but the Administrative Agent shall have the right to sell or dispose of the Collateral without such processing and no Grantor shall have any claim against the Administrative Agent for the value that may have been added to such Collateral with such processing. In addition, each Grantor agrees that in the event notice is necessary under applicable Law, notice given to such Grantor in the manner specified herein ten (10) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to such Grantor. All notice is hereby waived with respect to any of the Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale, free from any right of redemption which is hereby expressly waived by such Grantor and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of certain of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state Law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities (“Affected Collateral”), and that as a consequence of such prohibitions and restrictions the Administrative Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire Affected Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Affected Collateral sold to any Person or group. Each party hereto agrees and acknowledges that private sales so made may be at prices and upon

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terms less favorable to such Grantor than if such Affected Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that no Grantor or other Person shall be required to register or otherwise qualify or exempt such Affected Collateral so as to permit a public sale under the Securities Act or applicable state Law. Each Grantor further agrees, to the extent permitted by applicable Law, that the use of private sales made under the foregoing circumstances to dispose of Affected Collateral shall be deemed to be dispositions in a commercially reasonable manner. Each Grantor hereby acknowledges that a ready market may not exist for Affected Collateral that is not traded on a national securities exchange or quoted on an automated quotation system. If any consent, approval or authorization of, or filing with, any Governmental Authority or any other Person is necessary to effect any disposition of the Pledged Collateral, each Grantor agrees to execute all such applications, registrations and other documents and instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use commercially reasonable efforts to secure the same; provided, that notwithstanding any other provision of this Agreement to the contrary, no Grantor or other Person shall be required to register any Pledged Collateral under the Securities Act or other applicable securities laws, unless the Administrative Agent reasonably determines that no disposition of any portion of the Pledged Collateral is practicable, including pursuant to a private sale, absent such registration;

(f) with respect to any Collateral consisting of Intellectual Property, on demand, to cause the Administrative Agent’s Lien to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent (except to the extent an assignment, transfer or conveyance thereof would result in a loss of said Collateral), or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained); and

(g) to enforce compliance with and take any and all action with respect to the Pledged Collateral and other Collateral to the fullest extent as though the Administrative Agent were the absolute owner thereof, including the right to receive distributions and other payments with respect to the Pledged Collateral and the other Collateral.

The proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied in accordance with the terms of Section 8.03 of the Credit Agreement. Each Grantor shall be liable to the Administrative Agent, for the benefit of the Secured Parties, and shall pay to the Administrative Agent, for the benefit of the Secured Parties, on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral.

13. Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent and any Person designated by it, as the Grantor’s attorney-in-fact, with full power of substitution, for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right and power:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

(c) to endorse such Grantor’s name on any checks, notes, drafts or any other payment relating to or constituting proceeds of the Collateral which comes into the Administrative Agent’s possession or the Administrative Agent’s control, and deposit the same to the account of the Administrative Agent, for the benefit of the Secured Parties, on account and for payment of the Obligations.

(d) to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent, for the benefit of the Secured Parties, with respect to any of the Collateral; and

(e) to execute, in connection with any sale or other disposition of Collateral provided for herein, any endorsement, assignments, or other instruments of conveyance or transfer with respect thereto.

The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon the Administrative Agent to exercise such powers.

14. Reinstatement. The granting of a security interest in the Collateral and the other provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Secured Party or is repaid by any Secured Party, in whole or in part, in good faith settlement of a pending or threatened avoidance claim, whether upon the insolvency, bankruptcy or reorganization of any Grantor or any other Loan Party or otherwise, all as though such payment had not been made. The provisions of this Section 14 shall survive repayment of all of the Obligations and the termination or expiration of this Agreement in any manner, including but not limited to termination upon occurrence of the Facility Termination Date.

15. Certain Waivers by the Grantors. Each Grantor waives to the extent permitted by applicable Law (a) any right to require any Secured Party or any other obligee of the Obligations to (i) proceed against any Person or entity, including without limitation any Loan Party, (ii) proceed against or exhaust any Collateral or other collateral for the Obligations, or (iii) pursue any other remedy in its power; (b) any defense arising by reason of any disability or other defense of any other Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person or entity, (c) any right of subrogation, and (d) any right to enforce any remedy which any Secured Party or any other obligee of the Obligations now has or may hereafter have against any other Person and any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Administrative Agent for the benefit of the Secured Parties.

The Administrative Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to a Grantor and the receipt thereof by such Grantor shall be a complete and full acquittance for the Collateral so delivered, and the Administrative Agent shall thereafter be discharged from any liability or responsibility therefor. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder.

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16. Continued Powers. Until the occurrence of the Facility Termination Date, the power of sale and other rights, powers and remedies granted to the Administrative Agent for the benefit of the Secured Parties hereunder shall continue to exist and may be exercised by the Administrative Agent at any time and from time to time irrespective of the fact that any of the Obligations or any part thereof may have become barred by any statute of limitations or that any part of the liability of any Grantor may have ceased.

17. Other Rights. The rights, powers and remedies given to the Administrative Agent for the benefit of the Secured Parties by this Agreement shall be in addition to all rights, powers and remedies given to the Administrative Agent or any Secured Party under any other Loan Document or by virtue of any statute or rule of Law. Any forbearance or failure or delay by the Administrative Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in accordance with the terms of the Credit Agreement.

18. Anti-Marshaling Provisions. The right is hereby given by each Grantor to the Administrative Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Administrative Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release any Grantor from personal liability for the Obligations. Notwithstanding the existence of any other security interest in the Collateral held by the Administrative Agent, for the benefit of the Secured Parties, the Administrative Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. Each Grantor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable Law or provided herein or in any other Loan Document.

19. Entire Agreement. THIS AGREEMENT AND EACH U.S. SECURITY AND PLEDGE JOINDER AGREEMENT, TOGETHER WITH THE CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. Neither this Agreement nor any U.S. Security and Pledge Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

20. Third Party Reliance. Each Grantor hereby consents and agrees that all issuers of or obligors in respect of any Collateral, and all securities intermediaries, warehousemen, bailees, public officials and other Persons having any interest in, possession of, control over or right, privilege, duty or discretion in respect of, any Collateral shall be entitled to accept the provisions hereof and of the U.S. Security and Pledge Joinder Agreements as conclusive evidence of the right of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights hereunder or thereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such Persons.

21. Binding Agreement; Assignment. This Agreement and each U.S. Security and Pledge Joinder Agreement, and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign any of its rights, powers duties or obligations under this Agreement, any U.S. Security and Pledge Joinder Agreement or any other interest herein or therein or,

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except as expressly permitted herein or in the Credit Agreement, in the Collateral or any part thereof or interest therein. Without limiting the generality of the foregoing sentence of this Section 21, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by Law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 of the Credit Agreement (concerning assignments and participations). All references herein to the Administrative Agent and to the Secured Parties shall include any successor thereof or permitted assignee, and any other obligees from time to time of the Obligations.

22. Existing Bilateral Letters of Credit; Secured Cash Management Agreements and Secured Hedge Agreements. No Secured Party (other than the Administrative Agent) that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other satisfactory arrangement have been made with respect to, the Obligations arising under the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements to the extent the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as it may request, from the applicable Bilateral L/C Provider, Cash Management Bank or Hedge Bank, as the case may be. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Related Parties shall be entitled to all the rights, benefits and immunities conferred under Article IX of the Credit Agreement.

23. Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision hereof, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been contained herein.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement and/or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the foregoing provisions of this Section 24, the provisions of Section 10.17 of the Credit Agreement shall be applicable to this Agreement.

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25. Termination and Release.

(a) Upon the occurrence of the Facility Termination Date, subject to the provisions of Section 14, (i) this Agreement and each U.S. Security and Pledge Joinder Agreement and all security interests granted hereby shall automatically terminate and/or be released without delivery of any instrument or performance of any act by any party and (ii) all rights to the Collateral shall revert to the applicable Grantors. Upon such termination of this Agreement, the Administrative Agent shall, at the reasonable request and sole expense of the Grantors, promptly deliver to the Grantors such termination statements and take such further actions as the Grantors may reasonably request to terminate of record, or otherwise to give appropriate notice of the termination of, any Lien conferred hereunder.

(b) Upon a sale or other disposition of Collateral as part of or in connection with any sale or other disposition permitted under the Credit Agreement to a Person that is not a Grantor, the security interest created hereunder in such Collateral so sold or disposed of will be automatically released. The security interest created hereunder in any particular Collateral of a Guarantor will also be released upon the release of such Guarantor from its obligations under the Guaranty in accordance with the Credit Agreement and the security interest in any particular Collateral will also be released to the extent and in the manner provided in Section 9.10 of the Credit Agreement. In any such event, the Administrative Agent shall, at the request and sole expense of the Grantors, promptly deliver to the Grantors such termination statements and take such further actions as the Grantors may reasonably request to terminate of record, or otherwise to give appropriate notice of the termination of, any Lien conferred hereunder so released; provided that the Grantors shall have delivered to the Administrative Agent a certification by the Grantors stating that such release and action and the transaction giving rise thereto is in compliance with the Credit Agreement and the other Loan Documents.

26. Notices. Any notice required or permitted hereunder shall be given (a) with respect to the Borrower, at the address for the giving of notice then in effect under the Credit Agreement, (b) with respect to any other Grantor, at the address then in effect for the giving of notices to such Grantor under the Guaranty to which it is a party, and (c) with respect to the Administrative Agent or a Lender, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Schedule 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

27. Joinder. Each Domestic Subsidiary that shall at any time execute and deliver to the Administrative Agent a U.S. Security and Pledge Joinder Agreement substantially in the form attached as Exhibit A hereto (each, a “U.S. Security and Pledge Joinder Agreement”) shall thereupon become a party hereto and obligated hereunder as a Grantor and shall have thereupon pursuant to Section 2 granted a security interest in and collaterally assigned to the Administrative Agent for the benefit of the Secured Parties all Collateral, including, without limitation, all Pledged Collateral pursuant to Section 3, in which it has at its Applicable Date or thereafter acquires any interest or the power to transfer, and all references herein and in the other Loan Documents to the Grantors or to the parties to this Agreement shall be deemed to include such Person as a Grantor hereunder. Each U.S. Security and Pledge Joinder Agreement shall be accompanied by the Supplemental Schedules referred to therein, appropriately completed with information relating to the Grantor executing such U.S. Security and Pledge Joinder Agreement and its property. Each of the applicable Schedules attached hereto shall be deemed amended and supplemented without further action by such information reflected on the Supplemental Schedules.

28. Rules of Interpretation. The rules of interpretation contained in Section 1.02 of the Credit Agreement shall be applicable to this Agreement and each U.S. Security and Pledge Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any Credit Extensions referred to herein or secured hereby.

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29. Governing Law; Jurisdiction; Etc.

(a) THIS AGREEMENT, EACH U.S. SECURITY AND PLEDGE JOINDER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY SECURED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT, IN ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 26. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE ANY OTHER PARTY OR ANY OF SUCH PARTY’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE UNDER APPLICABLE LAW.

30. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY U.S. SECURITY AND PLEDGE JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

31. Representations and Warranties. Each Grantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that (a) it is duly authorized by all necessary corporate or other organizational action to execute and deliver this Agreement (or the U.S. Security and Pledge Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Agreement; (b) this Agreement (or the U.S. Security and Pledge Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Grantor by its duly authorized representatives; (c) this Agreement (and any U.S. Security and Pledge Joinder Agreement to which such Grantor is a party) is legal, valid, binding and enforceable against such Grantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity; (d) such Grantor’s execution, delivery and performance of this Agreement (and any U.S. Security and Pledge Joinder Agreement to which such Grantor is a party) does not (i) contravene the terms of any of its Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Grantor is a party or affecting such Grantor or the properties of such Grantor or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Grantor or its property is subject; or (iii) violate applicable Law, except in the case of clause (ii) or (iii) above as could not reasonably be expected to have a Material Adverse Effect; and (e) this Agreement

23

creates a valid security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral and, except with regard to Liens on Specified Assets, upon completion of the filing of financing statements in the appropriate jurisdictions and the taking of the other Perfection Actions required to be taken by this Agreement, will constitute a fully perfected Lien on, and security interest in, all of the Collateral to the extent a security interest therein can be perfected by the filing of a financing statements under the UCC or taking of such other Perfection Action, free and clear of all Liens except for Permitted Liens; provided that nothing in this clause (e) shall require any Grantor to take any Excluded Perfection Action.

32. Intercreditor. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Pari Passu Intercreditor Agreement, and (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and the Pari Passu Intercreditor Agreement, on the other hand, the terms and provisions of the Pari Passu Intercreditor Agreement shall control.

[Signature pages follow]

24

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above

GRANTORS:

SYLVAMO CORPORATION

By:
Name:
Title:

SYLVAMO NORTH AMERICA, LLC

By:
Name:
Title:

GLOBAL HOLDINGS I, LLC

By:
Name:
Title:

GLOBAL HOLDINGS II, INC.

By:
Name:
Title:

[Signature Page to U.S. Security and Pledge Agreement]

ADMINISTRATIVE AGENT:

COBANK, ACB,

as the Administrative Agent

By:
Name:
Title:

[Signature Page to U.S. Security and Pledge Agreement]

EXHIBIT A

FORM OF U.S. SECURITY AND PLEDGE JOINDER AGREEMENT

U.S. SECURITY AND PLEDGE JOINDER AGREEMENT

This U.S. SECURITY AND PLEDGE JOINDER AGREEMENT dated as of      , 20   (this “U.S. Security and Pledge Joinder Agreement”), is made by                   , a           (the “Joining Grantor”), in favor of COBANK, ACB, in its capacity as Administrative Agent (the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement (as defined in the U.S. Security and Pledge Agreement referenced below); all capitalized terms used but not defined herein shall have the meanings given to such terms in such U.S. Security and Pledge Agreement).

RECITALS:

A. Sylvamo Corporation, a Delaware corporation (the “Borrower”), certain of its Subsidiaries and the Administrative Agent, are party to a U.S. Security and Pledge Agreement dated as of July 31, 2024 (as in effect on the date hereof and as amended, restated, supplemented or otherwise modified from time to time after the date hereof, the “U.S. Security and Pledge Agreement”).

B. The Joining Grantor is a Subsidiary of the Borrower and is required by the terms of the Credit Agreement to become a Guarantor and be joined as a party to the U.S. Security and Pledge Agreement as a Grantor.

C. The Joining Grantor will materially benefit directly and indirectly from the making and maintenance of the extensions of credit made from time to time under the Credit Agreement, the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements.

In order to induce the Secured Parties to from time to time make and maintain extensions of credit under the Credit Agreement, the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements, the Joining Grantor hereby agrees as follows:

1. Joinder. The Joining Grantor hereby becomes a party to the U.S. Security and Pledge Agreement as a Grantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Grantor or to which each Grantor is subject thereunder, including without limitation the grant pursuant to Sections 2 and 3 of the U.S. Security and Pledge Agreement, and in furtherance thereof, the Joining Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest and Lien in, to and under the property and property rights constituting Collateral (as defined in Section 2 of the U.S. Security and Pledge Agreement) and Pledged Collateral (as defined in Section 3 of the U.S. Security and Pledge Agreement) of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, as security for the payment and performance of the Obligations (as defined in the U.S. Security and Pledge Agreement), all with the same force and effect as if the Joining Grantor were a signatory to the U.S. Security and Pledge Agreement.

2. Affirmations. The Joining Grantor hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Grantor contained in the U.S. Security and Pledge Agreement.

Exhibit A-1

3. Supplemental Schedules. Attached to this U.S. Security and Pledge Joinder Agreement are duly completed schedules (the “Supplemental Schedules”) supplementing as thereon indicated the respective Schedules to the Perfection Certificate. The Joining Grantor represents and warrants that the information contained on each of the Supplemental Schedules with respect to such Joining Grantor and its properties and affairs is true, complete and accurate as of the date hereof.

4. Severability. The provisions of this U.S. Security and Pledge Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this U.S. Security and Pledge Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

5. Counterparts. This U.S. Security and Pledge Joinder Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this U.S. Security and Pledge Joinder Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this U.S. Security and Pledge Joinder Agreement and/or any other document to be signed in connection with this U.S. Security and Pledge Joinder Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the foregoing provisions of this Section 5, the provisions of Section 10.17 of the Credit Agreement shall be applicable to this U.S. Security and Pledge Joinder Agreement.

6. Delivery. Joining Grantor hereby irrevocably waives notice of acceptance of this U.S. Security and Pledge Joinder Agreement and acknowledges that the Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents, the Existing Bilateral Letters of Credit, Secured Cash Management Agreements and Secured Hedge Agreements made and maintained, in reliance on this U.S. Security and Pledge Joinder Agreement and the Grantor’s joinder as a party to the U.S. Security and Pledge Agreement as herein provided.

7. Governing Law; Venue; Waiver of Jury Trial. The provisions of Sections 29 and 30 of the U.S. Security and Pledge Agreement are hereby incorporated by reference as if fully set forth herein.

[Signature page follows]

Exhibit A-2

IN WITNESS WHEREOF, the Joining Grantor has duly executed and delivered this U.S. Security and Pledge Joinder Agreement as of the day and year first written above.

JOINING GRANTOR:

By:
Name:
Title:

Exhibit A-3

SUPPLEMENTAL

SCHEDULES

Exhibit A-4

EXHIBIT B

[FORM OF]

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT, dated as of [•], 20[•], made by the undersigned grantor (the “Grantor”), in favor of COBANK, ACB, in its capacity as Administrative Agent.

WITNESSETH:

WHEREAS, the Grantor is party to that certain U.S. Security and Pledge Agreement dated as of July 31, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantor is required to execute and deliver this Copyright Security Agreement (this “Copyright Security Agreement”).

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Administrative Agent as follows:

SECTION 1 Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2 Grant of Security Interest in Copyright Collateral. The Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and continuing security interest in and to all right, title and interest of the Grantor in, to and under all the following Collateral of the Grantor (but, for the avoidance of doubt, excluding any Excluded Assets) (collectively, “Copyright Collateral”):

a)	Copyrights of the Grantor, including those listed on Schedule I attached hereto (other than Excluded Assets);

b)

all exclusive Copyright Licenses with respect to any of registered Copyrights to which the Grantor, now or hereafter, is a party, including those listed on Schedule I attached hereto (other than Excluded Assets); and

c)	all proceeds (as defined in the UCC) of any and all of the foregoing.

SECTION 3 Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4 Termination. Upon the occurrence of the Facility Termination Date, in accordance with the terms of the Security Agreement (and subject to Section 14 of the Security Agreement), this Copyright Security Agreement shall automatically terminate. Upon such termination, the Administrative Agent shall execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyright Collateral under this Copyright Security Agreement.

Exhibit B-1

SECTION 5 Counterparts; Etc. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts. The provisions of Section 10.17 of the Credit Agreement are incorporated herein, mutatis mutandis.

SECTION 6 Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Exhibit B-2

IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

COBANK, ACB, as Administrative Agent

By:
Name:
Title:

Exhibit B-3

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS, COPYRIGHT APPLICATIONS

AND EXCLUSIVE LICENSES OF REGISTERED COPYRIGHTS

Copyright Registrations:

TITLE	REGISTRATION NUMBER	REGISTRATION DATE

Exclusive Licenses of Registered Copyrights:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Exhibit B-4

EXHIBIT C

[FORM OF]

PATENT SECURITY AGREEMENT

PATENT SECURITY AGREEMENT, dated as of [•], 20[•], made by the undersigned grantor (the “Grantor”), in favor of COBANK, ACB, in its capacity as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Grantor is party to that certain U.S. Security and Pledge Agreement dated as of July 31, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantor is required to execute and deliver this Patent Security Agreement (this “Patent Security Agreement”).

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Administrative Agent as follows:

SECTION 1 Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2 Grant of Security Interest in Patent Collateral. The Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and continuing security interest in and to all of the right, title and interest of the Grantor in, to and under all the following Collateral of the Grantor (but, for the avoidance of doubt, excluding any Excluded Assets (collectively, “Patent Collateral”):

a)	Patents of the Grantor, including those listed on Schedule I attached hereto (other than Excluded Assets); and

b)	all proceeds (as defined in the UCC) of any and all of the foregoing.

SECTION 3 Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4 Termination. Upon the occurrence of the Facility Termination Date, in accordance with the terms of the Security Agreement (and subject to Section 14 of the Security Agreement), this Patent Security Agreement shall automatically terminate. Upon such termination, the Administrative Agent shall execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

Exhibit C-1

SECTION 5 Counterparts; Etc. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts. The provisions of Section 10.17 of the Credit Agreement are incorporated herein, mutatis mutandis.

SECTION 6 Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Exhibit C-2

IN WITNESS WHEREOF, the Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

COBANK, ACB, as Administrative Agent

By:
Name:
Title:

Exhibit C-3

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

TITLE	PATENT NUMBER	ISSUE DATE

Patent Applications:

TITLE	APPLICATION NUMBER	FILING DATE

Exhibit C-4

EXHIBIT D

[FORM OF]

TRADEMARK SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT, dated as of [•], 20[•], made by the undersigned grantor (the “Grantor”), in favor of COBANK, ACB, in its capacity as Administrative Agent.

WITNESSETH:

WHEREAS, the Grantor is party to that certain U.S. Security and Pledge Agreement dated as of July 31, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Grantor is required to execute and deliver this Trademark Security Agreement (this “Trademark Security Agreement”).

Now, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Administrative Agent as follows:

SECTION 1 Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2 Grant of Security Interest in Trademark Collateral. The Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and continuing security interest in and to all right, title and interest of the Grantor in, to and under all the following Collateral of the Grantor (but, for the avoidance of doubt, excluding any Excluded Assets (as defined in the Security Agreement)) (collectively, “Trademark Collateral”):

a)

Trademarks of the Grantor, including those listed on Schedule I attached hereto (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Sections 1(c) and 1(d) of said Act has been filed in, and accepted by, the PTO);

b)	all goodwill associated with such Trademarks (other than Excluded Assets); and

c)	all proceeds (as defined in the UCC) of any and all of the foregoing.

SECTION 3 Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4 Termination. Upon the occurrence of the Facility Termination Date, in accordance with the terms of the Security Agreement (and subject to Section 14 of the Security Agreement), this Trademark Security Agreement shall automatically terminate. Upon such termination, the Administrative Agent shall execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademark Collateral under this Trademark Security Agreement.

Exhibit D-1

SECTION 5 Counterparts; Etc. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. The provisions of Section 10.17 of the Credit Agreement are incorporated herein, mutatis mutandis.

SECTION 6 Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Exhibit D-2

IN WITNESS WHEREOF, the Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

COBANK, ACB, as Administrative Agent

By:
Name:
Title:

Exhibit D-3

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

TRADEMARK	REGISTRATION NUMBER	REGISTRATION DATE

Trademark Applications:

TRADEMARK	APPLICATION NUMBER	FILING DATE

Exhibit D-4